--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                                    FORM 10
                               (AMENDMENT NO. 2)


                             ---------------------

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                     Pursuant to Section 12(b) or 12(g) of
                      the Securities Exchange Act of 1934

                            ------------------------

                                  UNOVA, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      95-4647021
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                       Identification No.)
          360 NORTH CRESCENT DRIVE
          BEVERLY HILLS, CALIFORNIA                                90210
  (Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (310) 888-2500

                            ------------------------

       Securities to be registered pursuant to Section 12(b) of the Act:

             TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
---------------------------------------------  ---------------------------------------------
                Common Stock,                             New York Stock Exchange
          par value $.01 per share
       Preferred Share Purchase Rights                    New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  UNOVA, INC.

                I. INFORMATION INCLUDED IN INFORMATION STATEMENT
                    AND INCORPORATED IN FORM 10 BY REFERENCE

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

   ITEM
    NO.      ITEM CAPTION                                                   LOCATION IN INFORMATION STATEMENT
   -----     ----------------------------------------------------  ----------------------------------------------------

        1.   Business............................................  "Summary of Certain Information"; "Introduction";
                                                                   "The Distribution -- Background and Reasons for the
                                                                   Distribution"; "Business and Properties"; and
                                                                   "Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations."

        2.   Financial Information...............................  "Summary of Certain Information"; "Risk Factors";
                                                                   "UNOVA, Inc. Unaudited Pro Forma Combined Selected
                                                                   Statements of Operations"; "UNOVA, Inc. Selected
                                                                   Combined Historical Financial Data"; "Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations" and "Financial Statements."

        3.   Properties..........................................  "Business and Properties."

        4.   Security Ownership of Certain Beneficial Owners and
             Management..........................................  "The Distribution -- Listing and Trading of Company
                                                                   Common Stock"; "Management" and "Security Ownership
                                                                   of Certain Beneficial Owners of Company Common
                                                                   Stock."

        5.   Directors and Executive Officers....................  "Risk Factors"; "Arrangements Between Western Atlas
                                                                   and the Company Relating to the Distribution";
                                                                   "Management" and "Liability and Indemnification of
                                                                   Officers and Directors."

        6.   Executive Compensation..............................  "Arrangements Between Western Atlas and the Company
                                                                   Relating to the Distribution" and "Management."

        7.   Certain Relationships and Related Transactions......  "Summary of Certain Information"; "Introduction";
                                                                   "Risk Factors"; "The Distribution -- Background and
                                                                   Reasons for the Distribution"; "Arrangements Between
                                                                   Western Atlas and the Company Relating to the
                                                                   Distribution"; "Management"; "Certain Transactions"
                                                                   and "Index to Financial Statements."

        8.   Legal Proceedings...................................  "Business and Properties -- Legal Proceedings."

   ITEM
    NO.      ITEM CAPTION                                                   LOCATION IN INFORMATION STATEMENT
   -----     ----------------------------------------------------  ----------------------------------------------------
        9.   Market Price of and Dividends on the Registrant's
             Common Equity and Related Stockholder Matters.......  "Summary of Certain Information"; "Introduction";
                                                                   "Risk Factors" and "The Distribution -- Listing and
                                                                   Trading of Company Common Stock."

       11.   Description of Registrant's Securities to be
             Registered..........................................  "Description of Capital Stock"; "Certain
                                                                   Antitakeover Effects of Certain Provisions of the
                                                                   Certificate of Incorporation, the By-laws, State Law
                                                                   and the Rights Plan."

       12.   Indemnification of Directors and Officers...........  "Liability and Indemnification of Directors and
                                                                   Officers" and "Annex C -- Certificate of
                                                                   Incorporation of UNOVA, Inc."

       13.   Financial Statements and Supplementary Data.........  "Summary of Certain Information"; "UNOVA, Inc.
                                                                   Unaudited Pro Forma Combined Statements of
                                                                   Operations"; "UNOVA, Inc. Selected Combined
                                                                   Historical Financial Data"; "Management's Discussion
                                                                   and Analysis of Financial Condition and Results of
                                                                   Operations" and "Index to Financial Statements."

       15.   Financial Statements and Exhibits
             (a) Financial Statements and Schedules*.............  "Index to Financial Statements."

             II. INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

Item 10.   Recent Sales of Unregistered Securities.

           None.

Item 14.   Changes in and Disagreements with Accountants on Accounting and Financial
            Disclosure.

           None.

------------------------
* All schedules not included in the Information Statement have been omitted because the amounts in question are insufficient to require inclusion or because the information required is presented in the combined financial statements contained in the Information Statement.

Item 15.   Financial Statements and Exhibits.
           (b) Exhibits:


  EXHIBIT
    NO.                                           DESCRIPTION
-----------  -------------------------------------------------------------------------------------

         2   Form of Distribution and Indemnity Agreement

        3A   Certificate of Incorporation of UNOVA, Inc. (attached to Information Statement as
             Annex C)

        3B   By-laws of UNOVA, Inc. (attached to Information Statement as Annex D)

        3C   Rights Agreement dated as of September 24, 1997 between UNOVA, Inc. and The Chase
             Manhattan Bank, as Rights Agent

       10A   Form of 1997 Stock Incentive Plan (attached to Information Statement as Annex B)

      10B*   Form of Tax Sharing Agreement

       10C   Form of Distribution and Indemnity Agreement (filed as Exhibit 2)

       10D   Form of Benefits Agreement

      10E*   Form of Intellectual Property Agreement

      10F*   Form of Change of Control Employment Agreement with certain executive officers of
             UNOVA, Inc.

       10G   Form of Director Stock Option and Fee Plan (attached to Information Statement as
             Annex A)

      10H*   UNOVA, Inc. Supplemental Executive Retirement Plan

      10I*   UNOVA, Inc. Restoration Plan

      10J*   Employment Agreement between Intermec Corporation and Michael Ohanian, dated May 18,
             1995, as amended

      10K*   Employment Agreement between UNOVA Inc. and Clayton A. Williams dated August, 1997

      10L*   Supplemental Executive Retirement Agreement between UNOVA, Inc. and Alton J. Brann

      10M*   Credit Agreement dated as of September 24, 1997 among UNOVA, Inc., and the banks listed therein and Morgan Guaranty Trust Company of New York, as Agent

       21*   Subsidiaries of UNOVA, Inc.


------------------------
*  Previously filed.

                                   SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                UNOVA, INC.

                                By               /s/ ALTON J. BRANN
                                     -----------------------------------------
                                                   Alton J. Brann
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER


October 22, 1997

                                     [LOGO]

                             INFORMATION STATEMENT



                                  UNOVA, INC.
                            360 NORTH CRESCENT DRIVE
                          BEVERLY HILLS, CA 90210-4867


                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                        PREFERRED SHARE PURCHASE RIGHTS

This Information Statement is being furnished to shareholders of Western Atlas Inc. ("Western Atlas") in connection with the distribution by Western Atlas to its shareholders of all of the outstanding shares of common stock of its wholly owned subsidiary, UNOVA, Inc.


The distribution will be made on October 31, 1997, on the basis of one share of common stock of UNOVA, Inc. for each share of Western Atlas common stock held at the close of business on October 24, 1997. No consideration will be paid by shareholders of Western Atlas for the shares of common stock of UNOVA, Inc. to be received by them in the distribution, nor will they be required to surrender or exchange shares of Western Atlas in order to receive common stock of UNOVA, Inc. Each share of UNOVA, Inc. common stock distributed will be accompanied by one Preferred Share Purchase Right.



There is currently no public market for the common stock of UNOVA, Inc. The New York Stock Exchange has approved the listing of such shares upon notice of issuance.


                            ------------------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                          AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY.

                            ------------------------

   THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
    SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY
        ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT TO AN
          EFFECTIVE REGISTRATION STATEMENT AND OTHERWISE IN COMPLIANCE
                              WITH APPLICABLE LAW.


          THE DATE OF THIS INFORMATION STATEMENT IS OCTOBER 22, 1997.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

AVAILABLE INFORMATION......................................................................................         iii
SUMMARY OF CERTAIN INFORMATION.............................................................................          iv
    The Distribution.......................................................................................          iv
    UNOVA, Inc.............................................................................................           v
    Summary Financial Information..........................................................................         vii
INTRODUCTION...............................................................................................           1
RISK FACTORS...............................................................................................           1
THE DISTRIBUTION...........................................................................................           3
    Background and Reasons for the Distribution............................................................           3
    Manner of Effecting the Distribution...................................................................           4
    Material Federal Income Tax Consequences of the Distribution...........................................           4
    Listing and Trading of Company Common Stock............................................................           5
    Future Management of the Company.......................................................................           6
    Conditions; Termination................................................................................           7
ARRANGEMENTS BETWEEN WESTERN ATLAS AND THE COMPANY RELATING TO THE DISTRIBUTION............................           7
    Distribution and Indemnity Agreement...................................................................           7
    Tax Sharing Agreement..................................................................................           8
    Benefits Agreement.....................................................................................           8
    Intellectual Property Agreement........................................................................           9
FINANCING..................................................................................................          10
BUSINESS AND PROPERTIES....................................................................................          10
    General................................................................................................          10
    Products and Services..................................................................................          11
    Business Strategy......................................................................................          14
    Markets and Customers..................................................................................          15
    Competition............................................................................................          16
    Research and Development...............................................................................          17
    Patents and Trademarks.................................................................................          17
    Seasonality; Backlog...................................................................................          18
    Employees..............................................................................................          18
    Legal and Environmental Matters........................................................................          18
    Raw Materials..........................................................................................          18
    Properties.............................................................................................          19
UNOVA, INC. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS..........................................          20
UNOVA, INC. SELECTED COMBINED HISTORICAL FINANCIAL DATA....................................................          24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................          26
    General................................................................................................          26
    Recent Developments....................................................................................          27
    Results of Operations..................................................................................          28
    Six Months Ended June 30, 1997 Compared to 1996........................................................          28
    Year Ended December 31, 1996 Compared to 1995..........................................................          29
    Year Ended December 31, 1995 Compared to 1994..........................................................          29
    Foreign Currency Transactions..........................................................................          30
    Liquidity and Capital Resources........................................................................          30
    Inflation..............................................................................................          30

                                                                                                                PAGE
                                                                                                                -----
MANAGEMENT.................................................................................................          31
    Directors of the Company...............................................................................          31
    Executive Officers of the Company......................................................................          32
    The Board and Certain Board Committees.................................................................          33
    Directors' Compensation and Retirement Policies........................................................          33
    Director Stock Option and Deferred Fee Plan............................................................          33
    Annual Meeting.........................................................................................          35
    Historical Compensation................................................................................          35
    Summary Compensation Table.............................................................................          35
    Option Grants in Last Fiscal Year......................................................................          36
    Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values......................          38
    Employment and Change in Control Arrangements..........................................................          39
    Retirement Benefits....................................................................................          40
    Indebtedness of Management to the Company..............................................................          43
    Incentive Compensation Plans Following the Distribution................................................          43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMPANY COMMON STOCK....................................          49
    By Management..........................................................................................          49
    By Others..............................................................................................          50
DESCRIPTION OF CAPITAL STOCK...............................................................................          51
    Authorized Capital Stock...............................................................................          51
    Company Common Stock...................................................................................          51
    Company Preferred Stock................................................................................          51
CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, THE BY-LAWS, STATE
  LAW AND THE RIGHTS PLAN..................................................................................          52
    Classified Board of Directors..........................................................................          52
    Number of Directors; Removal; Filling Vacancies........................................................          52
    No Shareholder Action by Written Consent; Special Meetings.............................................          53
    Fair Price Provision...................................................................................          53
    Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals........................          59
    Preferred Stock........................................................................................          60
    Amendment of Certain Provisions of the Certificate and By-laws.........................................          61
    Antitakeover Legislation...............................................................................          61
    Relationship of Article IX to Section 203..............................................................          61
    Rights Plan............................................................................................          62
    Comparison with Rights of Holders of Western Atlas Common Stock........................................          64
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................................          64
    Elimination of Liability of Directors..................................................................          64
    Indemnification of Directors and Officers..............................................................          65
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

ANNEXES
A. UNOVA, Inc. Director Stock Option and Fee Plan..........................................................         A-1

B. UNOVA, Inc. 1997 Stock Incentive Plan...................................................................         B-1

C. Certificate of Incorporation of UNOVA, Inc..............................................................         C-1

D. By-laws of UNOVA, Inc...................................................................................         D-1

                             AVAILABLE INFORMATION


UNOVA, Inc. (the "Company") has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 (the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to its Common Stock described herein. The Registration Statement became effective on October 15, 1997. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement and such exhibits and schedules. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of such materials can also be obtained from the Commission's Web Site (http:// www.sec.gov).


Following the Distribution (as defined herein), the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its shareholders in connection with its annual meetings of shareholders.

No person is authorized by Western Atlas Inc. or the Company to give any information or to make any representations other than those contained in this Information Statement, and if given or made, such information or representations must not be relied upon as having been authorized.

                         SUMMARY OF CERTAIN INFORMATION

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION SET FORTH ELSEWHERE IN THIS INFORMATION STATEMENT, WHICH SHOULD BE READ IN ITS ENTIRETY.

                                THE DISTRIBUTION


Distributing Company.........................  Western Atlas Inc., a Delaware corporation
                                               ("Western Atlas").

Shares to be Distributed.....................  Approximately 54.1 million shares of common stock, par value $.01 per share ("Company
                                               Common Stock"), of UNOVA, Inc., a Delaware
                                               corporation (the "Company"), based on
                                               approximately 54.1 million shares of common
                                               stock of Western Atlas ("Western Atlas Common
                                               Stock") currently outstanding.

Distribution Ratio...........................  One share of Company Common Stock for each share of Western Atlas Common Stock. See "The
                                               Distribution -- Manner of Effecting the
                                               Distribution."

Federal Income Tax Consequences..............  The Distribution is expected to qualify as a tax-free distribution under Sections 355
                                               and/or 368(a)(1)(D) of the Internal Revenue
                                               Code. See "The Distribution -- Material
                                               Federal Income Tax Consequences of the
                                               Distribution."

Risk Factors.................................  Shareholders should consider certain factors discussed under "Risk Factors."

Trading Market...............................  There is currently no public market for
                                               Company Common Stock. The New York Stock
                                               Exchange has approved the listing of the
                                               Company Common Stock, under the trading
                                               symbol UNA, upon notice of issuance. See "The
                                               Distribution -- Listing and Trading of
                                               Company Common Stock."

Record Date..................................  October 24, 1997.

Distribution Date............................  October 31, 1997 (the "Distribution Date").
                                               On or shortly after the Distribution Date,
                                               the Distribution Agent will commence mailing
                                               account statements reflecting ownership of
                                               shares of Company Common Stock to holders of
                                               Western Atlas Common Stock on the Record
                                               Date. Western Atlas shareholders will not be
                                               required to make any payment or to take any
                                               other action to receive their Company Common
                                               Stock. See "The Distribution -- Manner of
                                               Effecting the Distribution."

Distribution Agent...........................  ChaseMellon Shareholder Services, L.L.C.

                                  UNOVA, INC.


The Company..................................  UNOVA, Inc., following the Distribution, will own and operate substantially all of the
                                               industrial automation systems businesses
                                               currently being conducted by Western Atlas.
                                               In the fiscal year ended December 31, 1996,
                                               the businesses to be owned by the Company had
                                               aggregate pro forma revenues and net earnings
                                               of approximately $1.4 billion and $27.9
                                               million, respectively. The industrial
                                               automation systems businesses are
                                               international suppliers of industrial
                                               automation technologies, with emphasis on
                                               automated data collection, mobile computing
                                               and manufacturing systems. See "UNOVA, Inc.
                                               Unaudited Pro Forma Combined Statements of
                                               Operations" and "Business and Properties."

                                               The principal corporate offices of the
                                               Company are located at 360 North Crescent
                                               Drive, Beverly Hills, California 90210 and
                                               its telephone number is (310) 888-2500.

Pre-Distribution Intercompany Dividend.......  Immediately prior to the Distribution, the
                                               Company will distribute approximately $230
                                               million to Western Atlas to enable Western
                                               Atlas to repay short-term debt in a like
                                               amount.

Management of the Company....................  Immediately after the Distribution Date, all of the executive officers of the Company are
                                               expected to be persons who currently serve as
                                               officers or other key employees of Western
                                               Atlas, several of whom manage the businesses
                                               to be owned by the Company. All such persons
                                               will resign from their positions as
                                               executives of Western Atlas, so that the
                                               Company and Western Atlas will have no
                                               executive officers in common. Two persons who
                                               are directors or executive officers of the
                                               Company will continue as directors of Western
                                               Atlas. See "Management."

Trading Market...............................  There is not currently a public market for
                                               Company Common Stock, although a "when-
                                               issued" trading market (as described on page
                                               6 below) is expected to develop prior to the
                                               Distribution Date. The New York Stock
                                               Exchange has approved the listing of the
                                               Company Common Stock, under the trading
                                               symbol UNA, upon notice of issuance. See
                                               "Risk Factors" and "The Distribution --
                                               Listing and Trading of Company Common Stock."

UNOVA, INC. (CONTINUED)

Preferred Share Purchase Rights..............  As of the Distribution Date, the Company will have adopted a Preferred Share Purchase
                                               Rights Plan (the "Rights Plan"). Certificates
                                               or book-entry credits issued in the
                                               Distribution representing shares of Company
                                               Common Stock will also initially represent an
                                               equivalent number of associated Preferred
                                               Share Purchase Rights of the Company (the
                                               "Rights"). See "Certain Antitakeover Effects
                                               of Certain Provisions of the Certificate of
                                               Incorporation, the By-laws, State Law and the
                                               Rights Plan -- Rights Plan."

Certain Provisions of Certificate of
  Incorporation and By-laws..................  Certain provisions of the Company's
                                               Certificate of Incorporation and By-laws, as
                                               each will be in effect following the
                                               Distribution, may have the effect of making
                                               more difficult an acquisition of control of
                                               the Company in a transaction not approved by
                                               the Company's Board of Directors. See
                                               "Certain Antitakeover Effects of Certain
                                               Provisions of the Certificate of
                                               Incorporation, the By-laws, State Law and the
                                               Rights Plan." The Company's Certificate of
                                               Incorporation would, in some circumstances,
                                               eliminate liabilities of the Company
                                               directors in connection with the per-formance
                                               of their duties. See "Liability and
                                               Indemnification of Directors and Officers.

Post-Distribution Dividend Policy............  Neither Western Atlas nor the Company is
                                               expected to pay cash dividends in the near
                                               future. The payment of future dividends, if
                                               any, by Western Atlas or the Company will be
                                               at the discretion of the Western Atlas Board
                                               of Directors and the Company's Board of
                                               Directors, respectively. See "Risk Factors --
                                               Dividend Policies."

Transfer Agent and Registrar.................  ChaseMellon Shareholder Services, L.L.C.

                         SUMMARY FINANCIAL INFORMATION

                                  UNOVA, INC.
                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

The following selected combined historical financial data of the Company should be read in conjunction with the historical combined financial statements and notes thereto included elsewhere in this Information Statement. The following selected combined historical financial data which relate to the three years in the period ended December 31, 1996 have been derived from combined financial statements audited by Deloitte & Touche LLP, independent auditors. The selected combined historical financial data for the five-month period ended December 31, 1993, the one-year periods ended July 31, 1993 and 1992 and the six-month periods ended June 30, 1997 and 1996 have been derived from unaudited combined financial statements. In the opinion of management, the unaudited combined financial statements reflect all adjustments, consisting only of normal adjustments, necessary to present fairly the financial position of the Company at December 31, 1993, July 31, 1993 and 1992 and June 30, 1997 and 1996 and the results of operations for the five-month period ended December 31, 1993, for the years ended July 31, 1993 and 1992 and for the six-month periods ended June 30, 1997 and 1996. The historical combined financial statements of the Company may not necessarily reflect the results of operations or financial position that would have been obtained had the Company been a separate, independent company. The historical combined results for the six months ended June 30, 1997 and 1996 are not necessarily indicative of results for the entire year.

See "UNOVA, Inc. Unaudited Pro Forma Combined Statements of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

See page (ix) for selected pro forma financial data.


The Company's preliminary net earnings for the quarter ended September 30, 1997 were $11.7 million or $0.22 per share.

                                  UNOVA, INC.
                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

                                                                                                                    YEAR
                                                SIX MONTHS                                         FIVE MONTHS      ENDED
                                              ENDED JUNE 30,         YEAR ENDED DECEMBER 31,          ENDED       JULY 31,
                                           --------------------  -------------------------------   DECEMBER 31,   ---------
                                             1997       1996       1996       1995       1994          1993         1993
                                           ---------  ---------  ---------  ---------  ---------  --------------  ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Sales and Service Revenues...............  $   732.3  $   504.5  $ 1,164.7  $   942.9  $   971.1    $    360.9    $   844.3
                                           ---------  ---------  ---------  ---------  ---------  --------------  ---------
Operating Costs and Expenses
  Cost of sales..........................      512.5      356.5      841.8      669.3      689.9         270.2        589.9
  Selling, general and
    administrative(1)....................      356.0      103.8      218.7      194.1      199.9          79.4        170.6
  Depreciation and amortization..........       17.0       12.9       27.0       26.1       28.7          12.0         26.8
                                           ---------  ---------  ---------  ---------  ---------  --------------  ---------
    Total................................      885.5      473.2    1,087.5      889.5      918.5         361.6        787.3
                                           ---------  ---------  ---------  ---------  ---------  --------------  ---------

(Loss) Earnings before Interest and
  Taxes (2)..............................     (153.2)      31.3       77.2       53.4       52.6          (0.7)        57.0
Interest Expense--net (3)................       (7.1)      (3.1)      (7.1)      (9.3)     (15.7)         (4.3)        (5.1)
Taxes on Income..........................      (17.2)     (11.3)     (28.1)     (17.9)     (15.3)         (0.3)       (20.5)
                                           ---------  ---------  ---------  ---------  ---------  --------------  ---------
Net (Loss) Earnings (2)..................  $  (177.5) $    16.9  $    42.0  $    26.2  $    21.6    $     (5.3)   $    31.4
                                           ---------  ---------  ---------  ---------  ---------  --------------  ---------
                                           ---------  ---------  ---------  ---------  ---------  --------------  ---------

Pro Forma Net (Loss) Earnings
  per Share (2)..........................  $   (3.29)            $    0.78
Equivalent Shares (4)....................     53,892                53,892

FINANCIAL POSITION (at end of period):
Total Assets.............................  $ 1,351.3  $   906.6  $ 1,073.8  $   919.0  $   860.8    $    799.0    $   748.0
Equity -- Investment by Western Atlas....  $   590.2  $   501.5  $   574.5  $   502.7  $   439.4    $    380.9    $   471.5
Notes Payable and Current Portion of
  Long-term Obligations..................  $    57.4  $    23.3  $    27.5  $    22.2  $    41.7    $      7.1    $     4.3
Long-term Obligations....................  $    17.3  $    14.0  $    14.5  $    14.1  $     9.0    $      8.9    $    19.1
Allocated Portion of Western Atlas
  Debt...................................  $   228.2  $   112.7  $   109.6  $   112.4  $   112.8    $    211.0    $    27.3
Working Capital..........................  $    83.5  $   192.2  $   266.0  $   194.7  $   115.2    $     53.0    $   199.5
Current Ratio............................        1.1        1.6        1.6        1.6        1.3           1.1          2.0
Total Debt as a Percentage of Total
  Capitalization.........................         34%        23%        21%        23%        27%           37%          10%


                                             1992
                                           ---------

OPERATING RESULTS:
Sales and Service Revenues...............  $   761.8
                                           ---------
Operating Costs and Expenses
  Cost of sales..........................      526.3
  Selling, general and
    administrative(1)....................      159.8
  Depreciation and amortization..........       26.7
                                           ---------
    Total................................      712.8
                                           ---------
(Loss) Earnings before Interest and
  Taxes (2)..............................       49.0
Interest Expense--net (3)................       (7.0)
Taxes on Income..........................      (16.6)
                                           ---------
Net (Loss) Earnings (2)..................  $    25.4
                                           ---------
                                           ---------
Pro Forma Net (Loss) Earnings
  per Share (2)..........................
Equivalent Shares (4)....................
FINANCIAL POSITION (at end of period):
Total Assets.............................  $   717.8
Equity -- Investment by Western Atlas....  $   410.9
Notes Payable and Current Portion of
  Long-term Obligations..................  $     1.8
Long-term Obligations....................  $    19.8
Allocated Portion of Western Atlas
  Debt...................................  $    76.7
Working Capital..........................  $   117.7
Current Ratio............................        1.5
Total Debt as a Percentage of Total
  Capitalization.........................         19%

------------------------

(1) General and Administrative Costs include allocated charges from Western Atlas of $22.2 million, $19.9 million, $27.6 million, $8.1 million, $14.1 million and $10.4 million for the fiscal years ended December 31, 1996, 1995 and 1994, the five months ended December 31, 1993, and the fiscal years ended July 31, 1993 and 1992, respectively, and $9.1 million and $10.8 million for the six-month periods ended June 30, 1997 and 1996, respectively. The June 30, 1997 period includes a $203.3 million non-tax-deductible charge, or $3.77 per share, for the value of in-process research and development activities resulting from the Norand and UBI acquisitions.

(2) Amounts presented for the year ended July 31, 1993 are before a cumulative effect of a change in accounting principle for the adoption of the provisions of SFAS No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions. The Company elected immediate recognition of the transition liability, and recorded a net of tax charge of $9.3 million. Net earnings for the period were $22.1 million and earnings per share were $0.41 after the cumulative effect of a change in accounting principle.

(3) Interest expense includes allocated charges from Western Atlas of $8.3 million, $8.4 million, $12.1 million, $3.7 million, $3.9 million and $5.8 million for the fiscal years ended December 31, 1996, 1995 and 1994, the five months ended December 31, 1993, and the fiscal years ended July 31, 1993 and 1992, respectively, and $6.3 million and $4.1 million for the six-month periods ended June 30, 1997 and 1996, respectively.

(4) In thousands. The number of common shares used to calculate earnings per share for all periods presented is based on the number of shares of Western Atlas Common Stock outstanding as of June 30, 1997.

                                  UNOVA, INC.
                       SELECTED PRO FORMA FINANCIAL DATA
                             (THOUSANDS OF DOLLARS,
                             EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


The following unaudited selected pro forma financial data of the Company give effect to the Distribution, the Company's purchase of Norand Corporation ("Norand") and the related borrowings. For purposes of the unaudited pro forma operating data, such transactions are assumed to have taken place on the first day of each period presented. The selected unaudited pro forma financial data should be read in conjunction with the more detailed unaudited pro forma financial data and notes thereto included elsewhere in this Information Statement.

                                                                                 SIX MONTHS
                                                                                   ENDED           YEAR ENDED
                                                                               JUNE 30, 1997    DECEMBER 31, 1996
                                                                               --------------  -------------------
OPERATING RESULTS:
Sales and Service Revenues...................................................   $    769,141      $   1,405,812
                                                                               --------------  -------------------
Costs and Expenses
  Cost of sales..............................................................        534,191            981,785
  Selling, general and administrative........................................        169,839            305,837
  Depreciation and amortization..............................................         20,103             46,224
  Interest--net..............................................................          9,611             15,924
  Litigation settlement......................................................                             5,100
  Cost of restructuring operations...........................................                             4,392
                                                                               --------------  -------------------
  Total costs and expenses...................................................        733,744          1,359,262
                                                                               --------------  -------------------
  Earnings before Taxes on Income............................................         35,397             46,550
  Taxes on Income............................................................        (14,159)           (18,620)
                                                                               --------------  -------------------
Net Earnings.................................................................   $     21,238      $      27,930
                                                                               --------------  -------------------
                                                                               --------------  -------------------
Pro Forma Net Earnings per Share.............................................   $       0.39      $        0.52
                                                                               --------------  -------------------
                                                                               --------------  -------------------
(Equivalent Shares of 53.9 million)

                                  INTRODUCTION

On May 5, 1997, Western Atlas Inc., a Delaware corporation ("Western Atlas"), announced that its Board of Directors had approved in principle a plan to distribute as a dividend to Western Atlas' shareholders (the "Distribution") substantially all of the industrial automation systems businesses being conducted by Western Atlas. Western Atlas' industrial automation businesses will be transferred to wholly owned subsidiaries of UNOVA, Inc., a Delaware corporation (the "Company") and a wholly owned subsidiary of Western Atlas. On September 24, 1997, the Board of Directors of Western Atlas reaffirmed its approval in principle of the Distribution, and delegated to a committee of the board the authority to take the actions necessary to complete the Distribution, subject to the satisfaction of the conditions described under "The Distribution -- Conditions; Termination."


The Distribution will be effected by distributing to holders of Western Atlas common stock, par value $1.00 per share ("Western Atlas Common Stock"), all of the outstanding common stock, par value $.01 per share, of the Company ("Company Common Stock"). On October 31, 1997 (the "Distribution Date"), Western Atlas will effect the Distribution by delivering all of the outstanding shares of the Company Common Stock to ChaseMellon Shareholder Services, L.L.C. as the distribution agent (the "Distribution Agent") for transfer and distribution to the holders of Western Atlas Common Stock on October 24, 1997, the record date for the Distribution.


The Company's principal executive offices are located at 360 North Crescent Drive, Beverly Hills, California 90210 and its telephone number is (310) 888-2500.

Shareholders of Western Atlas with inquiries relating to the Distribution should contact the Distribution Agent at (800) 821-5130, or Western Atlas Inc., Shareholder Services Office, 360 North Crescent Drive, Beverly Hills, California 90210, telephone number (310) 888-2660. After the Distribution Date, shareholders of the Company with inquiries relating to their investment in the Company should contact UNOVA, Inc., Shareholder Services Office, 360 North Crescent Drive, Beverly Hills, California 90210, telephone number (310) 888-2660.

NO ACTION IS REQUIRED BY WESTERN ATLAS SHAREHOLDERS IN ORDER TO RECEIVE THE COMPANY COMMON STOCK TO WHICH THEY ARE ENTITLED IN THE DISTRIBUTION.

                                  RISK FACTORS

Certain risk factors are involved in an investment in the Company, as described below. The Company also cautions readers that, in addition to the historical information included herein, this Information Statement includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Information Statement, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. However, this Information Statement also contains other forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including but not limited to the following factors, which could cause the Company's future results and shareholder values to differ materially from those expressed or implied in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CERTAIN FINANCIAL CONSIDERATIONS

Following the Distribution, Western Atlas will become more leveraged than it currently is. Assuming the Distribution had been consummated as of June 30, 1997, Western Atlas would have had total debt, excluding deferred items and post-retirement benefit obligations other than pensions, of $740 million and total shareholders' equity of $783 million, compared with Western Atlas' actual total debt at June 30, 1997 of $1,043 million and total shareholders' equity of $1,373 million. If the Distribution had occurred on June 30, 1997, Western Atlas would have had approximately $19 million in cash or cash equivalents.

The Company will be less leveraged immediately following the Distribution than Western Atlas currently is. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DIVIDEND POLICIES

Neither Western Atlas nor the Company is expected to pay cash dividends in the near future. The dividend policy of each company will be reviewed from time to time by its Board of Directors. The payment of future dividends, if any, would depend on the companies' respective operating results, financial requirements and other factors, and should be within the sole discretion of such Board of Directors.

CERTAIN ANTITAKEOVER EFFECTS

The Certificate of Incorporation and By-laws of the Company, certain sections of the Delaware General Corporations Law (the "DGCL") and the Rights Plan contain several provisions that may make the acquisition of control of the Company more difficult or expensive. See "Certain Antitakeover Effects of Certain Provisions of the Certificate of Incorporation, the By-laws, State Law and the Rights Plan."

TRADING OF WESTERN ATLAS COMMON STOCK AND COMPANY COMMON STOCK


The Western Atlas Common Stock will continue to be listed and traded on the New York Stock Exchange ("NYSE") after the Distribution. There is currently no public market for the Company Common Stock. The NYSE has approved the listing of the Company Common Stock upon notice of issuance. The combined trading price of Western Atlas Common Stock and Company Common Stock held by shareholders after the Distribution may be less than, equal to or greater than the trading price of Western Atlas Common Stock prior to the Distribution.


Substantially all of the shares of Company Common Stock will be eligible for immediate resale in the public market after the Distribution. Any sales of substantial amounts of Company Common Stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of Company Common Stock. See "The Distribution -- Listing and Trading of Company Common Stock."

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Western Atlas has been advised by its special counsel, Wachtell, Lipton, Rosen & Katz, that the Distribution will qualify as a tax-free distribution under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Distribution is conditioned on receipt of an opinion of counsel satisfactory to the Western Atlas Board to the same effect. See "The Distribution -- Material Federal Income Tax Consequences of the Distribution."

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

The Board of Directors of Western Atlas (the "Western Atlas Board") believes that the Distribution will be beneficial to Western Atlas' shareholders and to each of Western Atlas' current businesses. It will separate businesses with distinctly different financial, investment and operating characteristics so that each could adopt strategies and pursue objectives more appropriate to its specific markets and industries than is possible under Western Atlas' present combined structure. Western Atlas' Industrial Automation Systems segment and Oilfield Services segment ("Oilfield Services") have also grown to a size that allows each to continue on its own without significantly reducing the operational or financial flexibility of either entity.

The Distribution will enable management of each company to concentrate its attention and financial resources on the core businesses of its respective company without being limited by the corporate objectives, policies and investment standards of the other.

Under current capital market conditions, the oilfield services sector is valued differently than either automated data collection or manufacturing systems. Moreover, competitive conditions in the oilfield services industry, particularly the demands of customers for a broader range of services to be provided by a single major service company, necessitate, in management's view, that the Oilfield Services business expand the range of services it offers. Management believes that this expansion will not be achievable solely through internal growth and thus the Oilfield Services business will need to engage in mergers and other significant acquisitions to respond to the competitive needs of this business and secure future expansion. Management believes that the Oilfield Services business is more likely to successfully realize its strategic and financing strategies as a separate public company.

Western Atlas regards the UNOVA businesses as well-positioned in a worldwide market with attractive growth opportunities. Western Atlas has recently significantly expanded these businesses through the acquisition of Norand Corporation ("Norand") and United Barcode Industries ("UBI"), and further acquisitions in this segment are likely. While these recent acquisitions have added critical mass to UNOVA's businesses and helped establish Western Atlas as a leading participant in the industrial workplace information technology market, they have also made Western Atlas' prospects more difficult to analyze by investors and analysts, who follow and rate Western Atlas primarily because of its participation in the oilfield services industry.

Management is concerned that as UNOVA continues to grow internally and through further acquisitions, the market value of Western Atlas' stock, in the absence of the Distribution, might be affected adversely. By dividing Western Atlas into two independent oilfield services and industrial automation entities, management hopes to facilitate the market's analysis of the two businesses so as to promote more accurate assessments of the value of each business, enhancing the likelihood that each will achieve appropriate market recognition of its performance and potential. Accordingly, the Distribution will enable current shareholders and potential investors to direct their investment to their specific area of interest by allowing them to choose between the industrial automation business and the Oilfield Services business or to continue to have an interest in both.

The Oilfield Services business by its nature requires particularly extensive involvement between its senior executives and the senior executives of customers of the business on a global scale, as over two-thirds of its activities are performed outside North America and often in countries that are not highly developed from an industrial standpoint. As such this business benefits substantially from continuity of senior management and stability of relationships developed over many years. A major and growing part of UNOVA's activities participates in markets that are driven by constant technology advances and changes, and by the need to establish multi-layered distribution and marketing networks. Management orientation in this business is distinctly different from that in Oilfield Services. Accordingly, these differences in the management characteristics of Western Atlas' businesses, and in the customers of each business, lead to issues related to management development and succession and to the compensation structure of each business.

The Western Atlas Board believes that, following the Distribution, the value and potential of UNOVA and the Oilfield Services business can be better realized as separate public companies. In addition, the Distribution will permit each company to offer incentives that are unique to its business and, therefore, more appropriate for the key employees of its business. By establishing UNOVA and the Oilfield Services business as separate independent public companies, the Distribution should assist each company in recruiting key personnel and tailoring its compensation, particularly stock-based compensation, to correspond more closely to the performance of its business.

For the reasons stated above, the Western Atlas Board believes that the Distribution is in the best interests of Western Atlas and its shareholders.

MANNER OF EFFECTING THE DISTRIBUTION


On October 31, 1997, all of the outstanding shares of Company Common Stock will be delivered to the Distribution Agent for transfer. Commencing on or shortly after that date, the Distribution Agent will commence mailing account statements to holders of Western Atlas Common Stock as of the close of business on October 24, 1997, the date selected by the Western Atlas Board as the record date for the Distribution (the "Record Date"), on the basis of one share of Company Common Stock for each share of Western Atlas Common Stock held on the Record Date. All such shares of Company Common Stock will be fully paid, nonassessable and free of preemptive rights. See "Description of Capital Stock."


The Company maintains a direct registration system for the Company Common Stock. See "Description of Capital Stock -- Company Common Stock." Accordingly, physical certificates representing shares of Company Common Stock will not be issued, except to shareholders that specifically request a certificate as described in the materials provided by the Distribution Agent.

NO HOLDER OF WESTERN ATLAS COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF COMPANY COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF WESTERN ATLAS COMMON STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE COMPANY COMMON STOCK. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF OUTSTANDING SHARES OF WESTERN ATLAS COMMON STOCK.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

Western Atlas has been advised by its special counsel, Wachtell, Lipton, Rosen & Katz, that the Distribution will qualify as a tax-free distribution under Sections 355 and/or 368(a)(1)(D) of the Code. The Distribution is conditioned upon receipt of an opinion of counsel satisfactory to the Western Atlas Board to the same effect. So long as the Distribution qualifies under Sections 355 and/or 368(a)(1)(D) of the Code, in the opinion of Wachtell, Lipton, Rosen & Katz the principal federal income tax consequences of the Distribution will be as follows:

       (a) No gain or loss will be recognized by, or be includible in the income of, a holder of Western Atlas Common Stock solely as a result of the receipt of Company Common Stock and the associated Preferred Share Purchase Rights in the Distribution.

       (b) No gain or loss will be recognized by Western Atlas as a result of the Distribution (other than income or gain, if any, recognized by Western Atlas or its subsidiaries in connection with the intercompany items or excess loss accounts).

       (c) Assuming that a holder of Western Atlas Common Stock holds such Western Atlas Common Stock as a capital asset, such holder's holding period for the Company Common Stock received in the Distribution will include the period during which such Western Atlas Common Stock was held.

       (d) The tax basis of Western Atlas Common Stock held by a Western Atlas shareholder immediately prior to the Distribution will be apportioned (based upon relative fair market values at the time of the Distribution) between such Western Atlas Common Stock and the Company Common Stock received by such shareholder in the Distribution.

THE FOREGOING IS ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW, AND DOES NOT TAKE INTO ACCOUNT ANY SPECIAL CIRCUMSTANCES THAT MAY APPLY TO PARTICULAR SHAREHOLDERS. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND AS TO POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE. THIS SUMMARY MAY NOT BE APPLICABLE TO SHAREHOLDERS WHO RECEIVED THEIR WESTERN ATLAS COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS, UNDER AN EMPLOYEE STOCK PURCHASE PLAN OR OTHERWISE AS COMPENSATION OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES.

The opinions of counsel referred to above would not be binding upon the Internal Revenue Service (the "IRS") and would be subject to certain factual representations and assumptions. Western Atlas is not aware of any present facts or circumstances which should cause such representations and assumptions to be untrue. However, certain future events not within the control of Western Atlas or the Company, including certain extraordinary purchases of Western Atlas Common Stock or Company Common Stock, could cause the Distribution not to qualify as tax-free. Depending on the event, the Company may be liable for some or all of the taxes resulting from the Distribution not qualifying under Sections 355 and/ or 368(a)(1)(D)of the Code as tax-free. See "Arrangements Between Western Atlas and the Company Relating to the Distribution -- Tax Sharing Agreement." If the Distribution were taxable, then (i) each holder of Western Atlas Common Stock who receives shares of Company Common Stock in the Distribution would be treated as if such shareholder received a taxable distribution, taxed as a dividend to the extent of such shareholder's pro rata share of Western Atlas' current and accumulated earnings and profits and then treated as a return of capital to the extent of the holder's basis in the Western Atlas Common Stock and finally as gain from the sale or exchange of Western Atlas Common Stock and (ii) corporate level taxes would be payable by the consolidated group of which Western Atlas is the common parent, based upon the excess of the fair market value of the Company Common Stock on the date of the Distribution over Western Atlas' tax basis therein. Western Atlas does not intend to effect the Distribution if, prior to the Distribution Date, Western Atlas becomes aware of circumstances that would result in the Distribution being a taxable transaction.

Information with respect to the allocation of tax basis between Company Common Stock and Western Atlas Common Stock will be provided to shareholders at the time of distribution of the account statements reflecting ownership of shares of Company Common Stock.

For a description of the agreement pursuant to which Western Atlas and the Company have provided for various tax matters, see "Arrangements Between Western Atlas and the Company Relating to the Distribution -- Tax Sharing Agreement."

LISTING AND TRADING OF COMPANY COMMON STOCK

There is not currently a public market for Company Common Stock. Prices at which Company Common Stock may trade prior to the Distribution on a "when-issued" basis (see the second following paragraph) or after the Distribution cannot be predicted. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for Company

Common Stock, investor perception of the Company and of the industries in which the Company operates, the Company's dividend policy and general economic and market conditions.

The planned Distribution will involve the distribution of an aggregate of approximately 53.9 million shares of Company Common Stock to the shareholders of Western Atlas on the Distribution Date, representing all of the outstanding shares of Company Common Stock. Substantially all of such shares of Company Common Stock will be eligible for immediate resale in the public market. In addition, because Western Atlas is included in the Standard & Poor's 500 stock index, but the Company is not so included, shares of Company Common Stock received by "index funds" that invest in Western Atlas may be made available for sale, although the Company is unable to predict the timing or amounts of any such sales. Neither Western Atlas nor the Company is able to predict whether substantial amounts of Company Common Stock will be sold in the open market following the Distribution. Any sales of substantial amounts of Company Common Stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of Company Common Stock.

In "when-issued" trading, contracts for the purchase and sale of shares of stock are made prior to the issuance of such shares in the same manner as currently issued shares, except that when-issued contracts are settled by delivery of and payment for the shares on a date chosen by the particular exchange on which such shares are to be listed. Ordinarily, in connection with a distribution of stock such as described in this Information Statement, the date fixed for settlement of when-issued contracts relating to such stock is the sixth business day after distribution of such stock. Shareholders who may wish to effect a when-issued trade in Company Common Stock should consult their brokers for additional details.


The NYSE has approved the listing of the Company Common Stock, under the trading symbol UNA, upon notice of issuance. The Company initially will have approximately 21,500 shareholders of record and an additional 14,000 beneficial holders, based on the number of record holders and the estimated number of beneficial holders of Western Atlas Common Stock, and approximately 54.1 million shares of Company Common Stock will be outstanding. The Transfer Agent and Registrar for the Company Common Stock will be ChaseMellon Shareholder Services, L.L.C. For certain information regarding options to purchase Company Common Stock that are expected to become outstanding after the Distribution, see "Management -- Benefit Plans Following the Distribution."


Shares of Company Common Stock distributed to Western Atlas shareholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of the Company, under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company as well as principal shareholders of the Company, if any. Persons who are affiliates of the Company will be permitted to sell their shares of Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

FUTURE MANAGEMENT OF THE COMPANY

Following the Distribution it is intended that the Company will operate Western Atlas' industrial automation businesses substantially in the manner in which they have been operated by Western Atlas in the past. All of the executive officers of the Company are expected to be persons who currently serve as officers or other key employees of Western Atlas. See "Management -- Executive Officers of the Company." In order to avoid adversely affecting the intended tax consequences of the Distribution, and incurring indemnification obligations under the Tax Sharing Agreement (as hereinafter defined), the Company intends not to (a) liquidate, merge with any other corporation, or sell or otherwise dispose of assets other than in certain transactions, (b) engage in certain repurchases or issuances of stock or

(c) discontinue the active conduct of the trade or business conducted by it immediately after the Distribution, unless it obtains a satisfactory opinion of counsel or tax ruling. The Company does not expect these limitations to significantly inhibit its financing or acquisition activities or its ability to respond to unanticipated developments. See "Arrangements Between Western Atlas and the Company Relating to the Distribution -- Tax Sharing Agreement."

CONDITIONS; TERMINATION

The Distribution is conditioned upon, among other things, (i) the receipt by Western Atlas of opinions of counsel satisfactory to the Western Atlas Board that, among other things, the Distribution will be tax-free; (ii) the Company Common Stock having been approved for listing on the NYSE, subject to official notice of issuance; (iii) the Board of Directors of the Company (the "Board"), as described below under "Management -- Directors of the Company," having been elected by Western Atlas as sole shareholder of the Company, and the Certificate of Incorporation and the By-laws of the Company, as each will be in effect after the Distribution, having been adopted and being in effect; (iv) the Registration Statement having become effective; and (v) the receipt of a statement from the Staff of the Commission that the Distribution may be effected without registration of Company Common Stock under the Securities Act. Even if all the above conditions are satisfied, the Western Atlas Board has reserved the right to abandon, defer or modify the Distribution and the related transactions described herein at any time prior to the Distribution Date. See "Arrangements Between Western Atlas and the Company Relating to the Distribution -- Distribution and Indemnity Agreement."

                     ARRANGEMENTS BETWEEN WESTERN ATLAS AND
                    THE COMPANY RELATING TO THE DISTRIBUTION

For the purpose of governing certain of the relationships between Western Atlas and the Company after the Distribution, Western Atlas and the Company will enter into the various agreements described below. The agreements summarized below have been filed as exhibits to the Registration Statement, of which this Information Statement is a part, and the following summaries are qualified in their entirety by reference to the agreements as filed.

DISTRIBUTION AND INDEMNITY AGREEMENT

Western Atlas and the Company will enter into a Distribution and Indemnity Agreement (the "Distribution Agreement") providing for, among other things, the principal corporate transactions required to effect the Distribution and certain other agreements governing the relationship between Western Atlas and the Company with respect to or in consequence of the Distribution.

The Distribution Agreement provides that, immediately prior to the Distribution,
(i) the Company will pay a dividend in the amount of $230 million to Western Atlas, which will be utilized by Western Atlas to repay short-term debt, and
(ii) all indebtedness owed by the Company or its subsidiaries to Western Atlas will be canceled as a contribution to the capital of the Company. Funds for the dividend to Western Atlas will be obtained from borrowings under the Company's credit agreement. See "Financing."

Subject to certain exceptions, the Distribution Agreement provides for certain cross-indemnities designed principally to place financial responsibility for the liabilities of the Company and its subsidiaries with the Company and financial responsibility for the liabilities of Western Atlas and its other subsidiaries with Western Atlas. The Distribution Agreement also provides that each of Western Atlas and the Company will indemnify the other in the event of certain liabilities arising under the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in such Act and is therefore unenforceable.

In the Distribution Agreement, each of Western Atlas and the Company has agreed to make available to the other for a limited period certain administrative services to assist in effecting an orderly transition following the Distribution. The party providing such services will be entitled to reimbursement for all direct costs of providing such services, including amounts relating to supplies, disbursements and other out-of-pocket expenses. These costs are not expected to be material.

The Distribution Agreement provides that, except as otherwise set forth therein or in the other agreements between Western Atlas and the Company relating to the Distribution, all costs and expenses arising prior to the Distribution Date in connection with the Distribution will be paid by Western Atlas, other than the expenses of printing the Company's new stock certificates.

TAX SHARING AGREEMENT

Through the Distribution Date, the results of the operations of the Company and its domestic subsidiaries (the "Company Group") have been and will be included in Western Atlas' consolidated United States federal income tax returns. As part of the Distribution, Western Atlas and the Company will enter into a Tax Sharing Agreement (the "Tax Sharing Agreement") which provides, among other things, for the allocation between the parties thereto of federal, state, local and foreign tax liabilities for all periods through the Distribution Date. In general, the Tax Sharing Agreement provides that Western Atlas will be liable for consolidated federal income tax and joint state income tax liabilities, including any such liabilities resulting from the audit of or other adjustment to previously filed tax returns, which are attributable to the Company Group through the Distribution Date. Western Atlas will be entitled to tax benefits resulting from any audit or other adjustments to the Company's pre-Distribution Date consolidated federal income tax and joint state income tax liabilities, when and if realized by the Company. The Company Group will generally be liable for all other state, local and foreign tax liabilities which are attributable to the Company Group through the Distribution Date and the pre-acquisition tax liabilities of Norand. Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the IRS and does not affect the several liability of the Company, Western Atlas and their respective subsidiaries to the IRS for all federal taxes of the consolidated group relating to periods prior to the Distribution Date.

While the Tax Sharing Agreement provides that the Company Group should be liable generally only for items attributable to the Company Group's operations, it also provides that in the event that the Distribution fails to qualify as a tax-free distribution under the provisions of Sections 355 and/or 368(a)(1)(D) of the Code, the Company will indemnify Western Atlas for 50% of all taxes (100% of all taxes if an acquisition of 50% or more of the Company's stock or assets results in the Distribution's failure to so qualify, and 0% if an acquisition of 50% or more of Western Atlas' stock or assets results in the Distribution's failure to so qualify), including penalties and interest, incurred by Western Atlas by reason of the Distribution being a taxable event. In the event that the Distribution failed to so qualify, the amount by which the fair market value of the Company Common Stock on the date of the Distribution exceeds Western Atlas' tax basis therein would be recognized as gain upon the Distribution.

BENEFITS AGREEMENT

Western Atlas and the Company will enter into an Employee Benefits Agreement (the "Benefits Agreement") providing for the treatment of employee benefit matters and other compensation arrangements for certain former and current employees of the Company and its subsidiaries.


The Benefits Agreement generally provides that the Company and its subsidiaries will be responsible for all liabilities to any employee of Western Atlas or any of its subsidiaries as of the Distribution Date who is or will become an employee of the Company or its subsidiaries after the Distribution ("Separated Employees"), as well as any former employee of Western Atlas who was, at the time of such employee's termination of employment, principally employed in the Company's businesses or at the corporate headquarters of Western Atlas. Further, except as specifically provided therein, the Benefits Agreement will not affect any employee benefit plan or compensation arrangement of Western Atlas in respect of employees of Western Atlas and its subsidiaries who are not Separated Employees. Effective on or prior to the Distribution, the Company will assume the pension, 401(K) and welfare benefit plans of Western Atlas in which the Company's employees currently participate, and will assume all assets and liabilities under such plans. Such assumption will be effected in a manner intended to assure that all material qualified pension plans of the Company will be fully funded as of the Distribution Date. All of the Company's benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), will comply with ERISA on the Distribution Date.

The Benefits Agreement provides that the Separated Employees' cessation of employment with Western Atlas will not be deemed a severance of employment for purposes of any plan or agreement of Western Atlas or any subsidiary that provides for the payment of severance benefits. The Company expects all severance compensation agreements between Western Atlas or any subsidiary and any Separated Employee to be terminated as of the Distribution Date and that the Company will execute new agreements with such employees in the form described in "Management -- Historical Compensation" and adopt severance plans or arrangements similar to those presently in effect at Western Atlas covering other Separated Employees.

The Benefits Agreement provides for an adjustment to all outstanding options to purchase Western Atlas Common Stock to account for the Distribution. The adjustment will have the effect of increasing the number of shares of Western Atlas Common Stock subject to each option, and decreasing the exercise price per share of Western Atlas Common Stock. See "Management -- Historical Compensation."

INTELLECTUAL PROPERTY AGREEMENT

Some of the intellectual property utilized by the Company and its subsidiaries is nominally owned by Western Atlas or by one of Western Atlas' subsidiaries which will continue to be a Western Atlas subsidiary after the Distribution. The Company and its subsidiaries have been using the Western Atlas trade name, trademark and service mark on stationery, advertising and promotional materials, products and facilities. Western Atlas and the Company will enter into an Intellectual Property Agreement providing for the transfer of ownership of intellectual property without charge from the nominal owner to the Company or its subsidiaries, and to provide to the Company and its subsidiaries rights to use the Western Atlas name for a period of six months without charge therefor.

                                   FINANCING

On September 24, 1997, the Company entered into a Credit Agreement, to become effective as of the Distribution Date, with Morgan Guaranty Trust Company of New York, as Agent, and with Bank of America National Trust and Savings Association, The Bank of New York, The Chase Manhattan Bank, CIBC Inc., The First National Bank of Chicago, and Nations Bank of Texas, N.A., as Co-Agents, providing for borrowings by the Company up to $400 million under a five-year revolving credit facility.

Borrowings under this facility will bear interest according to one of three interest rate options selected by the Company based on (i) the London interbank offered rate; (ii) the domestic certificate of deposit rate; or (iii) a floating rate based on the Agent's prime rate. The margin over the rates varies depending on the Company's "Leverage Ratio" from time to time, defined as the ratio of debt to net income plus interest expense, income taxes, and depreciation and amortization.

The Credit Agreement contains a covenant that the Leverage Ratio will in no event exceed 3.5 to 1.0 for the period through September 29, 1998; 3.0 to 1.0 for the period from September 30, 1998 through September 29, 1999; and 2.75 to
1.0 for the period from September 30, 1999, and thereafter. The Credit Agreement limits the amount of debt which may be incurred by the Company's subsidiaries.

Events of default under the Credit Agreement include (i) the failure to make required payments or to perform other agreements contained in the Credit Agreement, in each case after any applicable grace period; (ii) events permitting acceleration of other indebtedness of the Company or its subsidiaries in a principal amount in excess of $25 million; (iii) certain events of bankruptcy of the Company or its subsidiaries; and (iv) a change in control of the Company.

The Company expects to borrow $230 million under this facility on the Distribution Date to distribute to Western Atlas as a dividend.

                            BUSINESS AND PROPERTIES

The Company operates in two business segments -- Automated Data Systems ("ADS") and Industrial Automation Systems ("IAS") (formerly the title for all of the operations to be spun off by Western Atlas). The Company had pro forma revenues of approximately $1.4 billion for the fiscal year ended December 31, 1996.

The Company had approximately 6,650 employees as of June 30, 1997 located principally at offices, plants or other facilities in nine states within the United States and in Canada, the United Kingdom, Germany, France, Sweden, the Netherlands and Australia. Approximately 25% of the Company's sales and service revenues come from activities and customers outside the United States.

The Company has been, and will be until the Distribution Date, a wholly owned subsidiary of Western Atlas. Prior to March 17, 1994, Western Atlas was a wholly owned subsidiary of Litton Industries, Inc. ("Litton"). Western Atlas became an independent public company on March 17, 1994 through the distribution by Litton to Litton's shareholders of all of the outstanding common stock of Western Atlas.

The Company's principal executive offices are located at 360 North Crescent Drive, Beverly Hills, California 90210. Its telephone number at that address is
(310) 888-2500.

GENERAL

The Company is an industrial technologies company providing customers with solutions for improving their efficiency and productivity. The Automated Data Systems business segment comprises automated data collection and mobile computing products and services, principally serving the industrial market.

Customers include the distribution and transportation companies, food and beverage operations, manufacturing industries, health care providers and government agencies. The Industrial Automation Systems business segment includes integrated machining systems, body welding and assembly systems, and precision grinding and abrasive systems, primarily serving the worldwide automotive, off-road and diesel engine manufacturing industries.

Current estimates call for about 45% of the Company's revenues to come from the ADS business and about 55% of revenues to be derived from IAS activities for the 1997 fiscal year.

PRODUCTS AND SERVICES

    AUTOMATED DATA SYSTEMS. The Company's Automated Data Collection ("ADC") and Mobile Computing Systems business is conducted under the Intermec, Norand and UBI brand names. Intermec was acquired in 1991; Norand and UBI were acquired early in 1997. All three companies operate as one organization serving the global bar code, data collection and mobile computing market, which has grown approximately 12% to 15% annually over the past five years. The Company's activities in this market represented slightly more than 30% of the Company's total revenues in each of the fiscal years ended 1996, 1995 and 1994, and were based only on Intermec's results prior to the 1997 acquisitions of Norand and UBI. Together, the three companies would have had pro forma combined revenues of about $700 million in 1996, which would have represented 50% of the Company's pro forma 1996 revenues. Intermec accounted for 32%, 34% and 31% of the Company's combined revenues in fiscal 1996, 1995 and 1994, respectively.

This combination of companies and capabilities establishes the Company as a leading participant in the emerging logistics automation marketplace. Together, they offer a broad range of products which are used to gather, organize and transmit selected data from various off-site or in-premise locations to central computers or information retrieval systems in order to track parts, products and people through manufacturing, distribution and other processes.

Through its Intermec subsidiary, the Company has been in the forefront of many innovations within the bar code and ADC technologies. Its ADC products comprise batch and radio frequency ("RF") terminals, hand-held and stationary scanners and related software. Intermec entered the bar code market in 1969 with a contract to create specialized printers for bar code labels, and later moved into hand-held scanners. In the late 1970s Intermec developed Code 39, the most widely used bar code symbology in the world. The Company also was an early originator in the use of open operating systems for industrial data collection applications, and continues to develop improved bar code label printing systems, which provide higher resolution, superior quality and greater label flexibility.

Some of Intermec's other "firsts" included inventing the first stacked bar code symbology; introducing the first high-speed, wide-area scanning technology and spread spectrum radio frequency technology to the data collection market; and developing 400 dpi bar code label printing technology.

The Norand acquisition added increased knowledge and capabilities from one of the leading originators of wireless data communications using radio frequency ("RF") technology and mobile computing solutions for the logistics market. Mobile computing refers to rugged PC-based devices for route accounting, meter reading, field services and sales management, rather than general personal or desktop computing applications. In combination with wireless communications, mobile computing enables remote workers to have access to centralized computer applications and databases and to send and receive information through wireless networks for improved productivity, efficiency and accuracy of data. Wireless network data communications represent an area in which the Company expects growth in the future. In the communications area, Norand provides advanced axis point and docking station technology, communications software, product configuration and ergonomics. This acquisition also expands the Company's offering in the RF spread-spectrum technology.

Norand is credited with inventing the world's first bar code scanner in 1971, and developing the first radio data network in 1985. It also originated the Pocket RF product category four years later, followed by the first pen-based hand-held computer with desktop PC performance in 1993.

With the addition of UBI, the Company now also has access to an extensive distribution network for ADC products in the expanding European market. UBI further provided two major product lines: bar code on-demand printers with labels and ribbons, and hand-held scanners. These scanners are primarily based on "charge coupled device" ("CCD") technology which is an alternative to laser scanners in many applications. UBI also provides software that improves laser scanning for one- and two-dimensional symbologies. UBI's printer technology complements the Company's existing printer offerings with low-end, low cost printers and high-end, high speed printers. In addition, UBI provides enhanced media-handling systems, such as linerless adhesive labels and software.

Bar code systems, which continue to represent the most widely used technology for ADC, typically consist of the bar code labels or tags and label printers, input devices such as scanners and wands, hand-held batch or RF terminals, vehicle mounted terminals, on-line (or stationary) terminals, systems integration tools and data transmission techniques. Complete systems installation, service and support are provided to customers on a global basis. The Company's operations also integrate technologies such as the newer 2-D symbologies, radio frequency identification tags ("RFID"), vision and scanning systems, magnetic stripe and optical character recognition.

Ongoing product development efforts include advanced communication networks, further integration of RF technology, application software technologies, advances in portable computers and automatic identification technology integration. Innovative electronics miniaturization and packaging also have enabled the Company to develop pen computing hand-held terminals for applications in which traditional keypad or bar code scanner data input is not practical. Typical uses for these wireless, durable pen-based, hand-held and mobile computers include route accounting for the distribution and package handling industries, public works, health care and utilities.

Major offices and manufacturing facilities are located in the states of Iowa, Ohio and Washington; and internationally in The Netherlands, Sweden, France and Australia.

    INDUSTRIAL AUTOMATION SYSTEMS. The Company is a major designer, producer and integrator of manufacturing technologies, primarily for the global automotive, off-road and diesel engine industries, but also for other markets such as electronics and durable goods. Products include integrated machining systems for the manufacture of powertrain components such as engines, transmissions and connecting rods, and chassis components such as steering knuckles, rear axle housings and brake calipers; body welding and assembly systems; test and automation equipment for integration into production lines; precision grinding and abrasives; the redesign, remanufacturing and retooling of installed equipment; and design/engineering services.

During 1995 the Company acquired 49% of Honsberg, a German machine tool engineering and manufacturing company. The Company acquired the remaining 51% in 1997.

The Company's integrated manufacturing systems are marketed under the Lamb, Lamb Technicon and Honsberg Lamb names; the Body Welding and Assembly Systems also are available under the Lamb and Lamb Technicon brands; and the Precision Grinding and Abrasives market is served under the Landis, Landis Lund, Gardner and Cranfield Precision brands.

    INTEGRATED MANUFACTURING SYSTEMS. Through its Lamb, Lamb Technicon and Honsberg Lamb operations, the Company designs, integrates and installs integrated machining systems for the world's automotive and off-road vehicle industries. The integrated manufacturing systems divisions design manufacturing solutions for all production volumes of powertrain components -- primarily engines and transmissions. Integrated manufacturing systems accounted for 39%, 38% and 44% of the Company's combined revenues in fiscal 1996, 1995 and 1994, respectively.

The product lines include computer-numeric-control ("CNC") machines for low-volume applications (up to 25,000 units of production annually), and modular flexible production systems for medium-(25,000 to 75,000 units of production annually) and high-volume (75,000 to 250,000 units of production annually) requirements. The integrated manufacturing systems operations specialize in utilizing simultaneous engineering techniques, in conjunction with its customers, to develop optimum solutions to complex manufacturing requirements. Historically, the Company has specialized in designing solution sets for manufacturing cylinder heads, engine blocks and transmission cases. However, the retooling of existing systems and the design of manufacturing processes for smaller parts also have expanded into growing businesses for the Company in recent years.

The Company's emphasis on engineering has resulted in the advancement of machining processes. These upgrades offer lower life-cycle costs and improved production performance by reducing unproductive time during operation. Innovations also include a high-speed "dry" machining process for precision work on aluminum parts without the use of coolants, and better flexibility of transfer line systems using less production floor space, providing faster throughput at much lower costs. The Company has developed modular flexible transfer systems in which parts are mounted on pallet fixtures which transport work pieces between work stations faster than guided vehicles could between flexible machining systems.

Recent additions to the Company's product range include modular machining centers that perform continuous high-speed, high-precision machining of cast iron, aluminum or magnesium parts. The Duraflex-TM- CNC machine line is designed to produce a variety of cylinder heads or engine blocks, in a random-run environment, while maintaining close tolerances. The MACH I-TM- dual-spindle machine has been designed to improve the efficiency of CNC machines in higher-volume production scenarios. The MACH I can complete a machining operation, change tools and resume machining, all in less than one second.

These new designs allow the machines to operate in stand-alone, cellular or system configurations. Larger systems also can be adapted to process changes by exchanging single machining modules on a transfer line. The utilization of advanced process technology, as represented in these newest CNC machines, has enabled the Company to provide highly accurate, durable and truly flexible machining systems.

The Company's emphasis on process engineering is demonstrated by its efforts in "simultaneous engineering," a process in which manufacturing solutions are developed with the customer while the customer's product design and engineering phases are still underway. In these processes, another important technology, "virtual manufacturing," creates sophisticated 3-D computer simulations which are used by the Company to design and pre-program systems, work flow and single machining operations.

    BODY WELDING AND ASSEMBLY SYSTEMS. The Lamb Body Welding and Assembly Systems division designs automated systems to assemble and weld high-quality automobile and truck bodies as well as other industrial products. The division integrates robotic systems, high-precision holding and alignment fixtures and high-volume welding equipment to produce components and sub-assemblies for the automotive industry, and supplies specialized assembly systems for car bodies. It also provides engineering services and advanced electronic design technology in the areas of computer simulations and three-dimensional tool design. Through its Assembly and Test Systems operations, the division also designs and builds specialized assembly and/or testing equipment and systems for a variety of manufacturing applications. Body Welding and Assembly Systems accounted for 12%, 8% and 9% of the Company's combined revenues in fiscal 1996, 1995 and 1994, respectively.

A number of proprietary technologies have been developed for use in automotive assembly. Examples are specialized material handling solutions to move subassemblies or complete car bodies through the manufacturing process, such as overhead non-synchronous gantries. The Company also is recognized for its expertise in "hemming," the process of attaching exterior sheet metal to the interior frames of doors, hoods, deck lids and similar "hang-ons" or "closures." Another solution is called "flexible body framing," a patented system which enables consistent, high-precision positioning for final body assembly.

    PRECISION GRINDING AND ABRASIVES. The Company develops and produces precision grinding systems and equipment for the global manufacturing market. A key area of the Company's expertise is the application of precision cylindrical and disc grinding technologies to medium- and high-volume production of car engines and transmission components such as camshafts, crankshafts or connecting rods. Precision Grinding and Abrasives accounted for 17%, 20% and 16% of the Company's combined revenues in fiscal 1996, 1995 and 1994, respectively.

In response to the automotive industry's need to reduce costs, improve fuel consumption and decrease car emissions, the Company provides a full range of CNC precision grinding systems that enable car manufacturers to produce car engine parts at tight tolerances, increase production throughput and improve quality.

Among the Company's new developments in precision grinding are a CNC machine for grinding the lobes of automotive camshafts. This advanced camlobe grinder uses superabrasive cubic boron nitride ("CBN") grinding wheels, which are capable of higher grinding speeds, more consistent accuracy, and longer effective performance life.

Other technological innovations include a camshaft lobe grinder for large-scale production of soft camshaft applications, centerless grinders for high-production parts processing, a new generation of double-disc grinding machines used for precision machining of parts with flat and parallel sides and a horizontal double-disc grinder for automotive connecting rods. The Company also has developed sophisticated software tools for monitoring and controlling grinding processes and dressing grinding wheels.

The Industrial Automation Systems segment's major offices and production facilities are located in Illinois, Michigan, Ohio and Pennsylvania and internationally in Canada, the United Kingdom and Germany.

BUSINESS STRATEGY

The Company's strategy is to develop products, processes and services that help improve productivity and efficiency in a variety of manufacturing and distribution applications. Both business segments -- Automated Data Systems and Industrial Automation Systems -- offer single products as well as integrated solutions to their customers.

Future growth in these businesses is expected to result from expansion of the Company's existing operations and its customer base, and through acquisitions. In seeking acquisitions, the Company will concentrate on technologies, products and services which enhance customer productivity and efficiency, and those that can be characterized as growth drivers.

The ongoing development of the Company's ADC/Mobile Computing activities will depend primarily on the application of new technologies and products to maintain its position in this technology-driven market. The Company believes it has the necessary technical expertise to achieve this goal. Future geographic opportunities have been identified outside North America, particularly in Europe, Latin America and Asia, where the use of data collection technology is less developed. To capitalize on these emerging markets, the Company is expanding its international marketing, distribution and support network, and is engaged in an ongoing program to locate Company-owned resources in key markets worldwide. In its Industrial Automation Systems business segment, the Company plans to continue to develop its existing customer base by seeking a greater role in customer projects, by continuing its emphasis on product development and by expanding its international activities.

The Company also intends to increase its presence in market segments where it presently holds a smaller market share, such as the body welding and assembly systems area, and the application of lower-volume flexible manufacturing systems and CNC machines. In some areas the Company also has developed high-precision manufacturing technologies that should allow it to establish a presence in growth markets such as micro-electronics with its new generation of ultra-high-precision wafer grinders.

In recent years, cost-cutting needs and quality requirements in the automotive industry have affected the Company's relationships with its customers. The car makers' trend toward fewer suppliers has benefited the Company and allowed it to expand its market participation. These market-driven changes also have forced many smaller competitors to either withdraw from the market or reduce their role to that of a second or third tier supplier. The Company's strategy has been to establish an extensive outsourcing network of qualified suppliers in North America and overseas, thereby avoiding unnecessary vertical integration and gaining flexibility in its market approach.

Both major business segments should be able to grow from established positions in their respective markets, often serving customers in a multitude of projects which result in repeat business opportunities.

MARKETS AND CUSTOMERS

    AUTOMATED DATA SYSTEMS. Because Automated Data Systems represents technologies that can be utilized by a company of any size, and small systems can be installed at very low cost, the market is extensive. Worldwide sales of automated data systems equipment exceeded $8 billion in 1996, according to estimates from independent research sources. These sources also predict that the overall market will continue to grow at an annual rate of approximately 12% to 15% over the next several years.

Market growth is driven by the global need for technologies and solutions which improve quality, productivity and cost-efficiency in business and government, particularly through logistics automation and supply chain management. Worldwide coverage with a dedicated sales organization is therefore a major advantage.

Through its application of technologies in the manufacturing, warehouse-distribution, transportation, health care, government and other non-retail markets, the Company maintains a strong position in the global non-retail ADC/mobile computing market.

The Company sells and services its products through multiple sales and distribution channels: a direct field sales force which concentrates on large, complex systems sales; value added resellers ("VARs") that offer applications-specific solutions; and alliances with major systems integrators. The Company's direct sales organization serves customers from offices throughout North America, Europe and in some selected countries outside these regions. An indirect sales channel includes long-time exclusive relationships with international value-added distributors and master resellers.

Although the Company obtains approximately 34% of its sales through indirect sales channels, no individual value-added distributor or reseller is material to overall Company results. The Company also maintains contact with customers and prospective users by having established user forums for Automated Data Systems applications and technologies.

The mobile computing systems market consists of several applications, such as route accounting for the distribution and package/parcel delivery industries, sales merchandising, remote delivery and field service. These applications are generally used in the consumer products, food, beverage, wholesale, parcel delivery, freight, field service and home service industries. The RF systems market comprises manufacturing, warehousing and distribution center and retail applications.

Manufacturing applications include the collection and communication of information related to receipt of materials, work-in-progress, finished goods inventory and other functions throughout the manufacturing process. Warehousing and distribution center applications involve the collection and communication of information related to receiving materials to be stored, storage locations, materials retrieval and shipping. Retail applications include the automation of shelf label maintenance and product shipping and receiving functions.

International sales opportunities exist in countries where mobile computing systems market practices and other applications are similar to those in the U.S. The extent of RF systems opportunities in any particular country is based on the level of industrialization, the status of bar coding implementation and the RF regulatory environment. The major markets for printers are manufacturing, distribution, warehousing, transportation, health care, government and other services.

    INDUSTRIAL AUTOMATION SYSTEMS. The Company participates in the automotive manufacturing market, the largest capital equipment investor in the world, and in the general manufacturing markets. Investments by automotive customers are driven by model changes; competitive pressures; government regulations such as emission standards and gasoline consumption rates; and by the customers' own internal spending cycles. Investments in diesel engine manufacturing are driven by the infrastructure needs of emerging industrial nations and by the efficiency benefits diesel engines offer for heavy and light trucks and utility vehicles.

Customers for the Company's integrated manufacturing systems products are the major auto manufacturers and tier 1 suppliers. Although the passenger car and light truck industries continue to represent this division's largest market, business from diesel engine manufacturers has grown in recent years.

The Company believes the areas with growth potential for this business are the developing countries in Asia, Eastern Europe and Latin America. Potential customers include the major manufacturers from the U.S. and Western Europe who are building plants in these developing countries as well as indigenous manufacturers seeking to improve their competitiveness.

Based upon internal surveys of equipment installed at customer engine and transmission plants, management believes that the Company is a leading global supplier of high-volume production systems for engine, transmission and chassis components in this $5.7 billion market. While the Company is not yet a leader in the body welding and assembly industry, its growth rate exceeds that of the market which is about the same size as integrated machining systems.

A substantial majority of the Industrial Automation Systems segment's total revenues is generated by worldwide automotive and diesel engine industry purchases of automated manufacturing systems, including integrated machining, body welding and assembly and precision grinding systems. Among customers for such equipment, U.S. and Canadian auto producers currently account for more than 70% of integrated manufacturing systems sales, and manufacturers in Europe account for about 20%. The remainder of sales represents products exported from the Company's production facilities, mostly for installation in Latin America and Asia.

Recent major customers include U.S.-based Chrysler, Cummins, Ford, General Motors, Navistar and Detroit Diesel; in foreign markets, the major Western European auto manufacturers, BMW/Rover, Fiat, Mercedes Benz, Jaguar, Peugeot, Renault, Volkswagen, and the European subsidiaries of the large U.S. manufacturers, as well as Yuchai Diesel in China and Tata (Telco) in India and Kamaz in Russia. The Company has also won major systems contracts in the U.S. for the manufacturing facilities of foreign auto makers, including both European and Japanese, and also serves the automotive components manufacturing market.

COMPETITION

Strong competition exists both in the domestic and international markets for the Company's products and services. Products are sold and projects are won in the marketplace based on price, technology and service.

    AUTOMATED DATA SYSTEMS. The market for ADC/Mobile Computing systems is highly fragmented. Based on independent market surveys, management believes that Intermec/Norand/UBI is one of the largest participants measured by revenues, with a more than 10% market share in the bar code segment of the Automated Data Systems industry. The other two major participants are Symbol and Telxon. The Company also faces strong competition for single product lines from specialized suppliers.

The Company competes on the basis of its open modular systems approach, network and communications expertise, applications software, level of sales and support services, and product functionality, performance, ruggedness and overall quality.

The market for mobile computing and RF products is highly competitive and rapidly changing. Some firms manufacture and market hand-held systems for route accounting applications, including Telxon and Fujitsu. In addition, a number of firms manufacture and market radio-linked data communication products, including LXE, Teklogix, Symbol, and Telxon. On the printer side, the Company faces competition from Zebra, Eltron, Datamax and many others, depending on the geographic area.

    INDUSTRIAL AUTOMATION SYSTEMS. While product quality is a key determinate in the competition to win market share, pricing remains the most important criteria in the global market. Lamb Machining Systems' strength is the ability to design reliable and efficient manufacturing processes for its customers and combine them with cost-effective machining solutions in order to win orders against strong competition.

There are numerous competitors in the markets served by integrated manufacturing. The division's major competitors include four German companies and one in Italy.

The market for high-volume production systems for engines and transmissions in North America and Europe is divided among approximately ten major competitors and numerous smaller participants. Major competitors are Thyssen/Giddings & Lewis, Ingersoll Milling and Grob (Germany). Management estimates that the Company has approximately a 12% share of this market.

In the Body Welding and Assembly Systems market, the Company is faced with competitors that are involved in a broad range of assembly equipment and other competitors that provide "niche" machines to address specific markets. Some of the stronger competitors have been or are aligned with machine tool companies for "total capability." In North America, there are eight main competitors and another seven in Europe. The primary competitors include DCT, Progressive Industries (PICO) and Valiant in the U.S.; FFT and Kuka in Germany; Comau (Italy); and Thyssen (Germany).

In the worldwide market for high-precision grinding of engine parts, the Company has achieved a strong market position through innovative products that improve customer efficiency while reducing their capital costs. Major competitors are the foreign companies Koyo and Toyoda in Japan; the Koerber Group, Naxos Union and Junkers in Germany; and Guistina in Italy.

RESEARCH AND DEVELOPMENT

Companywide expenditures on research and development activities amounted to $29.7 million, $27.5 million and $31.7 million, substantially all of which was sponsored by the Company, in the fiscal years ended December 31, 1996, 1995 and 1994, respectively.

PATENTS AND TRADEMARKS

The Company owns a large number of patents, trademarks and copyrights relating to its manufactured products, which have been secured over a period of years. These patents, trademarks and copyrights have been of value in the growth of the Company's business and may continue to be of value in the future. However, the Company's business generally is not dependent upon the protection of any patent, patent application or patent license agreement, or group thereof, and would not be materially affected by expiration thereof.

The Company has approximately 21 patent licenses under which it paid out or received income in the fiscal year ended December 31, 1996. During such fiscal year, the aggregate amount of license fees paid by the Company was approximately $6.9 million, and the aggregate amount of license fees received was approximately $700,000.

SEASONALITY; BACKLOG

Sales backlog was $459 million at June 30, 1997, and $595 million, $579 million and $413 million at December 31, 1996, 1995 and 1994, respectively. The operations of the Company are not seasonal to any appreciable degree. The majority of the Company's backlog is concentrated in the Industrial Automation Systems segment. The Automated Data Systems market typically operates without a significant backlog of firm orders and does not consider backlog to be a relevant measure of future sales.

EMPLOYEES

At June 30, 1997, the Company had approximately 6,650 full-time employees, of which approximately 3,220 are engaged in the Automated Data Systems business, approximately 3,310 in the Industrial Automation Systems segment and approximately 120 in corporate and shared services.

LEGAL AND ENVIRONMENTAL MATTERS

The Company is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. Although the results of litigation proceedings cannot be predicted with certainty, the Company believes that the ultimate resolution of these proceedings will not have a material adverse effect on the Company's financial statements.

During the fiscal year ended December 31, 1996, the amounts incurred to comply with federal, state and local legislation pertaining to environmental standards did not have a material effect upon the capital expenditures or earnings of the Company.

Radio emissions are the subject of governmental regulation in all countries in which the Company currently conducts business. In North America, both the Canadian and the U.S. governments publish relevant regulations, and changes to these regulations are made only after public discussion. In some countries regulatory changes can be introduced with little or no grace period for implementing the specified changes. Furthermore, there is little consistency among the regulations of various countries outside North America, and future regulatory changes in North America are possible. These conditions introduce uncertainty into the product planning process and could have an adverse effect on the ADC/ Mobile Computing business.

The European Community ("EC") has passed a directive requiring its members to adopt laws relating to electro-magnetic compatibility and emissions standards. These standards will apply to ADC/Mobile Computing products sold in EC member countries as those countries adopt the EC standards into law. Currently, the Company believes that its products are in material compliance with the regulations in force in each of the EC member countries.

RAW MATERIALS

The Company uses a wide variety of raw materials in the manufacture of its products and obtains such raw materials from a variety of suppliers. No single supplier provides 10% or more of the Company's raw materials, nor do raw materials from any one supplier generate 10% or more of the Company's consolidated revenues. The Company does not have any long-term supply agreements relating to raw materials.

PROPERTIES

The Company's executive offices, in owned premises, are at 360 North Crescent Drive, Beverly Hills, California. Its principal plants and offices have an aggregate floor area of approximately 3,324,098 square feet, of which 2,454,428 square feet (74%) are located in the United States, and 869,670 square feet (26%) are located outside of the United States, primarily in the United Kingdom and Canada. These properties are used by the business segments as follows:

                                                                                  SQUARE FEET
                                                                                  ------------
Industrial Automation Systems...................................................    2,331,788
Automated Data Systems..........................................................      659,310
                                                                                  ------------
                                                                                    2,991,098
                                                                                  ------------
                                                                                  ------------

Approximately 2,873,428 square feet (86%) of the principal plant, office and commercial floor area is owned by the Company, and the balance is held under lease.

The Company's plants and offices in the United States are situated in 17 locations in the following states:

STATE                                                                             SQUARE FEET
--------------------------------------------------------------------------------  ------------
Michigan........................................................................      575,099
Pennsylvania....................................................................      459,425
California......................................................................      333,000
Washington......................................................................      312,000
Illinois........................................................................      189,438
Iowa............................................................................      180,927
Other states....................................................................      404,539
                                                                                  ------------
                                                                                    2,454,428
                                                                                  ------------
                                                                                  ------------

The above-mentioned facilities are in satisfactory condition and suitable for the particular purposes for which they were acquired or constructed and are adequate for present operations.

The foregoing information excludes Company-held properties leased to others and also excludes plants or offices which, when added to all other of the Company's plants and offices in the same city, have a total floor area of less than 50,000 square feet.

                                  UNOVA, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

The following unaudited pro forma combined statements of operations have been prepared from the historical financial statements of the Company and Norand Corporation. Effective March 3, 1997, the Company acquired Norand for approximately $280 million. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the acquisition cost has been allocated among the net assets of Norand based upon their estimated fair values. Such allocation process resulted in approximately $138 million in value assigned to in-process research and development activities; $23 million was assigned to identified intangibles (which will be amortized over periods ranging from five to eighteen years); and approximately $123 million was assigned to goodwill (which will be amortized over 25 years). In accordance with Financial Accounting Standards Board Interpretation No. 4 ("FIN 4"), the values assigned to in-process research and development activities acquired in the Norand and UBI transactions ($203 million in total) were charged to expense by the Company during the period ended June 30, 1997.

The operations of Norand for the year ended November 30, 1996 have been combined with the Company's operations for the year ended December 31, 1996. Norand's historical operations for the two months ended March 1, 1997 have been combined with the Company's operations for the six months ended June 30, 1997 (which include Norand subsequent to the acquisition date).

The unaudited pro forma combined statements of operations are not necessarily indicative of what the results of operations would have been if the combination had occurred on the above-mentioned dates. Additionally, they are not predictive of future results of operations. The unaudited pro forma combined statements of operations should be read in conjunction with the Company's audited historical combined financial statements, along with Norand's audited historical financial statements for the year ended August 31, 1996, included elsewhere in this Information Statement.

                                  UNOVA, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                        UNOVA        NORAND
                                                     HISTORICAL    HISTORICAL
                                                     SIX MONTHS    TWO MONTHS
                                                        ENDED         ENDED
                                                      JUNE 30,      MARCH 1,
                                                        1997          1997      ADJUSTMENTS     PRO FORMA
                                                    -------------  -----------  ------------  -------------
Sales and Service Revenues........................  $     732,343  $    36,798                $     769,141
                                                    -------------  -----------                -------------
Costs and Expenses
  Cost of sales...................................        512,516       21,675                      534,191
  Selling, general and administrative.............        152,671       17,168                      169,839
  In-process research and development charge......        203,300                $ (203,300)(2)
  Depreciation and amortization...................         17,035        1,932        1,136(1)        20,103
  Interest -- net.................................          7,099          979        1,533   )(4         9,611
                                                    -------------  -----------  ------------  -------------
Total Costs and Expenses..........................        892,621       41,754     (200,631)        733,744
                                                    -------------  -----------  ------------  -------------
Earnings (Loss) before Taxes on Income............       (160,278)      (4,956)     200,631          35,397
Taxes on Income...................................        (17,208)       1,487        1,562(5)       (14,159)
                                                    -------------  -----------  ------------  -------------
Net Earnings (Loss)...............................  $    (177,486) $    (3,469)  $  202,193   $      21,238
                                                    -------------  -----------  ------------  -------------
                                                    -------------  -----------  ------------  -------------
Pro Forma Net Earnings (Loss) per Share...........  $       (3.29) $     (0.07)  $     3.75   $        0.39
                                                    -------------  -----------  ------------  -------------
                                                    -------------  -----------  ------------  -------------
(Equivalent Shares of 53.9 million)

                                  UNOVA, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                    UNOVA           NORAND
                                                  HISTORICAL      HISTORICAL
                                                     YEAR            YEAR
                                                    ENDED           ENDED
                                                 DECEMBER 31,    NOVEMBER 30,
                                                     1996            1996       ADJUSTMENTS     PRO FORMA
                                                --------------  --------------  ------------  -------------
Sales and Service Revenues....................   $  1,164,682    $    241,130                 $   1,405,812
                                                --------------  --------------                -------------
Costs and Expenses
  Cost of sales...............................        841,820         139,965                       981,785
  Selling, general and administrative.........        218,672          87,165                       305,837
  Depreciation and amortization...............         27,043          12,344    $    6,837(1)        46,224
  Interest -- net.............................          7,111           5,821         2,992   )(4        15,924
  Litigation settlement.......................                          5,100                         5,100
  Cost of restructuring operations............                          4,392                         4,392
                                                --------------  --------------  ------------  -------------
Total Costs and Expenses......................      1,094,646         254,787         9,829       1,359,262
                                                --------------  --------------  ------------  -------------
Earnings (Loss) before Taxes on Income........         70,036         (13,657)       (9,829)         46,550
Taxes on Income...............................        (28,014)          4,097         5,297(5)       (18,620)
                                                --------------  --------------  ------------  -------------
Net Earnings (Loss)...........................   $     42,022    $     (9,560)   $   (4,532)  $      27,930
                                                --------------  --------------  ------------  -------------
                                                --------------  --------------  ------------  -------------
Pro Forma Net Earnings (Loss) per Share.......   $       0.78    $      (0.18)   $    (0.08)  $        0.52
                                                --------------  --------------  ------------  -------------
                                                --------------  --------------  ------------  -------------
(Equivalent Shares of 53.9 million)

                                  UNOVA, INC.
              NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

The following pro forma adjustments give effect to the acquisition of Norand as if it had occurred on January 1, 1996 or January 1, 1997, respectively. The pro forma statements of operations have not been adjusted to eliminate the results of the Material Handling division (sold in November 1996) nor the acquisitions of UBI and Honsberg, because such results are not material to the Company's operations.

(1) To record amortization of goodwill and other intangible assets acquired in the acquisition of Norand.

(2) To eliminate the Company's non-recurring, non-tax-deductible charge to expense acquired in-process research and development activities in accordance with FIN 4.

(3) To record incremental interest expense on allocated Western Atlas corporate debt using the Western Atlas estimated blended historical 7.5% annual rate.

(4) To eliminate Norand's historical interest expense related to short-term borrowings under agreements which were repaid with additional Western Atlas corporate debt concurrent with the Company's acquisition of Norand.

(5) To adjust the pro forma combined effective federal and state income tax rate to 40%.

                                  UNOVA, INC.
                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

The following selected combined historical financial data of the Company should be read in conjunction with the historical combined financial statements and notes thereto included elsewhere in this Information Statement. The following selected combined historical financial data which relate to the three years in the period ended December 31, 1996 have been derived from combined financial statements audited by Deloitte & Touche LLP, independent auditors. The selected combined historical financial data for the five-month period ended December 31, 1993, the one-year periods ended July 31, 1993 and 1992 and the six-month periods ended June 30, 1997 and 1996 have been derived from unaudited combined financial statements. In the opinion of management, the unaudited combined financial statements reflect all adjustments, consisting only of normal adjustments, necessary to present fairly the financial position of the Company at December 31, 1993, July 31, 1993 and 1992 and June 30, 1997 and 1996 and the results of operations for the five-month period ended December 31, 1993, for the years ended July 31, 1993 and 1992 and for the six-month periods ended June 30, 1997 and 1996. The historical combined financial statements of the Company may not necessarily reflect the results of operations or financial position that would have been obtained had the Company been a separate, independent company. The historical combined results for the six months ended June 30, 1997 and 1996 are not necessarily indicative of results for the entire year.

                                  UNOVA, INC.
                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

                                                           SIX MONTHS                                           FIVE MONTHS
                                                         ENDED JUNE 30,          YEAR ENDED DECEMBER 31,           ENDED
                                                      ---------------------  --------------------------------   DECEMBER 31,
                                                         1997       1996        1996       1995       1994          1993
                                                      ----------  ---------  ----------  ---------  ---------  --------------
                                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Sales and Service Revenues..........................  $    732.3  $   504.5  $  1,164.7  $   942.9  $   971.1    $    360.9
                                                      ----------  ---------  ----------  ---------  ---------       -------
Operating Costs and Expenses
  Cost of sales.....................................       512.5      356.5       841.8      669.3      689.9         270.2
  Selling, general and administrative(1)............       356.0      103.8       218.7      194.1      199.9          79.4
  Depreciation and amortization.....................        17.0       12.9        27.0       26.1       28.7          12.0
                                                      ----------  ---------  ----------  ---------  ---------       -------
  Total.............................................       885.5      473.2     1,087.5      889.5      918.5         361.6
                                                      ----------  ---------  ----------  ---------  ---------       -------
(Loss) Earnings before Interest and Taxes(2)........      (153.2)      31.3        77.2       53.4       52.6          (0.7)
Interest Expense-net(3).............................        (7.1)      (3.1)       (7.1)      (9.3)     (15.7)         (4.3)
Taxes on Income.....................................       (17.2)     (11.3)      (28.1)     (17.9)     (15.3)         (0.3)
                                                      ----------  ---------  ----------  ---------  ---------       -------
Net (Loss) Earnings(2)..............................  $   (177.5) $    16.9  $     42.0  $    26.2  $    21.6    $     (5.3)
                                                      ----------  ---------  ----------  ---------  ---------       -------
                                                      ----------  ---------  ----------  ---------  ---------       -------
Pro Forma Net (Loss) Earnings
  per Share(2)......................................  $    (3.29)            $     0.78
Equivalent Shares(4)................................      53,892                 53,892

FINANCIAL POSITION (at end of period):
Total Assets........................................  $  1,351.3  $   906.6  $  1,073.8  $   919.0  $   860.8    $    799.0
Equity -- Investment by Western Atlas...............  $    590.2  $   501.5  $    574.5  $   502.7  $   439.4    $    380.9
Notes Payable and Current Portion of Long-term
  Obligations.......................................  $     57.4  $    23.3  $     27.5  $    22.2  $    41.7    $      7.1
Long-term Obligations...............................  $     17.3  $    14.0  $     14.5  $    14.1  $     9.0    $      8.9
Allocated Portion of Western Atlas Debt.............  $    228.2  $   112.7  $    109.6  $   112.4  $   112.8    $    211.0
Working Capital.....................................  $     83.5  $   192.2  $    266.0  $   194.7  $   115.2    $     53.0
Current Ratio.......................................         1.1        1.6         1.6        1.6        1.3           1.1
Total Debt as a Percentage of Total
  Capitalization....................................          34%        23%         21%        23%        27%           37%

                                                           YEAR ENDED
                                                            JULY 31,
                                                      --------------------
                                                        1993       1992
                                                      ---------  ---------

OPERATING RESULTS:
Sales and Service Revenues..........................  $   844.3  $   761.8
                                                      ---------  ---------
Operating Costs and Expenses
  Cost of sales.....................................      589.9      526.3
  Selling, general and administrative(1)............      170.6      159.8
  Depreciation and amortization.....................       26.8       26.7
                                                      ---------  ---------
  Total.............................................      787.3      712.8
                                                      ---------  ---------
(Loss) Earnings before Interest and Taxes(2)........       57.0       49.0
Interest Expense-net(3).............................       (5.1)      (7.0)
Taxes on Income.....................................      (20.5)     (16.6)
                                                      ---------  ---------
Net (Loss) Earnings(2)..............................  $    31.4  $    25.4
                                                      ---------  ---------
                                                      ---------  ---------
Pro Forma Net (Loss) Earnings
  per Share(2)......................................
Equivalent Shares(4)................................
FINANCIAL POSITION (at end of period):
Total Assets........................................  $   748.0  $   717.8
Equity -- Investment by Western Atlas...............  $   471.5  $   410.9
Notes Payable and Current Portion of Long-term
  Obligations.......................................  $     4.3  $     1.8
Long-term Obligations...............................  $    19.1  $    19.8
Allocated Portion of Western Atlas Debt.............  $    27.3  $    76.7
Working Capital.....................................  $   199.5  $   117.7
Current Ratio.......................................        2.0        1.5
Total Debt as a Percentage of Total
  Capitalization....................................         10%        19%

------------------------

(1) General and Administrative Costs include allocated charges from Western Atlas of $22.2 million, $19.9 million, $27.6 million, $8.1 million, $14.1 million and $10.4 million for the fiscal years ended December 31, 1996, 1995 and 1994, the five months ended December 31, 1993, and the fiscal years ended July 31, 1993 and 1992, respectively, and $9.1 million and $10.8 million for the six-month periods ended June 30, 1997 and 1996, respectively. The June 30, 1997 period includes a $203.3 million non-tax-deductible charge, or $3.77 per share, for the value of in-process research and development activities resulting from the Norand and UBI acquisitions.

(2) Amounts presented for the year ended July 31, 1993 are before a cumulative effect of a change in accounting principle for the adoption of the provisions of SFAS No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions. The Company elected immediate recognition of the transition liability, and recorded a net of tax charge of $9.3 million. Net earnings for the period were $22.1 million and earnings per share were $0.41 after the cumulative effect of a change in accounting principle.

(3) Interest expense includes allocated charges from Western Atlas of $8.3 million, $8.4 million, $12.1 million, $3.7 million, $3.9 million and $5.8 million for the fiscal years ended December 31, 1996, 1995 and 1994, the five months ended December 31, 1993, and the fiscal years ended July 31, 1993 and 1992, respectively, and $6.3 million and $4.1 million for the six-month periods ended June 30, 1997 and 1996, respectively.

(4) In thousands. The number of common shares used to calculate earnings per share for all periods presented is based on the number of shares of Western Atlas Common Stock outstanding as of June 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a description of the business segments of the Company and a discussion of the historical combined financial condition and results of operations of the Company and factors affecting the Company's financial resources and capital after the Distribution. This discussion should be read in conjunction with the historical combined financial statements and notes thereto included elsewhere in this Information Statement.

GENERAL

The Company is an industrial technologies company providing global customers with solutions for improving their efficiency and productivity. The Company's business segments comprise Automated Data Systems ("ADS") and Industrial Automation Systems ("IAS").

Future growth in these businesses is expected to result from expansion of the Company's existing operations and its customer base, and through acquisitions. In seeking acquisitions, the Company will concentrate on technologies, products and services which enhance customer productivity and efficiency, and those that can be characterized as growth drivers.

Currently, the Company estimates that about 45% of its revenues will come from ADS operations and about 55% of revenues will be derived from IAS activities for the 1997 fiscal year.

AUTOMATED DATA SYSTEMS

ADS comprises automated data collection ("ADC") and mobile computing products and services, conducted under the Intermec, Norand and UBI brand names. Intermec was acquired in 1991; Norand and UBI were acquired early in 1997. Customers include the global distribution and transportation companies, food and beverage operations, manufacturing industries, health care providers and government agencies. All three companies operate as one organization serving the global bar code, data collection and mobile computing market, which has grown approximately 12% to 15% annually over the past five years. The Company's ADS operations represented slightly more than 30% of the Company's total revenues in each of the fiscal years ended 1996, 1995 and 1994, and were based only on Intermec's results prior to the 1997 acquisitions of Norand and UBI. Together, the three companies would have had combined revenues of about $700 million in 1996, which would have represented 50% of the Company's unaudited pro forma 1996 revenues. Intermec accounted for 32%, 34% and 31% of the Company's combined revenues in fiscal 1996, 1995 and 1994, respectively.

This combination of companies and capabilities establishes the Company as a leading participant in the emerging logistics automation marketplace. Together, they offer a broad range of products which are used to gather, organize and transmit selected data from various off-site or in-premise locations to central computers or information retrieval systems in order to track parts, products and people through manufacturing, distribution and other processes.

The ongoing development of the Company's ADC/Mobile Computing activities will depend primarily on the application of new technologies and products to maintain its position in this technology-driven market. The Company believes it has the necessary technical expertise to achieve this goal. Future geographic opportunities have been identified outside North America, particularly in Europe, Latin America and Asia, where the use of data collection technology is less developed. To capitalize on these emerging markets, the Company is expanding its international marketing, distribution and support network, and is engaged in an ongoing program to locate Company-owned resources in key markets worldwide.

INDUSTRIAL AUTOMATION SYSTEMS

IAS includes integrated manufacturing systems, body welding and assembly systems, and precision grinding and abrasive systems, primarily serving the worldwide automotive, off-road and diesel engine manufacturing industries.

The Company plans to continue to develop its existing IAS customer base by seeking a greater role in customer projects, continuing its emphasis on product development and expanding its international activities.

The Company also intends to increase its presence in IAS market segments where it presently holds a smaller market share, such as the body welding and assembly systems area, and the application of lower-volume flexible manufacturing systems and CNC machines. In some areas the Company also has developed high-precision manufacturing technologies that should allow it to establish a presence in growth markets such as micro-electronics with its new generation of ultra-high-precision wafer grinders.

INTEGRATED MANUFACTURING SYSTEMS. Through its Lamb, Lamb Technicon and Honsberg Lamb operations, the Company designs, integrates and installs integrated machining systems for the world's automotive and off-road vehicle industries. The integrated manufacturing systems divisions design manufacturing solutions for all production volumes of powertrain components -- primarily engines and transmissions. Integrated manufacturing systems accounted for 39%, 38% and 44% of the Company's combined revenues in fiscal 1996, 1995 and 1994, respectively.

BODY WELDING AND ASSEMBLY SYSTEMS. The Lamb Body Welding and Assembly Systems division designs automated systems to assemble and weld high-quality automobile and truck bodies as well as other industrial products. Through its Assembly and Test Systems operations, the division also designs and builds specialized assembly and/or testing equipment and systems for a variety of manufacturing applications. Body Welding and Assembly Systems accounted for 12%, 8% and 9% of the Company's combined revenues in fiscal 1996, 1995 and 1994, respectively.

PRECISION GRINDING AND ABRASIVES. The Company develops and produces precision grinding systems and equipment for the global manufacturing market. A key area of the Company's expertise is the application of precision cylindrical and disc grinding technologies to medium- and high-volume production of car engines and transmission components such as camshafts, crankshafts or connecting rods. Precision Grinding and Abrasives accounted for 17%, 20% and 16% of the Company's combined revenues in fiscal 1996, 1995 and 1994, respectively.

RECENT DEVELOPMENTS


The Company's preliminary net earnings for the quarter ended September 30, 1997 were $11.7 million, or $0.22 per share.


The Company acquired Norand Corporation ("Norand") on March 3, 1997, and United Barcode Industries ("UBI") on April 4, 1997. Norand designs, manufactures and markets mobile computing systems and wireless data communications networks using radio frequency technology. UBI is a European-based ADC company headquartered in Sweden, with fiscal 1996 sales of approximately $100 million. These companies are currently being integrated into the ADS segment. Both transactions were funded using a combination of Western Atlas' committed credit facilities, short-term uncommitted credit lines and excess cash, and are being accounted for under the purchase method of accounting. Accordingly, the acquisition costs (approximately $280 million and $107 million for Norand and UBI, respectively) have been allocated to the net assets acquired based upon their relative fair values. Such allocation resulted in $203 million assigned to in-process research and development activities; $156 million assigned to goodwill (to be amortized over 25 years); and $29 million assigned to other intangibles (to be amortized over periods ranging from 4 to 18 years). During the period ended June 30, 1997, the

Company expensed the amounts assigned to in-process research and development in accordance with Financial Accounting Standards Board Interpretation No. 4.

RESULTS OF OPERATIONS

Sales and service revenues and segment operating profit for the six months ended June 30, 1997 (excluding the $203 million charge for acquired in-process research and development described above) and 1996, and each of the three years ended December 31, were as follows:

                                                                          SIX MONTHS ENDED
                                                                                                        YEAR ENDED
                                                                              JUNE 30,                 DECEMBER 31,
                                                                        --------------------  -------------------------------
                                                                          1997       1996       1996       1995       1994
                                                                        ---------  ---------  ---------  ---------  ---------

                                                                                        (MILLIONS OF DOLLARS)
SALES AND SERVICE REVENUES

Automated Data Systems................................................  $     282  $     175  $     367  $     321  $     303
Industrial Automation Systems.........................................        450        329        798        622        668
                                                                        ---------  ---------  ---------  ---------  ---------
Total Sales and Service Revenues......................................  $     732  $     504  $   1,165  $     943  $     971
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------
SEGMENT OPERATING PROFIT

Automated Data Systems................................................  $      12  $      13  $      30  $      13  $      24
Industrial Automation Systems.........................................         49         29         70         62         56
                                                                        ---------  ---------  ---------  ---------  ---------
Total Segment Operating Profit........................................  $      61  $      42  $     100  $      75  $      80
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO 1996

Total sales and service revenues increased $228 million, or 45% for the six months ended June 30, 1997 compared with the corresponding prior period. Total segment operating profit, excluding a $203 million charge for acquired in-process research and development, increased $19 million, or 45% for the six months ended June 30, 1997 compared to the corresponding prior period.

ADS revenues increased by $107 million, or 61% due to the acquisitions of Norand and UBI. However, ADS operating profit declined by $1 million, or 8% due primarily to the process of integrating the newly acquired companies with Intermec. Operating profit margins, which declined from 7.4% in 1996 to 4.3% in 1997, are expected to improve to historical levels following the completion of the integration efforts in late 1997.

IAS revenues increased $121 million, or 37% and related operating profit increased $20 million, or 69% for the six months ended June 30, 1997 compared with the corresponding prior period. IAS experiences lower profit margins in the early stages of long-term contracts (until the development risks have been mitigated). During 1997 the Integrated Manufacturing Systems operations experienced a higher level of revenues and profits from contracts in the final delivery and installation phase.

These projects contributed to an increase in operating margins for IAS from 8.8% in 1996 to 10.9% in 1997. Accordingly, IAS backlog declined from $545 million at December 31, 1996 to $407 million at June 30, 1997.

Net interest expense was $7.1 million and $3.1 million for the six months ended June 30, 1997 and 1996, respectively. The increase is primarily due to an increase in the level of Western Atlas allocated debt from $113 million at June 30, 1996 to $228 million at June 30, 1997. The increase in allocated debt is primarily attributable to the 1997 acquisitions of Norand and UBI.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO 1995

Total sales and service revenues increased $222 million, or 24%, and related segment operating profit increased $25 million, or 33% for the year ended December 31, 1996 compared with the corresponding prior period.

ADS revenues increased by $46 million, or 14% as a result of the success of new product introductions and increased deliveries on Intermec's five-year purchase agreement with the U.S. Government. Revenues attributable to new product introductions rose by $23 million, or 209%, and related unit shipments increased 213% over 1995 levels. Revenues under the purchase agreement with the U.S. Government increased $16 million, primarily attributable to a 38% increase in unit hardware shipments.

ADS operating profit increased by $17 million in 1996, and operating margins improved from 4.0% in 1995 to 8.2% in 1996. In 1995 margins were adversely impacted by changes in product mix and competitive pressure on pricing of certain mature product lines. Approximately one percentage point of the 1996 increase was due to improved margins on media products (labels and printer ribbons), while the remaining improvement resulted from the Company responding to factors contributing to the 1995 decrease. The 1995 decrease in margins was affected by the cost of a shift from proprietary to open architecture systems which caused an approximate two percentage point decrease, while pricing pressure contributed to an additional decrease of approximately two percentage points.

IAS revenues increased by $176 million, or 28% in 1996, and its operating profit increased by 13% to $70 million. Operating margins declined from 10.0% in 1995 to 8.8% in 1996 as a result of lower profit recognition in the early stages of certain 1996 contracts. Backlog improved to $545 million at December 31, 1996 compared to $501 million at the prior year-end.

Net interest expense decreased from $9.3 million in 1995 to $7.1 million in 1996 because of lower levels of allocated Western Atlas debt, as well as reduced interest income attributable to lower average balances in cash and marketable securities.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO 1994

Total sales and service revenues decreased $28 million, or 3%, and related segment operating profit decreased $5 million, or 6% for the year ended December 31, 1995 compared with the corresponding prior period.

ADS revenues increased by $18 million, or 6% in 1995. However, related operating profit declined by $11 million, or 46%, and ADS operating margins dropped from 7.9% to 4.0% for the reasons discussed above.

IAS revenues decreased $46 million, or 7%, and related operating profit increased $6 million, or 11% for the year ended December 31, 1995 compared with the corresponding prior period. The decrease in sales and service revenues from 1994 compared with 1995 resulted from several large programs with automobile customers being completed by the Integrated Manufacturing Systems operations and shipped near the end of 1994. The increase in operating profit is partially attributable to improvements in the operational performance of the Material Handling Systems division in 1995 compared with 1994. This division was included with IAS until it was sold in 1996. IAS backlog increased to $501 million at December 31, 1995, from $353 million at December 31, 1994.

Net interest expense decreased from $15.7 million in 1994 to $9.3 million in 1995. Allocated Western Atlas debt declined following the sale of 6.9 million Western Atlas common shares in September 1994, the proceeds of which ($286 million) were used primarily to pay down debt.

FOREIGN CURRENCY TRANSACTIONS

The Company is subject to the effects of international currency fluctuations due to the global nature of its operations. Currency fluctuations did not have a significant impact on operations during fiscal years 1996, 1995 and 1994. It is not possible to predict the Company's exposure to foreign currency fluctuations beyond the near term because revenues generated from particular foreign jurisdictions vary widely over time. The Company hedges transactions from time to time, but the amount and volume of such transactions are not material.

For fiscal year 1996, the Company derived approximately 18% of its revenues and approximately 22% of its operating profits (exclusive of corporate overhead) from non-U.S. operations. However, at December 31, 1996, identifiable assets attributable to foreign operations comprised 14% of total assets (of which the largest components were attributable to European operations). Therefore, exposure of identifiable assets to foreign currency fluctuations or expropriations is not significant, even after considering the 1997 acquisitions of Norand and UBI.

LIQUIDITY AND CAPITAL RESOURCES

Cash and marketable securities decreased from $149.5 million at December 31, 1996 to $21.8 million at June 30, 1997 primarily as a result of the Norand acquisition.

The net accounts receivable balance was $495.1 million at June 30, 1997, and $394.6 million and $284.1 million as of December 31, 1996 and 1995, respectively. The change from December 31, 1995 to 1996 and continuing on through June 30, 1997 is due primarily to an increase in unbilled recoverable costs and accrued profit on progress completed on long-term contracts. The unbilled amounts are generally billed upon completion and shipping of the project. Fluctuation of unbilled amounts is a normal aspect of long-term contracts, and the Company does not foresee any adverse liquidity implications resulting from this activity. The net accounts receivable increase from December 31, 1996 to June 30, 1997 is primarily attributable to trade receivables of the recently acquired Norand and UBI companies.

Total debt increased from $151.5 million at December 31, 1996 to $302.9 million at June 30, 1997 due primarily to an increase in Western Atlas allocated debt attributable to the use of a combination of Western Atlas' committed credit facilities and short-term uncommitted credit lines to fund the Norand and UBI acquisitions. The remaining increase is primarily attributable to capital expenditures and working capital needs of the operations. WAI short-term borrowings currently bear interest at an annual rate of approximately 5.75% and have maturities of up to 60 days. The Company expects that cash flow from operations, along with available borrowing capacity, will be adequate to meet working capital requirements. After payment of an intercompany dividend to Western Atlas immediately prior to the Distribution, the Company expects to have unused committed credit facilities of approximately $170 million. The Company does not anticipate any material adverse decline in cash flow from operations nor any significant changes in capital expenditures required to support ongoing operations.

INFLATION

In the opinion of management, inflation has not been a significant factor in the markets in which the Company operates and has not had a significant impact upon the results of its operations.

                                   MANAGEMENT

DIRECTORS OF THE COMPANY

Immediately following the Distribution, the Board of Directors of the Company is expected to consist of the five persons named below. Directors for each class will be elected at the annual meeting of shareholders held the year in which the term for such class expires and will serve thereafter for three years. The expiration of the initial term of each director is indicated below.

                                                                           POSITION WITH THE COMPANY AND
                                                                       PRINCIPAL BUSINESS AFFILIATIONS DURING
NAME                                               AGE                            PAST FIVE YEARS
---------------------------------------------      ---      ------------------------------------------------------------

Alton J. Brann...............................          55   Chairman of the Board and Chief Executive Officer of the
                                                            Company. Chairman of the Board and Chief Executive Officer
                                                            and a director of Western Atlas since March 1994; prior
                                                            thereto President from November 1990 and Chief Executive
                                                            Officer of Litton from December 1992 to March 1994. A
                                                            director of Litton since December 1990.
Stephen E. Frank.............................          55   President and Chief Operating Officer of Southern California
                                                            Edison, a subsidiary of Edison International since June
                                                            1995; prior to that President and Chief Operating Officer of
                                                            Florida Power and Light Company since August 1990. Mr. Frank is also a director of Washington Mutual, Inc.
Orion L. Hoch................................          68   Chairman of the Executive Committee and a member of the
                                                            Western Atlas Board since March 1994; prior thereto Chairman of the Board of Litton from March 1988 to March 1994; Chief
                                                            Executive Officer of Litton from December 1986 to December
                                                            1992 and a director of Litton since June 1982.
Steven B. Sample.............................          56   President of the University of Southern California since
                                                            March 1991. Dr. Sample is also a member of the Board of
                                                            Directors of Wm. Wrigley Jr. Company, Santa Catalina Company
                                                            and Presley Companies. He has been a director of Western
                                                            Atlas since March 1994.
William D. Walsh.............................          67   Partner of Sequoia Associates, a private investment firm,
                                                            since June 1982. Mr. Walsh is also a director of American
                                                            Ireland Fund, BVP, Inc., Crown Vantage, Inc., Newcourt
                                                            Credit Group, Inc. and URS Corporation. He is Chairman of
                                                            the Board of Golden Valley Produce, LLC, Clayton Group,
                                                            Inc., Consolidated Freightways Corporation, Newell
                                                            Manufacturing Corporation and Newell Industrial Corporation.

On the Distribution Date, Dr. Sample will resign as a member of the Board of Directors of Western Atlas. Mr. Brann and Dr. Hoch are expected to continue as directors of Western Atlas, and Mr. Brann will be elected non-executive Chairman of the Board of Western Atlas effective as of the Distribution Date.

The Certificate of Incorporation and By-laws of the Company provide that the Company's Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. Of the initial directors, Mr. Frank and Dr. Hoch will serve until the 1999 Annual Meeting of Shareholders; Dr. Sample and Mr. Walsh will serve until the 2000 Annual Meeting of Shareholders; and Mr. Brann will serve until the 2001 Annual Meeting of Shareholders. Starting with the 1999 Annual Meeting of Shareholders, one class of directors will be elected each year for a three-year term. See "Certain Antitakeover

Effects of Certain Provisions of the Certificate of Incorporation, the By-laws, State Law and the Rights Plan -- Classified Board of Directors."

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information concerning the persons who currently serve as executive officers of the Company. Each such person was elected to the indicated office with the Company in anticipation of the Distribution and serves at the pleasure of the Board of Directors. Those persons who have been officers and/or employees of Western Atlas will relinquish such positions in connection with the Distribution.

                                                                           POSITION WITH THE COMPANY AND
                                                                       PRINCIPAL BUSINESS AFFILIATIONS DURING
NAME                                               AGE                            PAST FIVE YEARS
---------------------------------------------      ---      ------------------------------------------------------------

Alton J. Brann...............................          55   Chairman of the Board and Chief Executive Officer; for prior business experience see "Directors of the Company" above.
Charles A. Cusumano..........................          51   Vice President, Finance. Vice President, Finance, of Western
                                                            Atlas since October 1, 1996. Prior thereto, Vice President and Controller of Western Atlas from March 1994 to September
                                                            30, 1996. Vice President, Finance, of Litton's Industrial
                                                            Automation Systems Group from October 1988 to March 1994.
Michael E. Keane.............................          41   Senior Vice President and Chief Financial Officer. Senior
                                                            Vice President and Chief Financial Officer of Western Atlas
                                                            since October 1, 1996. Prior thereto, Vice President and
                                                            Treasurer of Western Atlas from March 1994 to September 30,
                                                            1996. Director of Pensions and Insurance of Litton from
                                                            February 1991 to March 1994.
Michael Ohanian..............................          65   Senior Vice President and Group Executive, Automated Data
                                                            Systems. Senior Vice President of Western Atlas since July
                                                            8, 1997, Vice President of Western Atlas from May 1996 to
                                                            July 1997 and President of Intermec since May 1995. Prior
                                                            thereto, an independent consultant from September 1994 to
                                                            May 1995 and Vice President, Strategic and Government
                                                            Programs, of Intermec from April 1988 to September 1994.
Norman L. Roberts............................          62   Senior Vice President and General Counsel. Senior Vice
                                                            President and General Counsel of Western Atlas since March
                                                            1994. Prior thereto, Senior Vice President and General
                                                            Counsel of Litton from March 1990 to March 1994.
Clayton A. Williams..........................          63   Senior Vice President and Group Executive, Industrial
                                                            Automation Systems. Senior Vice President of Western Atlas
                                                            since May 7, 1996 and Group Executive of Western Atlas'
                                                            Manufacturing Systems Group since December 1995. Prior
                                                            thereto, Vice President of Western Atlas from December 9,
                                                            1995 to May 7, 1996. Vice President of Litton from June 1992 to December 1995 and President of its Applied Technology
                                                            division from January 1990 to December 1995.

THE BOARD AND CERTAIN BOARD COMMITTEES

The Company's Board of Directors (the "Board") is expected to establish an Audit and Compliance Committee, a Compensation Committee and a Nominating Committee. The duties and membership of such committees will be established at the initial meeting of the Board following the Distribution.

DIRECTORS' COMPENSATION AND RETIREMENT POLICIES

Directors who are not employees of the Company are expected to be paid an annual fee for Board service of $30,000, payable in quarterly installments, and an attendance fee of $2,000 for each Board meeting attended and each meeting of a committee of the Board attended. In addition, any nonemployee director serving as Chair of the Audit and Compliance Committee or the Compensation Committee will receive a separate annual fee of $4,000, and any nonemployee director serving as Chair of the Nominating Committee will receive a separate annual fee of $3,000. Directors may elect prior to the Distribution Date (for fees earned in 1997) and prior to the commencement of the calendar year for each year thereafter, to receive 50% or more of the fees described in the two preceding sentences in Company Common Stock pursuant to the Director Stock Option and Fee Plan described below; PROVIDED, that new directors may make such election during the 30-day period immediately following commencement of service as a director. The number of shares of Company Common Stock which may be received in lieu of cash fees shall equal the quarterly fees earned which the director has elected to convert into Company Common Stock, divided by the average for the quarter of the average of the high and low prices of the Company Common Stock on each trading day during the quarter. Directors who are employees of the Company are not paid any fee or additional remuneration for services as members of the Board or any committee thereof. Director fees, including fees elected to be paid in Company Common Stock, may be deferred pursuant to the Director Stock Option and Fee Plan described below.

The Company is expected to adopt a policy establishing the mandatory retirement date of each director and advisory director as the date of the Annual Meeting of the shareholders of the Company next following his or her 72nd birthday.

DIRECTOR STOCK OPTION AND DEFERRED FEE PLAN

Under the terms of the UNOVA, Inc. Director Stock Option and Fee Plan (the "Director Plan"), directors (including advisory directors, if any) who are not employees of the Company or any subsidiary thereof automatically receive annual grants of options to purchase shares of the Company Common Stock at the fair market value of such stock on the date of grant. The initial grants under the Director Plan will be made as of the Distribution Date (for purposes of the initial grants made as of the Distribution Date, fair market value shall be based on the average of the high and low daily prices of the Company Common Stock as reported in the NYSE Composite Tape on the sixth through tenth trading dates, inclusive, following the Distribution Date). Each of these initial grants will cover 25,000 shares of the Company Common Stock. Any person who joins the Board as a nonemployee director subsequent to the date of the initial grant of options under the Director Plan and who neither received options under the 1997 Plan during the two-year period preceding the date of commencement of Board membership nor was an employee of the Company or a subsidiary of the Company during such two-year period will receive an initial grant of options to purchase 25,000 shares upon joining the Board. Commencing in 1999, on the first business day following the Company's annual shareholders' meeting for each year during the term of the Director Plan, each nonemployee director automatically will receive a grant of an option for 2,500 shares. All options granted under the Director Plan become fully exercisable on the first anniversary of the grant thereof; however, if a director dies or becomes permanently disabled while serving on the Board, or if the director retires pursuant to the policy for mandatory retirement of directors described below, then all options held by such director become exercisable in full. In addition, if a change in control of the Company (as defined in the 1997 Stock Incentive Plan as described below) occurs, then all options granted under the Director Plan become fully exercisable. An aggregate of 500,000 shares of

Company Common Stock, subject to adjustment for certain events affecting the Company's capitalization, are authorized for issuance under the Director Plan.

Options granted under the Director Plan shall remain exercisable until three years following the first to occur of the retirement or resignation of the director from the Board (or the director's failure to be re-elected to the Board), the total and permanent disability of the director, or the death of the director.

Pursuant to the Director Plan, nonemployee directors may elect to defer all or a portion of their fees described under the caption "Directors' Compensation and Retirement Policies" to either a deferred stock account or cash account. The deferred stock account will enable directors to defer their fees into phantom Company Common Stock, and the cash account will provide a deferral into an interest-based account. An election to defer fees must be made prior to the Distribution Date (for fees earned in 1997) and prior to the commencement of the calendar year for fees earned in each year thereafter; provided, that new directors may make such election during the 30-day period following commencement of service as a director.

The deferred stock account will be a bookkeeping account credited with share units representing shares of Company Common Stock. Dividends paid on Company Common Stock will be treated as paid on the number of share units in the deferred stock account and as reinvested in share units credited to the deferred stock account. The cash account will accrue interest at a rate equal to the prime rate as reported by Morgan Guaranty Trust Company of New York on the first business day of the applicable quarter.

Credits to the deferred stock and cash accounts shall be made on the first business day following the end of each quarter. A director's stock account will be credited with the number of shares of Company Common Stock into which the director's fees would be converted pursuant to an election to receive Company Common Stock in lieu of cash fees, and are the subject of a deferral election. Transfers between the stock account and the cash account will not be permitted.

Deferred amounts will be paid to each director commencing in the January following the director's termination of service with the Board. Such payments may be made in a lump sum or in two to fifteen annual installments as elected by the director at the time of the deferral election. Notwithstanding the foregoing, upon a change in control of the Company, all deferred accounts will be paid out immediately. The deferred stock account will be paid in shares of Company Common Stock equal to the number of share units credited to such account, and the cash account will be paid in cash.

The Director Plan will be administered by the Board, which will have authority to interpret, and make rules and regulations relating to, the Director Plan and to determine the provisions of the individual option agreements to be entered into under the Director Plan. The Director Plan will terminate on December 15, 2007 (unless earlier discontinued by the Board), but such termination will not affect the rights of the holder of any option or participant in a deferred stock or cash account outstanding on such date of termination. The Board may suspend or discontinue the Director Plan or amend it in any respect whatsoever; PROVIDED, HOWEVER, that no such amendment shall adversely affect the rights of any director without such director's consent or shall be made without stockholder approval if such approval is required by any regulation, law or stock exchange rule.

Of the individuals named on page 31, all except Mr. Brann are expected to be eligible to participate in the Director Plan immediately following the Distribution Date.

The foregoing summary of the Director Plan is qualified by reference to the text of the Director Plan which is attached to this Information Statement as Annex A.

ANNUAL MEETING

The Company's By-laws provide that annual meetings of shareholders shall be held at such place and time as may be fixed by resolution of the Board. The first annual meeting for which proxies will be solicited from shareholders is expected to be held in May 1999.

HISTORICAL COMPENSATION

The following table sets forth, for the chief executive and the four other executive officers of the Company who, based upon employment by Western Atlas and its subsidiaries, received the highest compensation with respect to the fiscal year ended December 31, 1996 (the "Named Executive Officers"), information concerning compensation paid in fiscal 1996 to such persons by Western Atlas or its subsidiaries. The principal positions listed in the table are those expected to be held by the Named Executive Officers following the Distribution.

SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION     LONG TERM COMPENSATION
                                                              --------------------  ---------------------------
                                                                                      AWARDS
                                                                                    SECURITIES
                                                                                    UNDERLYING     ALL OTHER
                                                               SALARY      BONUS      OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                          YEAR        ($)      ($)(A)        (#)          ($)(B)
-------------------------------------------------  ---------  ---------  ---------  -----------  --------------
Alton J. Brann                                          1996    687,030    928,125      50,000         17,382
  Chairman of the Board and                             1995    649,065    669,638      50,000         17,130
  Chief Executive Officer                               1994    573,092    625,000     175,000        157,994

Charles A. Cusumano                                     1996    226,289    174,242      15,000          4,936
  Vice President, Finance

Michael Ohanian                                         1996    269,232    269,232      11,000          9,250
  Senior Vice President

Norman L. Roberts                                       1996    295,846    292,887      15,000          9,057
  Senior Vice President                                 1995    285,774    220,455      15,000         10,090
  and General Counsel                                   1994    267,027    210,000      25,000         39,289

Clayton A. Williams                                     1996    257,500    321,875      12,000         45,540
  Senior Vice President                                 1995     15,385(c)         0     25,000             0

------------------------

(a) Bonuses awarded to the Named Executive Officers, with respect to 1996 were paid as follows: an amount equal to 50% of the recipient's annual base pay in effect on January 1, 1996, was paid in February 1997, and the remainder will be paid one year later provided the recipient is then in the employ of the Company, or has terminated employment by reason of death, disability, or retirement or is on an approved leave of absence. Where a bonus exceeded 100% of the recipient's base pay at January 1, 1996, an amount equal to one half of such base pay was paid in February 1997; and, subject to satisfaction of the conditions set forth in the preceding sentence, an additional amount equal to 50% of such base pay will be paid in February 1998; and the remainder, in February 1999.

(b) Included in this column for 1996 are the following: (i) present value costs of Western Atlas' portion of the 1996 premium for split-dollar life insurance for Mr. Brann of $1,936; (ii) the amount of $2,793 representing premiums paid by Western Atlas with respect to the participation in Western Atlas' Executive Medical Plan of each of Messrs. Brann and Roberts; (iii) the following amounts representing interest imputed to and taxable to the holder of loans from Western Atlas: Mr. Brann, $10,903, Mr. Cusumano, $3,186, and Mr. Roberts, $4,514; (iv) Western Atlas matching contributions of $1,750 made to the respective accounts of Messrs. Brann, Cusumano, Ohanian and Roberts under

    Western Atlas' 401(k) plan; and (v) the amount of $7,500 paid to Mr. Ohanian by a subsidiary of Western Atlas pursuant to an executive flexible benefits plan; and (vi) the amount of $45,540 paid to Mr. Williams as relocation expenses and relocation bonus in connection with his move from San Francisco to the Detroit area in December 1995, to assume the position of Group Executive for Western Atlas' Manufacturing Systems Operations.

(c) Represents salary paid to Mr. Williams from the date of his employment by Western Atlas, December 9, 1995, through December 31, 1995.

The following table shows stock option grants with respect to shares of Western Atlas Common Stock under employee stock option plans of Western Atlas to the Named Executive Officers during the 1996 fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                      INDIVIDUAL GRANTS

                                           NUMBER OF        PERCENTAGE OF
                                           SECURITIES       TOTAL OPTIONS                                GRANT DATE
                                           UNDERLYING        GRANTED TO        EXERCISE                    PRESENT
                                            OPTIONS         EMPLOYEES IN         PRICE      EXPIRATION      VALUE
NAME                                     GRANTED (#)(A)      FISCAL YEAR        ($/SH)         DATE        ($)(B)
---------------------------------------  --------------  -------------------  -----------  ------------  -----------
Alton J. Brann.........................       1,731(c)             0.29%           57.75      8/15/2006       54,653
                                             48,269(d)             7.98%           57.75      8/15/2006    1,523,990
Charles A. Cusumano....................       1,731(c)             0.29%           57.75      8/15/2006       54,653
                                             13,269(e)             2.19%           57.75      8/15/2006      418,940
Michael Ohanian........................       8,655(f)             1.43%           57.75      8/15/2006      273,263
                                              2,345(g)             0.39%           57.75      8/15/2006       74,038
Norman L. Roberts......................       1,731(c)             0.29%           57.75      8/15/2006       54,653
                                             13,269(e)             2.19%           57.75      8/15/2006      418,940
Clayton A. Williams....................       1,731(c)             0.29%           57.75      8/15/2006       54,653
                                             10,269(h)             1.70%           57.75      8/15/2006      324,222

------------------------

(a) All options granted to the Named Executive Officers were granted at the prevailing market price of the Western Atlas Common Stock on the date of grant. These options permit payment of the exercise price and any withholding tax due upon exercise by the surrender of already owned shares of Western Atlas Common Stock having a fair market value equal to the exercise price or the amount of withholding tax, as the case may be, or payment of withholding tax by applying shares otherwise receivable upon exercise. All such options become immediately exercisable upon the occurrence of certain events resulting in a change in control of Western Atlas, and accelerated vesting schedules become applicable in the event of the death of the optionee while in the employ of Western Atlas. Change in control has the meaning described on page 47.

(b) The Black-Scholes model was used to determine the grant date present value of stock options. This method requires the assumption of certain values that affect the option price. The values which were used in this model are the volatility of Western Atlas' stock price and the estimate of the risk-free interest rate. Since Western Atlas does not pay a dividend, no yield on the Western Atlas Common Stock was assumed. For purposes of the model used to value the options in this table, a volatility factor of 26%, determined from historical stock price fluctuations, and a 6.7% risk-free interest rate, determined from market information prevailing on the grant date, were used. No adjustments were made for the nontransferability or risk of forfeiture of the stock options. This model assumed all options are exercised on their respective expiration dates. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the Western Atlas Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

(c) Incentive Stock Options. These options become 100% exercisable on the fifth anniversary of the date of grant.

(d) Nonqualified Stock Options. These options become exercisable in four installments of 10,000 shares each on the first through the fourth anniversaries of the date of grant, and in one installment of 8,269 shares on the fifth anniversary of the date of grant.

(e) Nonqualified Stock Options. These options become exercisable in four installments of 3,000 shares each on the first through the fourth anniversaries of the date of grant, and one installment of 1,269 shares on the fifth anniversary of the date of grant.

(f) Incentive Stock Options. These options become exercisable in five equal installments of 1,731 shares on each of the first through the fifth anniversaries of the date of grant.

(g) Nonqualified Stock Options. These options become exercisable in five equal installments of 469 shares each on the first through the fifth anniversaries of the date of grant.

(h) Nonqualified Stock Options. These options become exercisable in four installments of 2,400 shares each on the first through the fourth anniversaries of the date of grant, and one installment of 669 shares on the fifth anniversary of the date of grant.

The following table provides information with respect to options to purchase Western Atlas Common Stock exercised by any of the Named Executive Officers during 1996 and with respect to the number and value of unexercised options held by each Named Executive Officer at December 31, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES(a)

                                                                     NUMBER OF SECURITIES
                                           SHARES                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                          ACQUIRED                        OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                             ON         VALUE        DECEMBER 31, 1996(#)          DECEMBER 31, 1996($)
                                          EXERCISE    REALIZED   ----------------------------  ----------------------------
NAME                                       (#)(B)        ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------  -----------  ---------  ------------  --------------  ------------  --------------
Alton J. Brann.........................      12,644     498,880       72,196        273,440      2,605,610       7,440,925
Charles A. Cusumano....................           0           0       18,640         37,360        984,220         885,010
Michael Ohanian........................           0           0        3,390         12,110        167,809         201,379
Norman L. Roberts......................           0           0       17,600         59,400        795,780       1,604,768
Clayton A. Williams....................           0           0        5,000         32,000        104,675         576,200

------------------------

(a) The number and value of unexercised options to purchase Western Atlas Common Stock at the end of 1996 are shown in the table. In addition, Messrs. Brann, Cusumano, Ohanian and Roberts held options to purchase shares of Litton common stock, adjusted on account of the 1994 distribution of the Western Atlas Common Stock to the shareholders of Litton and granted to them prior to such distribution, as follows:

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED     IN-THE-MONEY LITTON OPTIONS
                                                            LITTON OPTIONS AT                     AT
                                                          DECEMBER 31, 1996 (#)          DECEMBER 31,1996 ($)
                                                       ----------------------------  ----------------------------
          NAME                                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------  ------------  --------------  ------------  --------------
        Alton J. Brann...............................            0         33,440              0        887,569
        Charles A. Cusumano..........................        9,940          2,560        326,878         82,604
        Michael Ohanian..............................        3,390          1,110        108,760         37,108
        Norman L. Roberts............................       14,600          7,400        460,596        233,951

(b) During 1996 Mr. Brann exercised Litton options to purchase 49,840 shares, thereby realizing $1,388,406.


ADJUSTMENTS TO OUTSTANDING WESTERN ATLAS OPTIONS AS A RESULT OF THE DISTRIBUTION. Western Atlas has granted outstanding options to purchase Western Atlas Common Stock under the Western Atlas Inc. 1993 Stock Incentive Plan and the Western Atlas Inc. Director Stock Option Plan and has assumed options granted under the plans of Norand Corporation (collectively, the "Western Atlas Options"). Upon the Distribution, each Western Atlas Option will be adjusted by
(i) multiplying the number of shares of Western Atlas Common Stock subject to the option by the Adjustment Factor and (ii) dividing the exercise price per share of the option by the Adjustment Factor. For these purposes, the "Adjustment Factor" is defined as the quotient obtained by dividing (x) the Average Market Price of the Western Atlas Common Stock plus the Average Market Price of the Company Common Stock by (y) the Average Market Price of the Western Atlas Common Stock. The "Average Market Price" of Western Atlas Common Stock or Company Common Stock, as the case may be, is defined to be the average of the high and low daily prices of such security as reported on the NYSE Composite Tape on the sixth through tenth trading days, inclusive, following the date of the Distribution. The Western Atlas Options held by employees will be amended to provide that, (i) for purposes of the vesting, exercisability and duration of these options, service with the Company shall be deemed to be service with Western Atlas, and (ii) upon the occurrence of certain events resulting in a change of control of the Company, these options will become immediately vested and exercisable to the extent not previously vested and exercisable.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Messrs. Brann, Cusumano, Keane, Roberts and certain additional officers of the Company have entered into change in control agreements with the Company (collectively, the "Agreements"). The Agreements are operative only upon the occurrence of a change in control, which includes substantially those events described below. Absent a change in control, the Agreements do not require the Company to retain the executives or pay them any specified level of compensation or benefits.

Generally, under the Agreements, a change in control is deemed to have occurred if: (a) a majority of the Board becomes composed of persons other than persons for whose election proxies have been solicited by the Board, or other than persons who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of the Company's outstanding voting stock, other than as a result of a repurchase by the Company of its voting stock; (c) the approval by the shareholders of the Company of a merger, reorganization, or consolidation with another party (other than certain limited types of mergers) or sells or otherwise disposes of all or substantially all of the Company's assets; or (d) the shareholders approve the liquidation or dissolution of the Company.

Each Agreement provides that for three years after a change in control there will be no adverse change in the executive's salary, bonus opportunity, benefits, or location of employment. If, during this three-year period, the executive's employment is terminated by the Company other than for cause, or if the executive terminates his or her employment for good reason as such terms are defined in the Agreements (including compensation reductions, demotions, relocation, and requiring excessive travel), or voluntarily during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive an accrued salary and annual incentive payment through the date of the termination and, except in the event of death or disability, a lump-sum severance payment equal to three times the sum of the executive's base salary and annual bonus (and certain pension credit and insurance and other welfare plan benefits). Further, an additional payment is required in such amount that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under the Code had been imposed. In the event of termination of employment by reason of death or disability or for cause, the Agreements terminate and the sole obligation of the Company is to pay any amounts theretofore accrued thereunder.

The Agreements will terminate effective as of the Distribution, but it is expected that the Company will enter into agreements with these individuals and other officers and key employees with substantially identical terms.

The Company has entered into an employment agreement with Clayton A. Williams whereby Mr. Williams has agreed to accept employment from the period from the Distribution Date to February 13, 1999, initially as Group Executive of the Company's Industrial Automation Systems operations and Senior Vice President of the Company. Under this agreement, Mr. Williams will receive a current annual salary of not less than $280,000 and is entitled to participate in the cash bonus plan or plans for which he is eligible. In the event of Mr. Williams' termination of employment without cause, he is entitled to receive the remaining installments of base salary payable during the term of the agreement and a pro rata portion of the bonus for which he would have qualified had he remained employed throughout the year of any such termination.

Mr. Ohanian has an employment contract with Intermec Corporation, a subsidiary of the Company, which provides for his employment through February 28, 1998, for a base salary of $300,000 and provides that he is eligible to receive an annual bonus, subject to the satisfaction of performance goals established by the Compensation Committee of the Company's Board of Directors, in accordance with the terms of any cash bonus plan in which he is eligible to participate.

RETIREMENT BENEFITS

Prior to the Distribution, the Company's management will be participants in the tax-qualified and non-qualified retirement plans of Western Atlas (the "Western Atlas Retirement Plans"). Effective at the time of the Distribution, the Company will adopt tax-qualified and non-qualified retirement plans that will replicate, in all material respects, the Western Atlas Retirement Plans (the "Company Retirement Plans"). The following is a description of the expected terms of the Company Retirement Plans.

THE FSSP AND RELATED RETIREMENT PLAN. Messrs. Brann, Cusumano, Ohanian and Roberts are expected to participate in the Company's Financial Security and Savings Program (the "FSSP"), a defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Code. Participation in the FSSP is generally available to employees of the Company located in the United States.

A participant in the FSSP may elect to defer from 2% to 18% of his or her covered compensation for investment in the trust established under the FSSP, but the maximum amount which the employee may contribute to the FSSP for any calendar year is limited by provisions of the Code relating to the maximum amount, as adjusted for inflation, which may be contributed to plans qualified under Section 401(k) of the Code (the "401(k) Maximum Amount"), which is $9,500 for 1997. Deposits of 2% to 4% of the participant's compensation are invested in the FSSP Retirement Fund, while deposits in excess of 4% are invested in one or more investment funds as designated by the participant.

The Company adds to the investment fund account of an FSSP participant an amount (not to exceed 2% of the participant's compensation) equal to 50% of the participant's deposits in excess of 4% of his or her compensation. In the case of employees who are classified as highly compensated pursuant to applicable Treasury releases (those earning over $80,000 for 1997), such employees' permissible contributions may be reduced further and the amount of the employer's matching contributions may be limited if certain nondiscrimination tests set forth in the Code are not achieved. A participant is entitled to receive his or her entire FSSP account, to the extent it has become vested, upon retirement or earlier termination of employment with the Company.

Benefits under the FSSP are intended to supplement benefits under the Company's related retirement plan, which is a defined benefit plan. Although deposits to the FSSP do not comprise part of the retirement plan's trust (except for transfers of assets made at the request of a participant in connection with a distribution, as described below), the extent of an employee's participation in the Retirement Fund of the FSSP will affect the amount of such employee's benefit under the related retirement plan. The employee's contribution to the FSSP of 2% to 4% of his or her gross earnings causes the employee (if eligible to participate in the Company's retirement plan) to become eligible to accrue benefits under such retirement plan. Covered compensation for purposes of both the retirement plans and the FSSP Retirement Fund is aggregate cash compensation including bonuses and commissions but would, in the case of Messrs. Brann, Cusumano, Ohanian and Roberts be limited to $160,000 pursuant to provisions of the Code.

The amount of a participant's annual retirement benefit at his or her normal retirement date (generally age 65) under the Company's defined benefit retirement plan is the higher of (A) 60% of the participant's deposits to the Retirement Fund of the FSSP (during the entire period of his or her employment) or (B) 85% of such deposits minus 75% of the participant's estimated Social Security primary benefit at age 65, with adjustments in the amount of the benefit to take into account factors such as age at retirement, degree of vesting, and form of benefit selected. In the case of Company employees who transferred directly from Western Atlas to the Company, contributions to the Retirement Fund of the FSSP will be included in the computation of a participant's total deposits for purposes of the formula set forth above. The annual retirement benefit at normal retirement age is reduced by the actuarial equivalent of lump sum distributions made (at the request of the participant) of the participant's Retirement Fund account in the FSSP. Should a participant wish to receive the entire benefit described in the formula set forth above, the participant may direct that his or her Retirement Fund balance consisting of deposits with earnings be transferred to the retirement plan trust.

RESTORATION PLAN.The limitations in the Code establishing the 401(k) Maximum Amount cause certain participants in the FSSP to lose Company-provided benefits which they could otherwise have derived from the deposit of a full 8% of their covered compensation to the FSSP. Consequently, the Company has adopted a noncontributory and unfunded plan (the "Restoration Plan") designed to restore the approximate amount of lost employer-provided benefits to those employees who participate in the FSSP to the fullest extent permitted by the applicable Code provisions but who are unable (as a result of the 401(k) Maximum Amount limitation) to contribute 8% of their compensation to the FSSP. Such lost employer-provided benefits which are restored under this plan consist of (i) all or part of the 50% matching contribution to the investment fund account of the FSSP participant and (ii) except in the case of Mr. Brann, who participates in a supplemental contractual arrangement (as described below), a portion of the full benefit under the Company's retirement plan if the participant's contributions to the FSSP Retirement Fund are limited to less than 4% of his or her compensation. Amounts that would have been deposited to the employee's Retirement Fund account by the employee and to his or her investment fund account by the Company are projected with interest to the participant's normal retirement date. Based upon these amounts, the participant's lost benefits from the Company's retirement plan and lost Company contributions to the investment fund are determined and converted to, and payable upon the participant's retirement as, a single life annuity if the participant is unmarried at such time or as a 100% joint and survivor annuity if the participant is then married; however, no payment will commence until the participant reaches the age of 62.

SUPPLEMENTAL ARRANGEMENT FOR MR. BRANN. In addition to the FSSP, the related retirement plan, and the Restoration Plan, the Company has a noncontributory and unfunded supplemental contractual arrangement (the "Supplemental Arrangement") designed to provide additional retirement benefits to Mr. Brann. If Mr. Brann retires on or after age 65 following 25 years of service with the Company (including prior service with Western Atlas and Litton), his annual benefit (computed as a single life annuity) under the Supplemental Arrangement is 55% of his final average compensation, less amounts payable to Mr. Brann under Social Security and less that portion of pension benefits deemed to have been provided by the employer's (as opposed to Mr. Brann's) contributions which would have been received by Mr. Brann under any other retirement plan sponsored by the Company, Western Atlas or Litton if he was eligible to participate and had participated at all times in any such plan to the maximum extent permitted (regardless of the degree of actual participation). Final average compensation means one-third of covered cash compensation (including salary and bonus) deemed to have been awarded to or received by Mr. Brann during any three periods of 12 consecutive months specified by Mr. Brann occurring during the 60-month period preceding his retirement. Salary is deemed to have been received when paid and bonuses are deemed to have been received when determined and awarded to Mr. Brann by the Compensation Committee, regardless of when paid. For purposes of the Supplemental Arrangement, Mr. Brann had 24 credited years of service at August 1, 1997.

If Mr. Brann's employment is terminated before he has completed 25 years of service or attained the age of 65, then the percentage of 55% referred to above is reduced in accordance with a schedule relating to age and length of service; however, payment of retirement benefits to Mr. Brann under the Supplemental Arrangement will, in no event, commence until he reaches age 62. The Supplemental Arrangement also provides for certain salary continuation payments in the event of Mr. Brann's disability and certain survivors' benefits in the event of his death while employed by the Company and prior to the commencement of the payment of retirement benefits.

The following table indicates the approximate annual combined benefit which would be received by Mr. Brann representing the sum of (a) the benefit under the Company's basic retirement plan deemed to have been provided by the employer's contributions and (b) the benefit under the Supplemental Arrangement, based on the following assumptions: (i) participation in the voluntary retirement plans to the maximum extent permitted during the entire period of Mr. Brann's employment, (ii) retirement at age 65, and (iii) election of the benefit in the form of a single life annuity.

                               PENSION PLAN TABLE

                                                                                      YEARS OF SERVICE
                                                                            -------------------------------------
REMUNERATION                                                                    15           20       25 OR MORE
--------------------------------------------------------------------------  -----------  -----------  -----------
$1,200,000................................................................  $   420,000  $   570,000  $   660,000
 1,400,000................................................................      490,000      665,000      770,000
 1,600,000................................................................      560,000      760,000      880,000
 1,800,000................................................................      630,000      855,000      990,000
 2,000,000................................................................      700,000      950,000    1,100,000

Although, as indicated above, the amount of such combined benefit would be reduced by Mr. Brann's Social Security primary benefit, the foregoing table does not give effect to such offset. Covered compensation under the Supplemental Arrangement is aggregate cash compensation, including salary and bonus, actually paid to Mr. Brann during the fiscal year. Since Mr. Brann received incentive awards from Western Atlas payable in installments, and since Mr. Brann's bonus awarded by Western Atlas for fiscal 1996 was not paid during 1996, the cash compensation paid to Mr. Brann during 1996 was $1,312,000, rather than the amount shown in the Summary Compensation Table.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Messrs. Cusumano, Ohanian and Roberts participate in the Company's Supplemental Executive Retirement Plan, an unfunded plan which provides additional retirement benefits to key executive employees designated by the Compensation Committee of the Board after nomination by the Chief Executive Officer. A participant in this plan does not ordinarily vest in a retirement benefit until reaching the age of 60 and completing 15 years of service following the participant's 40th birthday and may not ordinarily begin receiving a retirement benefit thereunder until reaching age 62. Under this plan a participant's annual retirement benefit is the actuarial equivalent, as of the age of the participant at retirement, of the following computation (a) 1.6% of "average earnings" of the participant up to $125,000 (which amount is adjusted annually for inflation) plus (b) 2.2% of "average earnings" in excess of such amount, the sum of (a) plus (b) then being multiplied by the participant's number of years of service (not to exceed 25) following the participant's 40th birthday. Average earnings for purposes of this plan is the average of base salary and cash bonus awarded by the Company to the participant in the three periods of 12 consecutive months in which the participant's compensation was highest during the final 60 months of the participant's employment. There is offset from the benefit calculated in the manner described above the participant's Social Security primary benefit as well as all amounts of "Company-provided" retirement benefit which the participant receives (or could have received assuming full participation at all times of eligibility) under other retirement plans sponsored by the Company. For purposes of this plan, Mr. Roberts had 22 credited years of service, Mr. Ohanian had 9 credited years of service and Mr. Cusumano had 11 credited years of service at August 1, 1997.

The following table indicates the approximate combined annual retirement benefit which would be received by a participant in this plan representing the sum of
(a) the Company-provided benefit under the Company's basic retirement plan; (b) the benefit under the Restoration Plan; and (c) the benefit under the Supplemental Executive Retirement Plan based on retirement at age 65, full participation at all relevant times in the basic retirement plans, and election of a benefit in the form of a single life annuity. The table does not give effect to the offset of the participant's Social Security benefit.

                               PENSION PLAN TABLE

                                                                                      YEARS OF SERVICE
                                                                            -------------------------------------
REMUNERATION                                                                    15           20       25 OR MORE
--------------------------------------------------------------------------  -----------  -----------  -----------
$ 600,000.................................................................  $   177,739  $   236,986   $ 296,232
  800,000.................................................................      243,739      324,986     406,232
 1,000,000................................................................      309,739      412,986     516,232
 1,200,000................................................................      375,739      500,986     626,232

In addition to retirement benefits, certain benefits are payable under this plan in the event of the death or disability of the participant. In the event of a change of control of the Company, a participant is immediately vested in the retirement benefit and is entitled to receive a lump sum payment equal to the actuarial equivalent, as of the age of the participant on the date of the change of control of the Company, of the retirement benefit which would have been payable at age 65, unless the committee which then administers the plan elects to defer such lump sum payment.

INDEBTEDNESS OF MANAGEMENT TO THE COMPANY

As a form of additional incentive for its key employees, Western Atlas provides loans to certain such employees located in the United States. Under such program, loans in the aggregate principal amount of $1,196,000 were outstanding at August 1, 1997 to four executive officers of the Company, as follows: Alton
J. Brann, $616,000; Charles A. Cusumano, $225,000; Michael E. Keane, $100,000; and Norman L. Roberts, $255,000. These loans are unsecured, currently bear interest at the rate of 4% per annum, and are payable on the Company's demand, but, in any event, not later than the earlier of (i) termination of the borrower's employment with the Company or any subsidiary thereof, or (ii) December 31, 1998. The foregoing amounts represent the largest amount of indebtedness of each such executive officer and present executive officers as a group under such loan program outstanding since December 31, 1995.

It is anticipated that the Company will establish a similar program effective as of the Distribution Date, and that the receivables of Western Atlas representing such loans will be transferred to the Company. The final maturity date of these loans is expected to be extended to December 31, 2002.

INCENTIVE COMPENSATION PLANS FOLLOWING THE DISTRIBUTION

The following are descriptions of the incentive compensation plans that are expected to provide benefits to management employees of the Company after the Distribution.

1997 STOCK INCENTIVE PLAN

The UNOVA, Inc. 1997 Stock Incentive Plan (the "1997 Plan") has been adopted by the Board of Directors of the Company and approved by Western Atlas as the Company's sole shareholder. The Company's Board believes that the adoption of the 1997 Plan will help the Company to attract, retain and provide appropriate incentives for management personnel. The description of the 1997 Plan set forth below is a summary only and is qualified in its entirety by reference to the text of the 1997 Plan, which is attached to this Information Statement as Annex B.

GENERAL. The 1997 Plan provides that the total number of shares available for grant shall be 5,500,000 shares of Company Common Stock plus a number of shares of Company Common Stock equal to 1% of the number of shares of Company Common Stock outstanding as of January 1 of each year beginning in 1999; any amount not used in a given year may be carried over into the next year. In addition to the foregoing limitation, no more than 5,000,000 shares of Company Common Stock may be granted over the life of the 1997 Plan for incentive stock options (within the meaning of Section 422 of the Code) ("ISOs"), and no more than 30% of the shares of Company Common Stock available for grant under the plan as of the first day of any fiscal year during which the 1997 Plan is in effect may be utilized in that fiscal year for awards in the form of restricted stock ("Company Restricted Stock"). Shares subject to an option or award may be authorized but unissued shares or treasury shares. In each calendar year, no individual may be granted awards covering more than 1,000,000 shares of Company Common Stock.

If an award granted under the 1997 Plan expires, terminates or lapses for any reason, without the issuance of shares of Company Common Stock thereunder, such shares will again be available under the 1997 Plan.

In the event of a merger, reorganization, consolidation, recapitalization, spin-off, stock dividend, stock split, extraordinary distribution with respect to the Company Common Stock or any other similar event, the Board or its Compensation Committee (the "Compensation Committee") shall make such adjustments in the aggregate number and kind of shares reserved for issuance, the maximum number of shares that can be granted to any participant in any single year, the number of shares covered by outstanding awards and the exercise prices specified therein and make such other equitable adjustments as may be determined to be appropriate. An employee may satisfy a tax withholding requirement by applying shares to which the employee is entitled as a result of the exercise of a nonqualified stock option or the termination of the restricted period with respect to any shares of Company Restricted Stock awarded under the 1997 Plan.

ELIGIBILITY AND PARTICIPATION. Participants in the 1997 Plan will be selected by the Compensation Committee, which will administer the 1997 Plan. The 1997 Plan contemplates that awards will be granted to officers and other key employees of the Company and that participants will be such employees of the Company and its subsidiaries and affiliates, including officers of the Company, as from time to time are designated as such by the Compensation Committee.

ADMINISTRATION. The 1997 Plan requires that the Compensation Committee consist solely of at least two directors of the Company who are "non-employee directors," as such term is used in Rule 16b-3 under the Exchange Act and are "outside directors" within the meaning of Section 162(m) of the Code. Accordingly, members of the Compensation Committee may not be current employees of the Company, former officers of the Company or be receiving fees from the Company other than in their capacity as directors and may not be engaged in any transaction or business relationship with the Company which would require disclosure under the proxy rules of the Commission. Under the 1997 Plan and subject to the limitations thereunder, the Compensation Committee is authorized
(i) to select participants in the 1997 Plan, (ii) to determine whether and to what extent awards are to be made, (iii) to determine the number of shares of Company Common Stock to be covered by each award, (iv) to determine the terms and conditions of any award, (v) to adjust the terms and conditions of any award, (vi) to determine to what extent and under what circumstances Company Common Stock and other amounts payable with respect to an award are to be deferred and (vii) to determine under what circumstances an award may be settled in cash or stock under the plan. The Compensation Committee also has authority to adopt, alter and repeal administrative rules, guidelines and practices, to interpret the terms and provisions of the 1997 Plan and any award issued thereunder, and to otherwise supervise the administration of the 1997 Plan.

AMENDMENT AND TERMINATION. The 1997 Plan will terminate on September 24, 2007. Under the 1997 Plan, options to purchase Company Common Stock ("Company Options") or other awards granted and outstanding as of the date the 1997 Plan terminates are not affected or impaired by such termination.

The Board may amend, alter or discontinue the 1997 Plan in such respects as the Board may deem advisable; but no such amendment, alteration or discontinuation may be made without shareholder approval to the extent such approval is required by law or agreement. No such amendment, alteration or discontinuation may impair the rights of participants under outstanding awards without the consent of the participants affected thereby (except for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3) or make any change that would disqualify the 1997 Plan from the exemption provided by Rule 16b-3.

The Compensation Committee may amend any award theretofore granted, prospectively or retroactively. No such amendment or modification may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3). However, the Compensation Committee may not lower the exercise price of a previously granted option or replace an option with a new option having a lower exercise price.

PRICING OF OPTIONS. Under the 1997 Plan, an employee to whom a Company Option is granted will have the right to purchase the number of shares of Company Common Stock covered by the Company Option, subject to the terms and provisions of the 1997 Plan. The exercise price to be paid by a participant, which may not be less than the fair market value of the Company Common Stock subject thereto on the date of grant, is determined by the Compensation Committee and will be set forth in a Company Option agreement between the Company and the participant.

Under the 1997 Plan, the purchase price of a Company Option is payable, (i) in cash or (ii) by the surrender, at the fair market value on the date on which the Company Option is exercised, of shares of unrestricted Company Common Stock already owned by the optionee for at least six months.

STOCK APPRECIATION RIGHTS. The 1997 Plan authorizes the Compensation Committee to grant stock appreciation rights ("SARs") in connection with all or part of any Company Option. An SAR entitles its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (determined in accordance with procedures to be established by the Compensation Committee) at the date of exercise of a share of Company Common Stock over the exercise price of the related Company Option multiplied by the number of shares as to which the holder is exercising the SAR. The amount payable may be paid by the Company in Company Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation Committee may determine, which determination may be made after considering any preference expressed by the holder. To the extent an SAR is exercised, any related Company Option will be cancelled and, to the extent the related Company Option is exercised, any SAR will be cancelled.

INCENTIVE STOCK OPTIONS. ISOs may be granted at the discretion of the Compensation Committee under the 1997 Plan. No term of the 1997 Plan relating to ISOs may be interpreted or authority exercised so as to disqualify the plan under Section 422 of the Code.

EXERCISABILITY OF OPTIONS AND SARS. Company Options and SARs will become fully exercisable upon a Change in Control (as defined below). Otherwise, the 1997 Plan provides that if such participant's employment by the Company or its subsidiaries is terminated for any reason, other than death, disability or retirement, such participant may exercise a Company Option or SAR to the extent then exercisable, or on such accelerated basis as the Compensation Committee may determine, within the period ending on the earlier of three months after such termination (seven months if the termination follows a Change in Control) or the date the Company Option or SAR expires in accordance with its terms; provided, however, that if the optionee dies within such three-month period, any unexercised Company Option or SAR held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Company Option or SAR, whichever period is shorter.

Unless otherwise determined by the Compensation Committee, if such participant dies prior to termination of employment, his legatees, executors, distributees or personal representatives may, subject to the provisions of the 1997 Plan, exercise the Company Option or SAR granted to such participant within the period ending on the earlier of (i) twelve months after the date of such death or (ii) the date the Company Option or SAR expires in accordance with its terms.

Unless otherwise determined by the Compensation Committee, if an optionee's employment terminates by reason of disability, any Company Option or SAR held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Compensation Committee may determine, for a period of three years (or such other period as the Compensation Committee may prescribe in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Company Option or SAR, whichever period is the shorter, provided, however, that if the optionee dies within such three-year (or other) period, any unexercised Company Option or SAR held by such optionee shall, notwithstanding the expiration of such three-year (or other) period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Company Option or SAR, whichever period is the shorter.

Unless otherwise determined by the Compensation Committee, if an optionee's employment terminates by reason of retirement, any Company Option or SAR held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such retirement or on such accelerated basis as the Compensation Committee may determine, until the expiration of the stated term of such Company Option or SAR.

The right of any participant to exercise a Company Option may not be transferred in any way other than (i) by will or the laws of descent and distribution or
(ii) as otherwise expressly permitted under the applicable option agreement including, if so permitted, pursuant to a gift to the optionee's family, whether directly or indirectly or by means of a trust or partnership or otherwise. All Company Options are exercisable by a participant during his or her lifetime only, by the optionee, or any guardian or legal representative or permitted transferee.

AWARDS OF RESTRICTED STOCK. The 1997 Plan also permits the Compensation Committee to grant shares of Company Restricted Stock to a participant subject to the terms and conditions imposed by the Compensation Committee. Each certificate for Company Restricted Stock will be evidenced in such manner as the Compensation Committee may deem appropriate, including book entry registration or issuance of one or more certificates registered in the name of the participant. The Compensation Committee may require that such certificate be legended and deposited with the Company. There will be established for each award of Company Restricted Stock a restriction period (the "restriction period") of such length as is determined by the Compensation Committee. Shares of Company Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as described below, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Compensation Committee may impose, the participant will have all the rights of a holder of Stock as to such Company Restricted Stock including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Compensation Committee in the applicable Company Restricted Stock Agreement, the Compensation Committee may require the payment of cash dividends to be deferred and reinvested in additional Company Restricted Stock. At the expiration of the restriction period, the Company will redeliver to the participant unlegended certificates. Except as provided by the Compensation Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period, all shares still subject to restriction are forfeited by the participant. The 1997 Plan provides that shares of Company Restricted Stock will cease to be subject to restrictions on transfer upon a Change in Control.

The vesting of Company Restricted Stock may, in the discretion of the Committee, be conditioned upon the achievement by the participant of pre-established performance goals determined by the Committee or upon the continued service of the participant, or may be conditioned upon a combination of both such criteria. It is expected that the award of Company Restricted Stock to participants, the deductibility of whose compensation may be limited by the limitation on deductibility imposed by Section 162(m) of the Code will require the achievement of such performance goals by the recipient of the award, such that the compensation received thereunder will not be subject to such limitation on deductibility.

The 1997 Plan provides that in the case of an award of Company Restricted Stock the vesting of which is conditioned only upon the continued service of the participant, such award will not vest earlier than the first, second and third anniversaries of the date of grant thereof, on each of which dates a maximum of one-third of the shares subject to the award may vest. In the case of an award of Company Restricted Stock the vesting of which is conditioned upon the attainment of a specified performance goal or goals, such award will not vest earlier than the first anniversary of the date of grant thereof.

CHANGE IN CONTROL. For purposes of the 1997 Plan, a "Change in Control" means
(i) the acquisition by, any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (a) the then outstanding shares of Company Common Stock (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); except that the following acquisitions of stock will not constitute a Change in Control: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with subclauses (a), (b) and (c) of clause (iii) of this paragraph; or (ii) individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; except that any individual becoming a director subsequent to such date whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-II of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(iii) approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") or, if consummation of such Business Combination is subject at the time of such approval by shareholders to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation), unless following such Business Combination, (a) more than 60 percent of, respectively, the then outstanding shares of common stock, and the combined voting power of the then outstanding voting securities, entitled to vote generally, in the election of directors, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction owns the Company or all or substantially all of the Company's assets) will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will be members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Board providing for such Business Combination; or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In the event of a Change in Control:

         (i) any Company Options and SARs outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully, exercisable and vested to the full extent of the original grant; and

        (ii) the restrictions applicable to any Company Restricted Stock shall lapse, and such Company Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

The 1997 Plan further provides that during the 60-day period following a Change in Control, the holder of a Company Option has the right to surrender such option for cash in an amount equal to the difference between the "change in control price" (as defined in the 1997 Plan) and the exercise price.

Notwithstanding the foregoing, if the receipt of cash upon surrender of an option would make a Change in Control transaction ineligible for pooling-of-interests accounting treatment, the Committee may substitute for the cash payment common stock with a fair market value equal to the cash that would otherwise be payable.

                         SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS OF COMPANY COMMON STOCK

BY MANAGEMENT

The following table sets forth the number of shares of Company Common Stock expected to be beneficially owned following the Distribution, directly or indirectly, by each director, each Named Executive Officer and all directors and executive officers as a group, based upon the ownership by such persons of Western Atlas Common Stock as of September 30, 1997 and based upon the expected participation of certain directors in the Director Plan. A list of current executive officers of the Company is set forth on page 32 of this Information Statement. Except as otherwise indicated, each individual named is expected to have sole investment and voting power with respect to the securities shown.


                                                                                                  AMOUNT AND
                                                                                                  NATURE OF
                                                                                                  BENEFICIAL
                                                                                                   PERCENT         PERCENT OF
NAME OF BENEFICIAL OWNER                                                                          OWNERSHIP          CLASS
------------------------------------------------------------------------------------------------  ----------       ----------
Alton J. Brann..................................................................................    16,199             (a)
Charles A. Cusumano.............................................................................     2,053             (a)
Stephen E. Frank................................................................................    25,000(b)          (a)
Orion L. Hoch...................................................................................   126,657(b)(c)       (a)
Michael E. Keane................................................................................     1,355             (a)
Michael Ohanian.................................................................................       472             (a)
Norman L. Roberts...............................................................................     8,715             (a)
Steven B. Sample................................................................................    25,500(b)          (a)
William D. Walsh................................................................................    25,000(b)          (a)
Clayton A. Williams.............................................................................       400             (a)
All directors and executive officers (10 persons)...............................................   231,351             (a)


------------------------


(a) Less than 1%.



(b) Includes options to purchase 25,000 shares expected to be granted on the Distribution Date pursuant to the Director Plan.



(c) Includes 1,080 shares expected to be owned by Dr. Hoch's wife, as to which shares Dr. Hoch will disclaim beneficial ownership.

BY OTHERS

The following table sets forth each person or entity that is expected to beneficially own more than 5% of the Company Common Stock outstanding immediately following the Distribution, based upon the ownership of Western Atlas Common Stock as reported to the Company (except as noted) as of December 31, 1996.

                                                                  AMOUNT AND
                                                                   NATURE OF
                                                                  BENEFICIAL      PERCENT
                                                                    PERCENT         OF
NAME OF BENEFICIAL OWNER                                           OWNERSHIP       CLASS
---------------------------------------------------------------  -------------  -----------
Unitrin, Inc...................................................     12,657,764(a)      23.58%
One East Wacker Dr.
Chicago, IL 60601

FMR Corp.......................................................      4,145,115(b)       7.71%
82 Devonshire Street
Boston, MA 02109

The Capital Group Companies, Inc...............................      5,558,100(c)      10.31%
333 South Hope Street
Los Angeles, CA 90071

Merrill Lynch & Co., Inc.......................................      3,125,031(d)       5.82%
World Financial Center,
North Tower
250 Vesey Street
New York, NY 10281

------------------------

(a) Unitrin, Inc., ("Unitrin"), has reported in a filing on Schedule 13D under the Exchange Act that these shares are owned by two of its subsidiaries, Trinity Universal Insurance Company (7,206,776 shares) and United Insurance Company of America (5,450,988 shares). Unitrin reported that it had sole voting power and sole dispositive power with respect to all such shares. Based upon the foregoing, Unitrin would beneficially own 12,657,764 shares of Company Common Stock immediately following the Distribution.

(b) FMR Corp. ("FMR") has reported in a filing on Schedule 13G under the Exchange Act that, as of July 31, 1997, it has sole dispositive power with respect to these shares and sole voting power with respect to 237,491 of such shares. Based upon the foregoing, FMR would beneficially own 4,145,115 shares of Company Common Stock immediately following the Distribution.

(c) In a filing on Schedule 13G under the Exchange Act, The Capital Group Companies, Inc., stated that, as of July 9, 1997, it has sole voting power with respect to 1,068,000 shares and sole dispositive power with respect to 5,558,100 shares. The Capital Group Companies, Inc., has advised Western Atlas that 4,111,800 of such shares are beneficially owned by its wholly owned subsidiary Capital Research and Management Company, which acts as investment manager for institutional investors such as pension funds and mutual funds, and the remainder of such shares are beneficially owned by others of its subsidiaries. The Capital Group Companies, Inc., disclaims beneficial ownership of these shares.

(d) In a filing on Schedule 13G under the Exchange Act, Merrill Lynch & Co., Inc. stated that it held shared voting power and shared dispositive power with respect to 3,125,031 shares. The filing further discloses that the beneficial owner of the shares reported is a registered investment company advised by Merrill Lynch Asset Management known as Merrill Lynch Growth Fund for Investment and Retirement. Merrill Lynch & Co. and various of its affiliates disclaim beneficial ownership of the shares of Western Atlas reported.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


The Company's authorized capital stock consists of 50,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"), and 250,000,000 shares of Company Common Stock. No shares of Company Preferred Stock will be issued in connection with the Distribution. Based on the number of shares of Western Atlas Common Stock currently outstanding, approximately 54.1 million shares of Company Common Stock will be issued to shareholders of Western Atlas in the Distribution. All of the shares of Company Common Stock issued in the Distribution will be validly issued, fully paid and nonassessable.


COMPANY COMMON STOCK

The holders of Company Common Stock will be entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Company Preferred Stock, the holders of such shares exclusively will possess all voting power. The Certificate of Incorporation of the Company (the "Certificate") does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Company Preferred Stock created by the Board from time to time, the holders of Company Common Stock will be entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. See "Risk Factors -- Dividend Policies."


DIRECT REGISTRATION SYSTEM. The Company maintains a direct registration system ("DRS") for the Company Common Stock. Under the DRS, which will be operational at the time of the Distribution, the transfer agent will establish a book-entry account for each shareholder of record of Western Atlas who is entitled to receive shares of Company Common Stock in the Distribution. The transfer agent will mail an account statement to each such shareholder promptly following the Distribution. That mailing will also contain additional information concerning the DRS. Copies of such information can also be obtained by contacting UNOVA, Inc. Shareholder Services at (310) 888-2660.



The DRS permits each shareholder to maintain the registration of his or her shares of Company Common Stock in his or her own name without the need for the Company to issue, or for the shareholder to maintain or store, a physical stock certificate. The Company believes that the DRS will enable the Company to reduce the costs of maintaining shareholder accounts and will enable shareholders to eliminate the costs of storing and safeguarding stock certificates and facilitate the timely settlement of trading in the Company Common Stock. Any shareholder who wants to receive a physical certificate evidencing his or her shares of Company Common Stock will be able to obtain a certificate at no charge by contacting the transfer agent.


COMPANY PREFERRED STOCK

Under the Certificate, the Board will be authorized to provide for the issue of shares of Company Preferred Stock, in one or more series, and to fix for each such series such powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board providing for the issue of such series and are permitted by the Delaware General Corporation Law (the "Delaware Law"). See "Certain Antitakeover Effects of Certain Provisions of the Certificate of Incorporation, the By-laws, State Law and the Rights Plan -- Preferred Stock."

               CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS
                      OF THE CERTIFICATE OF INCORPORATION,
                   THE BY-LAWS, STATE LAW AND THE RIGHTS PLAN

The Certificate, the By-laws of the Company (the "By-laws") and the Rights Plan contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate and the By-laws, which are attached to this Information Statement as Annex C and Annex D, respectively.

CLASSIFIED BOARD OF DIRECTORS

The Certificate and By-laws provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Board consists of the persons referred to in "Management -- Directors of the Company" above. The Certificate and the By-laws provide that, of the initial directors of the Company, approximately one-third will continue to serve until the 1999 Annual Meeting of Shareholders, approximately one-third will continue to serve until the 2000 Annual Meeting of Shareholders, and approximately one-third will continue to serve until the 2001 Annual Meeting of Shareholders. Of the initial directors, Mr. Frank and Dr. Hoch will serve until the 1999 Annual Meeting of Shareholders, Dr. Sample and Mr. Walsh will serve until the 2000 Annual Meeting of Shareholders and Mr. Brann will serve until the 2001 Annual Meeting of Shareholders. Starting with the 1999 Annual Meeting of Shareholders, one class of directors will be elected each year for a three-year term.

The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the shareholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believe that such a change would be desirable.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board, the classification of the Board could tend to reduce the likelihood of fluctuations in the market price of the Company Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of Company Common Stock at a higher market price than might otherwise be the case.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

The Certificate provides that, subject to any rights of holders of Company Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board. In addition, the By-laws provide that, subject to any rights of holders of Preferred Stock, and unless the Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, the Board could prevent any shareholder from enlarging the Board and filling the new directorships with such shareholder's own nominees.

Under the Delaware Law, unless otherwise provided in the Certificate, directors serving on a classified board may only be removed by the shareholders for cause. In addition, the Certificate and the By-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80 percent of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

NO SHAREHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

The Certificate and the By-laws provide that, subject to the rights of any holders of Company Preferred Stock to elect additional directors under specified circumstances, shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The By-laws provide that special meetings of shareholders can be called only upon a written request stating the purpose of such meeting delivered to the Chairman of the Board, the President (if any) or the Secretary, signed by a majority of the Board or by resolution of the Board or the Executive Committee (if any). Shareholders are not permitted to call a special meeting or to require that the Board call a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

The provisions of the Certificate and the By-laws prohibiting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called at the request of a majority of the Board or by resolution of the Board or the Executive Committee thereof. These provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take shareholder action and from taking action by consent. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman and the Board by calling a special meeting of shareholders prior to the time the Chairman or a majority of the Board believes such consideration to be appropriate.

FAIR PRICE PROVISION

Article IX of the Certificate ("Article IX") places certain limitations on the Company's ability to effect a Business Combination with an Interested Shareholder (as each such term is defined therein).

DEFINITIONS. Article IX confers upon a majority of the Whole Board, or, if a majority of the Whole Board does not consist of Continuing Directors (as hereinafter defined), a majority of the then Continuing Directors, the power and duty to determine, on the basis of information known after reasonable inquiry, the applicability of certain defined terms used in Article IX as well as all other facts necessary to determine compliance with Article IX. A summary of the definitions of certain of these terms follows.

An "Interested Shareholder" is any person (other than the Company or a subsidiary) who or which is (a) the beneficial owner (as defined below) of ten percent or more of the voting power of the outstanding Voting Stock, or (b) an "Affiliate" or an "Associate" (as defined in Article IX) of the Company or at any time within the two-year period immediately prior to the date in question was the beneficial owner of ten percent or more of the voting power of the then outstanding Voting Stock, or (c) an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question Beneficially Owned (as defined below) by a person described in (a) or (b) above (other than shares acquired through a public offering). Notwithstanding the foregoing, neither Unitrin nor any of its subsidiaries will be an Interested Shareholder as long as such entities in the aggregate beneficially own less than 12,658,000 shares of Company Common Stock.

A person is the "beneficial owner" of, or "Beneficially Owns," any shares of Voting Stock which such person or any of its Affiliates or Associates (as defined in Article IX) directly or indirectly owns or has the right to acquire or vote or which are beneficially owned by any member of any group of such persons having any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

A "Business Combination" includes the following transactions: (a) a merger or consolidation of the Company or any of its subsidiaries with an Interested Shareholder or any corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of such Interested Shareholder; (b) the sale or other disposition (in one transaction or a series of transactions) by the Company or any of its subsidiaries of assets having an aggregate "Fair Market Value" (as defined in Article IX) of $10 million or more if an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder is a party to the transaction; (c) the issuance or transfer (in one transaction or a series of transactions) of any securities of the Company or of any of its subsidiaries to an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder in exchange for cash or property (including stock or other securities) having an aggregate Fair Market Value of $10 million or more; (d) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder; (e) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding stock of any class of the Company or any of its subsidiaries Beneficially Owned by an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder.

A "Continuing Director" is any member of the Company's Board, who is not affiliated with the Interested Shareholder in question and was a director of the Company prior to the time such Interested Shareholder became an Interested Shareholder, and any director who is thereafter appointed to fill any vacancy on the Company's Board or who is elected and who, in either event, is not affiliated with an Interested Shareholder and in connection with his or her initial assumption of office was recommended by a majority of the Continuing Directors then on the Company's Board.

SHAREHOLDER VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. Article IX requires the approval of the holders of 80 percent of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, as a condition to Business Combinations, except in cases in which one of the two alternatives described under "Exceptions to Higher Vote Requirement" were applicable and were satisfied. In the event that either of such alternatives were applicable and satisfied with respect to the particular Business Combination, the affirmative vote otherwise required by the Delaware Law and the other provisions of the Certificate and by the terms of any class or series of stock of the Company which might be outstanding at the time of the Business Combination would apply. (Although the Certificate authorizes 50,000,000 shares of preferred stock, no such shares will be outstanding immediately after the Distribution and the Board has no present intention of issuing any such shares, other than the shares reserved for issuance in connection with the Company's Share Purchase Rights Plan. If any authorized preferred stock were in the future issued, its terms might be such as to require the approval of a Business Combination by its holders, voting as a series or class. That requirement would be in addition to, and would not be affected by, Article IX.) Thus, depending upon the circumstances, Article IX may require an 80 percent shareholder vote for a Business Combination in cases in which either a majority vote or no vote would presently be required under the Delaware Law.

Even if an Interested Shareholder could obtain a 80 percent affirmative shareholder vote in favor of a Business Combination under the Delaware Law such Business Combination may nevertheless (depending upon its nature) require approval by the Company's Board prior to its submission to a shareholder vote (such would be the case, for instance, with respect to a merger or consolidation involving the Company). In that case, the Interested Shareholder could not effect such Business Combination, regardless of its ability to assure an 80 percent shareholder vote, without Board action. Further, even were an Interested Shareholder able to obtain votes sufficient to effect a repeal of such provisions, it could not, under the Certificate, exercise its power by written consent or compel the Board to call a special meeting of shareholders for the purpose of voting on such repeal. As discussed above, as a result of the classified board provisions in the Certificate, an interested shareholder could not be assured of gaining control of the Board until at least two shareholder meetings had been held. In addition, Section 203 of the Delaware Law ("Section 203"), which restricts second-step mergers with "Interested Shareholders" (and is described more fully below) might also operate to prevent the ability of an Interested Shareholder to effect a Business Combination.

EXCEPTIONS TO HIGHER VOTE REQUIREMENT. In the case of a Business Combination that involved the receipt of cash or other consideration by the Company's shareholders, solely in their capacity as shareholders, the 80 percent affirmative shareholder vote requirement would not apply if either (a) the Business Combination were approved by a majority of the Continuing Directors of the Company (in order for this condition to be satisfied there must be at least three Continuing Directors), or (b) all of the requirements described in paragraphs (1), (2) and (3) below were satisfied.

If the Business Combination did not involve the receipt of consideration by the Company's shareholders solely as shareholders (E.G., because it took the form of a sale of assets or an original issuance of the Company's securities to an Interested Shareholder), only approval by a majority of the Continuing Directors would avoid the requirement for such 80 percent shareholder vote, although, as noted above (see "--Shareholder Vote Required for Certain Business Combinations"), such Business Combination might, depending upon the circumstances, otherwise require a lesser or no shareholder vote. If there were fewer than three Continuing Directors, such Business Combination would necessarily require such 80 percent shareholder vote. On the other hand, approval by a majority of the Continuing Directors would, with respect to any Business Combination, avoid both the 80 percent shareholder vote requirement and the need to satisfy all of the requirements described below.

As noted above, under the Delaware Law a particular Business Combination may, depending upon its nature, require approval of the Board and/or less-than-80-percent shareholder approval. Neither the approval of such Business Combination by a majority of the Continuing Directors nor the satisfaction of the form of consideration, minimum price and procedural requirements of Article IX with respect to such Business Combination would supersede such other approval requirements of the Delaware Law or any class voting requirements with respect to any series or class of stock of the Company then outstanding. It also would not supersede the requirements of Section 203, discussed below. Rather, such approval or satisfaction of such form of consideration, minimum price and procedural requirements would eliminate only the requirement for the 80 percent shareholder vote otherwise required by Article IX.

In order to avoid the requirement of an 80 percent shareholder vote or approval by a majority of the Continuing Directors in the case of a Business Combination that involved the receipt of cash or other consideration by the Company's shareholders, the following conditions must be met:

   (1) FORM OF CONSIDERATION REQUIREMENT. The consideration to be received by holders of a particular class (or series) of capital stock in the Business Combination would be required to be either cash or the same type of consideration used by the Interested Shareholder and its Affiliates in acquiring the largest portion of their interest in such class (or series) of capital stock. If the Interested Shareholder and its Affiliates have not previously purchased any shares of such class (or series) of capital stock, the consideration paid to holders of shares of that class (or series) in the Business Combination would be required to be cash.

   (2) MINIMUM PRICE REQUIREMENTS. The aggregate of (x) the cash and (y) the Fair Market Value, as of the date of consummation of the Business Combination (the "Consummation Date"), of any consideration other than cash to be received per share by holders of Company Common Stock, in the Business Combination would have to be at least equal to the higher of (i) the highest per share price paid by the Interested Shareholder or any of its Affiliates in acquiring any shares of Company Common Stock during the two years immediately prior to the date of the first public announcement of the proposal of the

Business Combination (the "Announcement Date") or in any transaction in which the Interested Shareholder became an Interested Shareholder (whichever is higher), plus interest compounded annually from the first date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date") through the Consummation Date at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York, or such other major bank headquartered in New York, New York, as may be selected by the Continuing Directors, from time to time in effect in New York, New York, LESS the aggregate dividends paid on each share of Company Common Stock from the Determination Date through the Consummation Date up to but not exceeding the amount of interest so payable per share of Company Common Stock, and (ii) the Fair Market Value per share of Company Common Stock on the Announcement Date or the Determination Date, as the case may be, whichever is higher.

The higher of (i) and (ii) above would have to be paid in respect of all outstanding shares of Company Common Stock, whether or not the Interested Shareholder or any of its Affiliates had previously acquired any shares of Company Common Stock. If the Interested Shareholder and its Affiliates did not purchase any shares of Company Common Stock, as the case may be, during the two-year period prior to the Announcement Date or in the transaction in which the Interested Shareholder became an Interested Shareholder (E.G., if the Interested Shareholder became an Interested Shareholder by purchasing shares of any then-outstanding class of voting Preferred Stock), the minimum price would be as determined under (ii). Under (i), interest and dividends would be computed from the Determination Date whether the highest price during the two-year period prior to the Announcement Date were higher than the price paid in the transaction on the Determination Date or vice versa and whether the Determination Date occurred before or after the beginning of such two-year period. Thus, for instance, if the highest price per share paid by the Interested Shareholder and its Affiliates during such two-year period was higher than the price paid in the transaction on the Determination Date and the Determination Date occurred before the beginning of such two-year period, interest and dividends would nevertheless be required to be computed on such highest price from the Determination Date. Since (ii) does not include an interest factor, if (ii) exceeded (i) no interest would be included in computing the per share amount required to be paid in the Business Combination.

The following example illustrates the application of the form of consideration and minimum price requirements to a Business Combination with an Interested Shareholder acting alone which (x) acquired in the open market, during the two-year period prior to the Announcement Date, 4.9 percent of the outstanding Company Common Stock (the only then outstanding class of Voting Stock), for which its highest per share price was $40, (y) became an Interested Shareholder by purchasing 45 percent of the outstanding Company Common Stock in a cash tender offer at $50 per share, and (z) then announced a proposed Business Combination with the Company at a time when the Company Common Stock was trading at $55 per share:

                      (i) highest price paid by the Interested Shareholder per share of Company Common Stock during the two-year period prior to the Announcement Date ($40) or on the Determination Date in the transaction in which the Interested Shareholder became such ($50), whichever is higher (I.E., $50), plus the net amount (assumed herein to be $2) representing interest (on $50), less dividends paid or declared (if ultimately paid) per share of Company Common Stock, from the Determination Date through the Consummation Date: $52.

                      (ii) Fair Market Value per share of Company Common Stock on the Announcement Date: $55.

Accordingly, in the above example, in order to comply with Article IX's minimum price requirements, the Interested Shareholder would be required to pay at least $55 per share (the higher of the two alternatives above) and, in order to comply with Article IX's form of consideration requirement, such price would have to be paid in cash.

The per share prices and interest assumptions used in the foregoing example were selected for illustrative purposes only and are not intended, and should not be treated, as estimates of future prices of Company Common Stock or future interest rates. Such prices and interest rates will be determined in the marketplace and cannot be predicted.

As indicated above, none of the Company Preferred Stock will be outstanding immediately after the Distribution and the Board has no present plans to issue any thereof, other than the shares reserved for issuance in connection with the Company's Share Purchase Rights Plan. If any series of the Company Preferred Stock were in the future issued with voting rights and were outstanding at the time of consummation of the Business Combination, then unless such series were excluded from the provisions of Article IX by the terms of the resolution authorizing such series, the payments to holders of shares of such series of Preferred Stock would have to be at least equal to the higher of (x) the highest per share price determined with respect to such series in the same manner as described above with respect to Company Common Stock, and (y) the highest preferential amount per share to which the holders of such class or series of Preferred Stock would be entitled in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company. The minimum price requirement would have to be met with respect to each class or series of outstanding Voting Stock whether or not the Interested Shareholder was a beneficial owner of shares of that class or series prior to the Business Combination.

Under the minimum price requirements, the Fair Market Value of non-cash consideration to be received by holders of shares of any class of Voting Stock in a Business Combination is to be determined as of the Consummation Date. Where the definitive terms of such non-cash consideration were established in advance of the Consummation Date, intervening adverse developments, either in the economy or the market generally or in the financial condition or business of the Interested Shareholder, could result in a decline in the originally anticipated Fair Market Value of such consideration, so that, on the date scheduled for its consummation, the Business Combination, which had theretofore been considered as not requiring an 80 percent shareholder vote or approval by a majority of the Continuing Directors (I.E., because it was expected to satisfy the minimum price requirements and it satisfied the form of consideration and procedural requirements), could not be consummated because it had not received such vote or approval (even if it had received any less-than-80-percent shareholder vote required by the Delaware Law, and any separate class vote required by the terms of any class or series of then-outstanding stock of the Company) and did not, in fact, meet the minimum price requirements on such date. However, an Interested Shareholder could avoid such a situation by establishing, in advance, terms for the Business Combination whereby the non-cash consideration was to be finalized by reference to its Fair Market Value on the Consummation Date. Such an approach, which has in fact been used in connection with mergers and similar second-step transactions in the past, would assure that the Interested Shareholder would bear the risk of a decline in the Fair Market Value of the offered consideration prior to the consummation of the Business Combination.
Article IX uses the Consummation Date as the determination date of the Fair Market Value of non-cash consideration to be paid in a Business Combination in order to ensure that the Interested Shareholder uses this approach so that the Interested Shareholder, and not the other shareholders, would bear this risk.

In addition, since the minimum price requirements call for a determination to be made with respect to interest at the base rate compounded, and dividends per share paid, through the Consummation Date, in a particular case it might not be possible to determine with certainty whether, at the time a Business Combination was submitted for shareholder approval, it would ultimately satisfy the minimum price requirements on the Consummation Date. Accordingly, it might not be possible to determine with certainty whether the Business Combination would require an 80 percent shareholder vote or the lesser vote otherwise applicable under the Delaware Law and, until the Consummation Date, there might be uncertainty as to whether the Business Combination, if it in fact received less than an 80 percent affirmative shareholder vote, could be consummated under
Article IX. This uncertainty could deter an Interested Shareholder who did not own (and was not assured of obtaining the affirmative votes of) 80 percent of the voting power of the Voting Stock from going forward with a Business Combination that had not been approved by a majority of the Continuing Directors. However, Western Atlas and the Company consider that it is appropriate, for the reasons indicated above, to use the Consummation Date as the determination date with respect to the minimum price requirements of Article IX and that this will benefit shareholders by encouraging the Interested Shareholder to negotiate with the Continuing Directors (and to refrain from taking action which would result in there being fewer than three Continuing Directors) and obtain their approval of the Business Combination, since such approval would avoid the applicability of both the 80 percent shareholder approval requirement and the minimum price requirement.

   (3) PROCEDURAL REQUIREMENTS. In order to avoid the requirement of an 80 percent affirmative shareholder vote or approval by a majority of the Continuing Directors, after an Interested Shareholder became an Interested Shareholder and prior to the Consummation Date, all of the following procedural requirements, as well as the form of consideration and minimum price requirements, must be complied with.

The first procedural requirement would be that the Company, after the Determination Date, not have failed to pay full quarterly dividends on any then-outstanding Company Preferred Stock and not have reduced the rate of dividends paid on Company Common Stock, unless such failure or reduction was approved by a majority of the Continuing Directors. This provision is designed to prevent an Interested Shareholder from attempting to depress the market price of the Voting Stock prior to proposing a Business Combination by reducing dividends thereon, and thereby reducing the consideration required to be paid pursuant to the minimum price requirements of Article IX.

The second procedural requirement would be that the Interested Shareholder and its Affiliates not have acquired any additional shares of the Voting Stock, directly from Company, or otherwise, in any transaction subsequent to the transaction pursuant to which the Interested Shareholder became an Interested Shareholder (other than any such acquisition pursuant to a stock split or similar transaction that does not increase the Interested Shareholder's proportionate share of any class or series of stock of the Company). This provision is intended to prevent an Interested Shareholder from purchasing additional shares of Voting Stock at prices which are lower than those set by the minimum price requirements of Article IX. Since all of the forms of consideration, minimum price and procedural requirements must be satisfied in order for the Interested Shareholder to avoid the need for either an 80 percent affirmative shareholder vote or the approval of a majority of any Continuing Directors, an effect of this provision, where the Interested Shareholder or any of its Affiliates acquired additional shares of Voting Stock after the Interested Shareholder became an Interested Shareholder, is that the Interested Shareholder could only acquire all of the Voting Stock by means of a Business Combination if such Business Combination either satisfied the 80 percent shareholder approval requirements or were approved by a majority of the Continuing Directors.

The third procedural requirement would be that the Interested Shareholder and its Affiliates not have received, at any time after the Interested Shareholder became an Interested Shareholder, whether in connection with the Business Combination or otherwise, the benefit of any loans or other financial assistance or tax advantages provided by the Company (other than proportionately, solely in its capacity as a shareholder). This provision is intended to deter an Interested Shareholder from self-dealing or otherwise taking advantage of its equity position in the Company by using the Company's resources to finance the Business Combination or otherwise for its own purposes in a manner not proportionately available to all shareholders.

The fourth procedural requirement would be that a proxy or information statement disclosing the terms and conditions of the Business Combination and complying with the requirements of the proxy rules promulgated under the Exchange Act or any replacement legislation be mailed to all shareholders of the Company at least 30 days prior to the consummation of the Business Combination, whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or any such replacement legislation. This provision is intended to ensure that shareholders will be fully informed of the terms and conditions of the Business Combinations even if the Interested Shareholder were not otherwise required by law to disclose such information to shareholders.

The final procedural requirements would be that the Interested Shareholder have supplied the Company with all information requested by the Continuing Directors pursuant to Article IX. Under Article IX, the Continuing Directors have the right to request information as to the beneficial ownership of stock by the Interested Shareholder and other factual matters relating to the applicability and effect of Article IX.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

The By-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of shareholders of the Company (the "Shareholder Notice Procedure").

The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Shareholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, for notice of shareholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. Under the Shareholder Notice Procedure, for notice of a shareholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the 90th day before such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made.

Under the Shareholder Notice Procedure, a shareholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating shareholder, the class and number of shares of stock of the Company which are owned by such shareholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the principal shareholders, including, without limitation, a brief description of the business the shareholder proposed to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such shareholder, the class and number of shares of stock of the Company beneficially owned by such shareholder, and any material interest of such shareholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, which person will not be eligible for election as a director, or such business will not be conducted at such as the case may be.

By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications.

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
By requiring advance notice of other proposed business, the Shareholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although the By-laws do not give the Board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders.

PREFERRED STOCK

The Certificate authorizes the Board to establish one or more series of Company Preferred Stock and to determine, with respect to any series of Company Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series, (iv) the dates at which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,
(vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, and (x) the voting rights, if any, of the holders of such series.

Western Atlas and the Company believe that the ability of the Board to issue one or more series of Company Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Company Preferred Stock, as well as shares of Company Common Stock, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities outstanding, of at least 20 percent. If the approval of the Company's shareholders is not required for the issuance of shares of Company Preferred Stock or Company Common Stock, the Board may determine not to seek shareholder approval.

Although the Board has no intention at the present time of doing so, it could issue a series of Company Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board, in so acting, could issue Company Preferred Stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE AND BY-LAWS

Under the Delaware Law, the shareholders have the right to adopt, amend or repeal the By-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the By-laws may be adopted, amended or repealed by the board of directors. The Certificate provides that the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate relating to the prohibition of shareholder action without a meeting; the number, election and term of the Company's directors; or the removal of directors. The vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock is required to amend all other provisions of the Certificate. The Certificate further provides that the By-laws may be amended by the Board or by the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding shares of Voting Stock, voting together as a single class. These 80 percent voting requirements will have the effect of making more difficult any amendment by shareholders of the By-laws or of any of the provisions of the Certificate described above, even if a majority of the Company's shareholders believe that such amendment would be in their best interests.

ANTITAKEOVER LEGISLATION

Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested shareholder" for a three-year period following the date that such shareholder becomes an interested shareholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested shareholder. Except as specified in Section 203 of the Delaware Law, an interested shareholder is defined to include (x) any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who would be an "interested shareholder" to effect various business combinations with a corporation for a three-year period, although the shareholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate does not exclude the Company from the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring the Company to negotiate in advance with the Board, since the shareholder approval requirement would be avoided if a majority of the directors then in office approve, prior to the time the shareholder becomes an interested shareholder, either the business combination or the transaction which results in the shareholder becoming an interested shareholder.

RELATIONSHIP OF ARTICLE IX TO SECTION 203

Each of Article IX and Section 203 should encourage persons interested in acquiring the Company to negotiate in advance with the Board of Directors since the higher shareholder voting requirements imposed would not be invoked if, (i) in the case of Article IX, such person obtains the approval of a majority of the Continuing Directors for the proposed business combination transaction, and (ii) in the case of Section 203, such person, prior to acquiring 15 percent of the Company's voting stock, obtains the approval of the Board for such stock acquisition or for the proposed business combination transaction (unless such person acquires 85 percent or more of the Company's voting stock in such transaction excluding certain shares as described above). As stated above, in the event of a proposed acquisition of the Company, the Boards of Western Atlas and the Company believe that the interests of the Company's shareholders will best be served by a transaction that results from negotiations based upon careful consideration of the proposed terms, such as the price to be paid to minority shareholders, the form of consideration paid and tax effects of the transaction.

The protection afforded the remaining shareholders by Section 203 is stronger in some respects than the protection that would be afforded by Article IX in situations in which the provisions of both apply. This is because, unless the requisite Board or shareholder approval is obtained or the acquiror succeeds in obtaining at least 85% of the target corporation's voting stock in the initial transaction, Section 203 would prevent any of the specified business combination transactions which could be used by an acquiror to eliminate such remaining shareholders, use the assets of the company to finance its acquisition or otherwise abuse its equity position from occurring for a period of three years thereafter, whereas Article IX would merely require that the specified minimum price and procedural conditions be satisfied. Nonetheless, Article IX has been included in the Certificate for several reasons.

First, the term "Business Combination" is defined differently in Article IX than it is in Section 203 and, as a result, Article IX may afford protection to the Company's shareholders in certain situations in which Section 203 would not apply. In addition, Article IX would apply to transactions with or for the benefit of any person (together with such person's affiliates and associates) beneficially owning 10 percent of the Company's voting stock while Section 203 would only apply to transactions involving persons (together with their affiliates and associates) beneficially owning 15 percent or more of the Company's voting stock.

Second, although the constitutionality of Section 203 has so far been upheld in the courts, it is possible that a higher court might yet find Section 203 to be unconstitutional. If Section 203 were to be challenged and struck down as unconstitutional prior to or in connection with any acquisition of the Company,
Article IX would continue to afford its protections to shareholders.

Neither Article IX nor Section 203 will prevent a hostile takeover of the Company. They may, however, make more difficult or discourage a takeover of the Company or the acquisition of control of the Company by a significant shareholder and thus the removal of incumbent management. Such effect will be enhanced by the fact that the Company will have a Share Purchase Rights Plan. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers which are not approved by the Continuing Directors but in which they might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction. Article IX should not prevent or discourage transactions in which the acquiring person is willing to negotiate in good faith with the Board and is prepared to pay the same price to all shareholders of each class of the Company's voting stock.

RIGHTS PLAN


As of the Distribution Date, the Board of Directors of the Company will have adopted a Share Purchase Rights Plan (the "Rights Plan") under which the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. Each share of Company Common Stock distributed on the Distribution will have attached to it (as described below) an associated Right. Rights are issuable in respect of all shares of Company Common Stock issued after the Distribution Date and prior to the earliest of (i) the Rights Distribution Date (as defined below), (ii) the date on which the Rights are redeemed or exchanged as discussed below or (iii) September 24, 2007. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), of the

Company at a price of $70 (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and The Chase Manhattan Bank, as Rights Agents (the "Rights Agent").


The Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Company Common Stock. The Rights Distribution Date is the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15 percent or more of the outstanding shares of Company Common Stock or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15 percent or more of the outstanding shares of Company Common Stock. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the shares of Company Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Company Common Stock having a market value of two times the exercise price of the Right. At any time prior to the time a person or group of affiliated or associated persons becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish.

If the Rights are not redeemed as provided above and in the event that the Company is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50 percent or more of the outstanding shares of Company Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Company Common Stock, or one-hundredth of a Preferred Share, per Right (subject to adjustment).

Preferred Shares which are purchasable under the Rights Plan will not be redeemable. Each Preferred Share will be entitled to an aggregate dividend of 100 times the dividend declared per share of Company Common Stock but in no event shall such minimum preferential quarterly payment be less than $1 per share. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 100 times the payment made per share of Company Common Stock, but in no event shall they receive less than $100 per share. Each Preferred Share will have 100 votes, voting together with the shares of Company Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which shares of Company Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Company Common Stock. These rights are protected by customary antidilution provisions.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights is not taxable, shareholders may recognize taxable income upon the occurrence of subsequent events -- for example, upon the redemption, sale, or other disposition of the Rights, or upon the Rights becoming exercisable with respect to an acquiror's stock whether or not exercised. The Rights will expire on September 24, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company.


As of December 31, 1996, Unitrin and its subsidiaries owned 23.6 percent of the outstanding shares of Western Atlas Common Stock, and on that assumption would own an identical percentage of the shares of Company Common Stock immediately following the Distribution. The Rights Plan does not affect the Unitrin companies so long as they do not purchase additional shares of Company Common Stock or their shares are not transferred to a third party or group which would thereby beneficially own 15 percent or more of the outstanding shares of Company Common Stock.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the 15 percent thresholds described above to not less than the greater of
(i) the sum of .001 percent and the largest percentage of the outstanding Company Common Stock then known to the Company to be beneficially owned by any person or group or affiliated or associated persons (other than Unitrin and its subsidiaries) and (ii) 10 percent, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interest of the holders of the Rights.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated by reference as an exhibit to the Registration Statement which includes this Information Statement.

COMPARISON WITH RIGHTS OF HOLDERS OF WESTERN ATLAS COMMON STOCK

The Company's Certificate, By-laws and Rights Plan are essentially identical to the corresponding instruments of Western Atlas except that (i) any amendment by shareholders of the Company's By-laws requires the vote of 80 percent of the outstanding Company Common Stock, while amendments by shareholders to the Western Atlas By-laws require either a majority of the votes cast at a meeting at which a quorum is present or 80 percent of the outstanding Western Atlas Common Stock, depending on which By-law is being amended, and (ii) Western Atlas does not have in its certificate of incorporation any provision analogous to
Article IX of the Certificate.

                         LIABILITY AND INDEMNIFICATION
                           OF DIRECTORS AND OFFICERS

ELIMINATION OF LIABILITY OF DIRECTORS

The Certificate provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is amended after the approval by the shareholders of the Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the

Company shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended from time to time.

While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate provides that each person who is or was a director or officer of the Company or who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as a director, officer or employee of another Corporation, Partnership, joint venture, trust or other enterprise, will be indemnified by the Company, in accordance with the By-laws, to the full extent permitted from time to time by Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. In addition, the Certificate provides that the Company may provide indemnification to other persons as provided in the By-laws and may enter into one or more agreements with any person which provide for indemnification greater as different than that provided in the Certificate.

The By-laws provide that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

Pursuant to the By-laws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The By-laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Company (including the Board, independent legal counsel or shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The By-laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Certificate will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate, the By-laws, agreement, vote of shareholders or disinterested directors or otherwise. The Certificate permits the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or any person serving at the request of the Company, as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law. The Company intends to obtain directors' and officers' liability insurance providing coverage to its directors and officers.

The Certificate provides that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if Delaware law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Certificate or otherwise.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
UNOVA, INC.

  Independent Auditors' Report.............................................................................        F-2

  Combined Statements of Operations for the three years ended December 31, 1996............................        F-3

  Combined Balance Sheets at December 31, 1996 and December 31, 1995.......................................        F-4

  Combined Statements of Cash Flows for the three years ended December 31, 1996............................        F-5

  Notes to Combined Financial Statements...................................................................        F-6

  Combined Statements of Operations for the six-month periods ended June 30, 1997 (unaudited) and June 30,
    1996 (unaudited).......................................................................................       F-21

  Combined Balance Sheets at June 30, 1997 (unaudited) and December 31, 1996...............................       F-22

  Combined Statements of Cash Flows for the six-month periods ended June 30, 1997 (unaudited) and June 30,
    1996 (unaudited).......................................................................................       F-23

  Notes to Combined Financial Statements (unaudited).......................................................       F-24

NORAND CORPORATION

  Report of Independent Public Accountants.................................................................       F-27

  Consolidated Balance Sheet at August 31, 1996............................................................       F-28

  Consolidated Statement of Operations for the fiscal year ended August 31, 1996...........................       F-29

  Consolidated Statement of Stockholders' Equity at August 31, 1996........................................       F-30

  Consolidated Statement of Cash Flows for the fiscal year ended August 31, 1996...........................       F-31

  Notes to Consolidated Financial Statements...............................................................       F-32

  Consolidated Balance Sheet at March 1, 1997 (unaudited)..................................................       F-44

  Consolidated Statements of Operations for the six-month periods ended March 1, 1997 (unaudited) and March
    2, 1996 (unaudited)....................................................................................       F-45

  Consolidated Statements of Cash Flows for the six-month periods ended March 1, 1997 (unaudited) and March
    2, 1996 (unaudited)....................................................................................       F-46

  Notes to Consolidated Financial Statements (unaudited)...................................................       F-47

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholder
UNOVA, Inc.
Beverly Hills, California

We have audited the accompanying combined balance sheets of the businesses comprising UNOVA, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related combined statements of operations, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of UNOVA, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As described in Note A, the accompanying combined financial statements have been prepared from the separate records maintained by the Western Atlas Inc. divisions comprising UNOVA, Inc. and may not necessarily be indicative of the conditions that would have existed or the results of operations if UNOVA, Inc. had been operated as a separate company. Portions of debt, interest, and corporate expenses represent allocations made from Western Atlas Inc.

DELOITTE & TOUCHE LLP
Los Angeles, California
August 13, 1997

                                  UNOVA, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                           ---------------------------------------
                                                                               1996          1995         1994
                                                                           -------------  -----------  -----------
Sales and Service Revenues...............................................  $   1,164,682  $   942,852  $   971,138
                                                                           -------------  -----------  -----------
Costs and Expenses
  Cost of sales..........................................................        841,820      669,279      689,852
  Selling, general and administrative....................................        218,672      194,069      199,927
  Depreciation and amortization..........................................         27,043       26,116       28,727
  Interest--net..........................................................          7,111        9,347       15,691
                                                                           -------------  -----------  -----------
Total Costs and Expenses.................................................      1,094,646      898,811      934,197
                                                                           -------------  -----------  -----------
Earnings before Taxes on Income..........................................         70,036       44,041       36,941
Taxes on Income..........................................................        (28,014)     (17,837)     (15,367)
                                                                           -------------  -----------  -----------
Net Earnings.............................................................  $      42,022  $    26,204  $    21,574
                                                                           -------------  -----------  -----------
                                                                           -------------  -----------  -----------
Pro Forma Net Earnings per Share.........................................  $         .78
                                                                           -------------
                                                                           -------------

            See accompanying notes to combined financial statements.

                                  UNOVA, INC.

                            COMBINED BALANCE SHEETS

                             (THOUSANDS OF DOLLARS)

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1996           1995
                                                                                      -------------  -------------
ASSETS
Current Assets
  Cash and cash equivalents.........................................................  $     149,467  $     103,501
  Accounts receivable less allowance for doubtful accounts of $5,124 (1996) and
    $4,810 (1995)...................................................................        394,572        284,056
  Inventories less progress billings................................................         94,452        113,769
  Deferred tax assets...............................................................         53,636         41,741
  Other current assets..............................................................          3,664          3,445
                                                                                      -------------  -------------
Total Current Assets................................................................        695,791        546,512

Property, Plant and Equipment, Net..................................................        132,508        137,337

Goodwill and Other Intangibles, Net of Amortization of $42,095 (1996) and $40,603
  (1995)............................................................................        178,810        182,850

Other Assets........................................................................         66,684         52,325
                                                                                      -------------  -------------
Total Assets........................................................................  $   1,073,793  $     919,024
                                                                                      -------------  -------------
                                                                                      -------------  -------------

LIABILITIES AND EQUITY
Current Liabilities
  Accounts payable..................................................................  $     242,168  $     161,903
  Payrolls and related expenses.....................................................         50,567         55,275
  Due to Western Atlas Inc..........................................................        109,574        112,429
  Notes payable and current portion of long-term obligations........................         27,461         22,214
                                                                                      -------------  -------------
Total Current Liabilities...........................................................        429,770        351,821

Long-term Obligations...............................................................         14,507         14,099

Deferred Tax Liabilities............................................................         22,727         20,883

Other Long-term Liabilities.........................................................         32,281         29,562

Commitments and Contingencies

Equity--Investment by Western Atlas Inc.............................................        574,508        502,659
                                                                                      -------------  -------------
Total Liabilities and Equity........................................................  $   1,073,793  $     919,024
                                                                                      -------------  -------------
                                                                                      -------------  -------------

            See accompanying notes to combined financial statements.

                                  UNOVA, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                1996         1995         1994
                                                                             -----------  -----------  ----------

Cash and Cash Equivalents at Beginning of Year.............................  $   103,501  $    29,190  $    2,618
                                                                             -----------  -----------  ----------
Cash Flows from Operating Activities:
  Net earnings.............................................................       42,022       26,204      21,574
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization........................................       27,043       26,116      28,727
      Deferred taxes.......................................................       (9,803)       7,519      (4,817)
      Change in accounts receivable........................................     (142,159)      47,712     (25,830)
      Change in inventories................................................       21,986      (19,613)      8,338
      Change in other current assets.......................................         (804)       4,012       1,479
      Change in accounts payable...........................................       73,701      (11,572)     30,406
      Change in payrolls and related expenses..............................       (2,382)         (99)     25,989
      Other operating activities...........................................         (446)      (1,253)     (6,225)
                                                                             -----------  -----------  ----------
Net cash provided by operating activities..................................        9,158       79,026      79,641
                                                                             -----------  -----------  ----------

Cash Flows from Investing Activities:
    Capital expenditures...................................................      (22,541)     (23,944)    (22,625)
    Proceeds from sale of businesses.......................................       31,100
    Acquisition of businesses net of cash acquired.........................                    (5,916)
    Other investing activities.............................................        1,049          775      (1,717)
                                                                             -----------  -----------  ----------
Net cash provided by (used in) investing activities........................        9,608      (29,085)    (24,342)
                                                                             -----------  -----------  ----------

Cash Flows from Financing Activities:
    Net transactions with Western Atlas Inc................................       25,747       38,195      36,356
    Due to Western Atlas Inc...............................................       (2,855)        (352)    (98,204)
    Repayment of long-term obligations.....................................         (649)                  (1,280)
    Short-term obligations, net............................................        3,818      (20,848)     34,402
    Other financing activities.............................................        1,139        7,375          (1)
                                                                             -----------  -----------  ----------
Net cash provided by (used in) financing activities........................       27,200       24,370     (28,727)
                                                                             -----------  -----------  ----------
Resulting in Increase in Cash and Cash Equivalents.........................       45,966       74,311      26,572
                                                                             -----------  -----------  ----------
Cash and Cash Equivalents at End of Year...................................  $   149,467  $   103,501  $   29,190
                                                                             -----------  -----------  ----------
                                                                             -----------  -----------  ----------

            See accompanying notes to combined financial statements.

                                  UNOVA, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A: SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION. On May 4, 1997, the Board of Directors of Western Atlas Inc. ("WAI") approved in principle, subject to formal declaration of a dividend at a later date, a plan for the distribution (the "Distribution") to holders of WAI common stock of all of the outstanding shares of common stock of UNOVA, Inc. ("UNOVA" or the "Company"), a wholly-owned subsidiary of WAI. At the time of the Distribution the Company will own substantially all of WAI's industrial automation businesses.

The Distribution is expected to occur before December 31, 1997 and will be made on the basis of one share of Company common stock for each share of WAI common stock outstanding on the record date for the Distribution. The Distribution will be reported by WAI as a tax-free dividend for tax reporting purposes.

In connection with the Distribution, the Company and WAI have entered into various agreements, including a Distribution and Indemnity Agreement, a Tax Sharing Agreement and certain agreements relating to employee benefits and intellectual property.

The Distribution and Indemnity Agreement provides for, among other items, the transfer to the Company of WAI's interest in the assets, liabilities and businesses that will constitute UNOVA and the payment by the Company of approximately $230 million as a dividend to WAI. In connection therewith, the Company will obtain financing in the form of loans from a group of banks adequate to pay the aforementioned dividend to WAI and to meet its other capital requirements. The combined pro forma financial statements included elsewhere in this Information Statement have been presented as if this financing had been in effect as of January 1, 1996. For purposes of historical presentation, total UNOVA debt has been adjusted based on the historical capital needs of the UNOVA businesses compared to that of other WAI businesses. The Distribution Agreement also provides for the division between WAI and the Company of certain other liabilities and certain other agreements governing the relationship between the Company and WAI following the Distribution.

In general, the Tax Sharing Agreement provides that WAI will be liable for consolidated federal income tax and joint state income tax liabilities, including any such liabilities resulting from the audit of or other adjustment to previously filed tax returns, which are attributable to the Company and its domestic subsidiaries (the "Company Group") through the date of the Distribution. WAI will be entitled to tax benefits resulting from any audit or other adjustments to the Company's pre-date of the Distribution consolidated federal income tax and joint state income tax liabilities, when and if realized by the Company. The Company Group will generally be liable for all other state, local and foreign tax liabilities which are attributable to the Company Group through the date of the Distribution and the pre-acquisition tax liabilities of Norand.

NATURE OF OPERATIONS. UNOVA is an industrial technologies company providing global customers with solutions for improving their efficiency and productivity. The Automated Data Systems business segment is comprised of automated data collection ("ADC") and mobile computing products and services, principally serving the industrial market. Customers are the global distribution and transportation companies, food and beverage operations, manufacturing industries, health care providers and government agencies. The Industrial Automation Systems business segment includes integrated manufacturing systems, body welding and assembly systems, and precision grinding and abrasives, primarily serving the worldwide automotive, off-road and diesel engine manufacturing industries.

                                  UNOVA, INC.

NOTE A: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
A different automotive industry customer was significant to the Company's revenues in each of the three years ended 1996. One such customer represented 15% of revenues in 1996, another represented 11% of revenues in 1995, and another represented 28% of revenues in 1994.

PRINCIPLES OF COMBINATION. The historical combined financial statements for the Company have been presented as if the operations included herein have been operating as one entity for the periods presented. They include, at their historical amounts, the assets, liabilities, revenues and expenses directly related and those allocated to the businesses which will comprise the Company's operations.

A pro rata share of certain general and administrative corporate costs incurred by WAI have been allocated to the Company based on the relative ratio of such projected costs to be incurred by WAI and the Company individually. Such costs include general management, legal, tax, treasury, insurance, financial audit, financial reporting, human resources and real estate services.

The Company's historical debt includes an allocation of a portion of WAI's corporate debt, based on the Company's estimated past capital requirements. Interest expense related thereto has been included in the Company's statements of operations at WAI's estimated blended historical rate of interest on long-term borrowings of 7.5%.

Management believes the above stated allocations were made on a reasonable basis; however, they do not necessarily reflect the results of operations which would have occurred had the Company been an independent entity nor are they necessarily indicative of future expenses or income (see Note J).

The Company consolidates its subsidiaries and companies in which it has a controlling interest. Investments in companies over which UNOVA has influence but not a controlling interest are accounted for using the equity method. All material intercompany transactions have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

EARNINGS PER SHARE. Earnings per share computations in each year were based on 53,891,534 shares of WAI common stock outstanding at June 30, 1997. Management estimates that this amount is representative of the number of shares that will be issued upon the Distribution. Historical Western Atlas common stock equivalents arising from various stock option plans have been excluded from the Company's earnings per share calculation as such options will not be converted into UNOVA stock options (see Note F).

CASH EQUIVALENTS. The Company considers time deposits and commercial paper purchased within three months of their date of maturity to be cash equivalents.

INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out method) or market.

REVENUE RECOGNITION. Revenues are generally recognized when products are shipped or as services are performed. Revenues and profits on long-term contracts associated with the Company's operations are

                                  UNOVA, INC.

NOTE A: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recorded under the percentage-of-completion method of accounting. Any anticipated losses on contracts are charged to operations as soon as they are determinable. General and administrative costs are expensed as incurred.

RESEARCH AND DEVELOPMENT. Research and development costs are charged to expense as incurred. Worldwide expenditures on research and development activities amounted to $29.7 million, $27.5 million and $31.7 million, in the years ended December 31, 1996, 1995 and 1994, respectively.

PROPERTY, PLANT AND EQUIPMENT. Investment in property, plant and equipment is stated at cost. Depreciation, computed generally by the straight-line method for financial reporting purposes, is provided over the estimated useful lives of the related assets.

INCOME TAXES. The Company measures tax assets and liabilities based on a balance sheet approach. Tax assets and liabilities are stated at the tax rate in effect when the estimated assets and liabilities will be realized. For further discussion of accounting policies for taxes see Note G.

The Company's domestic operations and their foreign branches have been included in WAI's consolidated tax return. Any tax benefits related to these operations have been recorded in these financial statements if such were realizable by WAI on a consolidated basis. Foreign entities included in these financial statements provide taxes in accordance with local laws and regulations. Earnings of these entities are deemed permanently invested in their operating environments and U.S. taxes have not been provided.

CONCENTRATIONS OF CREDIT RISK. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high credit quality institutions and limits the amount of credit exposure with any one institution. Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company's customer base, thus spreading the trade credit risk. The Company evaluates the creditworthiness of its customers and maintains allowance for anticipated losses.

FOREIGN CURRENCIES. The currency effects of translating the financial statements of those non-U.S. entities of the Company which operate in local currency environments are included in the "cumulative currency translation adjustment" component of equity. Currency transaction gains and losses are included in the combined statements of operations and were not material for any periods presented herein.

GOODWILL AND OTHER INTANGIBLES. Goodwill is amortized on a straight-line basis over periods ranging from 15 to 40 years. Other intangibles are amortized on a straight-line basis over periods ranging from four to 18 years. The Company assesses the recoverability of goodwill at the end of each fiscal year or as circumstances warrant. Factors considered in evaluating recoverability include management's plans with respect to the operations to which the goodwill relates, particularly the historical earnings and projected undiscounted cash flows of such operations.

IMPAIRMENT OF LONG-LIVED ASSETS. The Company regularly reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Impairment is recognized in the event that the undiscounted cash flows estimated to be generated by the asset are less than its carrying amount.

                                  UNOVA, INC.

NOTE A: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ENVIRONMENTAL COSTS. Provisions for environmental costs are recorded when the Company determines its responsibility for remedial efforts and such amounts are reasonably estimable.

NEW ACCOUNTING PRONOUNCEMENTS. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128") "Earnings per Share" which will be effective for the Company beginning with the period ending December 31, 1997. SFAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share based upon the weighted average number of common shares for the period. It also requires dual presentation of basic and diluted earnings per share of companies with complex capital structures. Pro forma basic and diluted EPS for all historical periods presented, assuming SFAS No. 128 was effective at the beginning of each such historical period, would not differ from the presentations herein.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 REPORTING FOR COMPREHENSIVE INCOME and No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. These statements are effective for financial statements issued for periods beginning after December 15, 1997. The Company is evaluating what, if any, additional disclosures may be required upon the implementation of SFAS Nos. 130 and 131.

NOTE B: BUSINESS ACQUISITIONS, INVESTMENTS AND DISPOSITIONS

ACQUISITIONS AND INVESTMENTS

The Company acquired Norand Corporation ("Norand") on March 3, 1997, and United Barcode Industries ("UBI") on April 4, 1997. Norand designs, manufactures and markets mobile computing systems and wireless data communications networks using radio frequency technology. UBI is a European-based ADC company headquartered in Sweden. These companies are currently being integrated into the Automated Data Systems segment. Both transactions were funded using a combination of WAI's committed credit facilities, short-term uncommitted credit lines and excess cash, and are being accounted for under the purchase method of accounting. Accordingly, the acquisition costs (approximately $280 million and $107 million for Norand and UBI, respectively) have been allocated to the net assets acquired based upon their relative fair values. Such allocation resulted in $203 million assigned to in-process research and development activities; $156 million assigned to goodwill (to be amortized over 25 years using the straight-line method); and $29 million assigned to other intangibles (to be amortized over periods ranging from four to 18 years using the straight-line method). During the period ended June 30, 1997, the Company expensed the amounts assigned to in-process research and development projects that have not yet achieved technological feasibility in accordance with Financial Accounting Standards Board Interpretation No. 4. The Norand acquisition added increased knowledge and capabilities in wireless data communication using radio frequency ("RF") technology and mobile computing solutions for the logistics markets. In the communications area, Norand brings advanced axis point and docking station technology, communication software, product configuration and ergonomics. This acquisition also expands the Company's offering in the RF spread-spectrum technology. The mobile computing technology allows the Company to enter the route accounting, meter reading, and field service markets. Norand provides the Company with pen-based, hand-held computers with desktop PC performance that is important to these markets. The UBI acquisition provides two major product line technologies: bar code on-demand printers with labels and ribbons, and hand-held scanners. UBI's printer technology complements the Company's existing printer offerings with low-end, low cost printers and high-end, high speed printers. UBI also provides enhanced media-handling systems, such as linerless adhesive labels and software. The scanner technology includes scanners based on charge-

                                  UNOVA, INC.

NOTE B: BUSINESS ACQUISITIONS, INVESTMENTS AND DISPOSITIONS (CONTINUED) coupled device ("CCD") technology, which is an alternative to laser scanners in many applications. UBI also brings software that improves laser scanning for one- and two-dimensional symbologies. In addition to the amount charged to in-process research and development, the Company expects to expend an additional $30 million over the next three years to develop these technologies into commercially viable products. These expenditures include engineering labor, material costs, overhead charges, and software development, as well as general and administrative expenses.

The allocation of the acquisition cost of Norand and UBI is preliminary and subject to revision upon receipt of pending information, such as final assessment of certain legal and environmental exposures and the completion of certain appraisals. Any such revisions are not expected to have a material impact on the Company's combined financial statements.

The Company made several acquisitions and investments during 1995, including 49% of Honsberg, a German machine tool maker. Cranfield Precision Engineering, a grinding technology company located in the United Kingdom, was also acquired in 1995. The remaining 51% of Honsberg was acquired in the second quarter of 1997. These acquisitions are integral to the Company's goals, though not material in the aggregate to the Company's combined financial statements.

DISPOSITIONS

The Company sold its Material Handling Systems operations in November of 1996 and received cash proceeds of approximately $31 million. The activities of the division were not considered a core business of the Company.

NOTE C: CASH AND CASH EQUIVALENTS, DEBT AND INTEREST

Cash and cash equivalents amounted to $149.5 million and $103.5 million at December 31, 1996 and December 31, 1995, respectively, and consisted mainly of time deposits and commercial paper.

Notes payable and long-term obligations consist of the following:

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1995
                                                                                             ---------  ---------

                                                                                                (THOUSANDS OF
                                                                                                   DOLLARS)
Short-term notes payable with average interest
  at 6.3% (1996) and 6.9% (1995)...........................................................  $  27,045  $  21,894
Other, with average interest at 5.6% (1996)
  and 5.5% (1995), due through 2005........................................................     14,923     14,419
                                                                                             ---------  ---------
                                                                                                41,968     36,313

Less short-term notes payable and
  current portion of long-term obligations.................................................    (27,461)   (22,214)
                                                                                             ---------  ---------
                                                                                             $  14,507  $  14,099
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                                  UNOVA, INC.

NOTE C: CASH AND CASH EQUIVALENTS, DEBT AND INTEREST (CONTINUED)

Notes payable and long-term obligations at December 31, 1996 mature as follows:

YEAR ENDING DECEMBER 31,                                                (THOUSANDS OF DOLLARS)
----------------------------------------------------------------------
1997..................................................................        $   27,461
1998..................................................................               234
1999..................................................................               234
2000..................................................................               250
2001..................................................................               182
Thereafter............................................................            13,607
                                                                                --------
                                                                              $   41,968
                                                                                --------
                                                                                --------

Financial instruments on the Company's combined balance sheet include accounts receivable, notes payable, accounts payable, and payrolls and related expenses, which approximate their market values due to their short maturity. The fair market value of long-term obligations does not differ significantly from their carrying value as of December 31, 1996, based on comparisons to similar types of debt in the market. As discussed in Note I, WAI also has off-balance-sheet guarantees and letter-of-credit agreements relating to UNOVA customers with face values totaling $95 million at December 31, 1996 relating principally to the guarantee of future performance on contracts. Such guarantees and letters-of-credit will be assumed by the Company upon the Distribution.

Debt allocated from WAI was $109.6 million and $112.4 million as of December 31, 1996 and 1995, respectively. Interest expense related thereto of $8.3 million, $8.4 million, and $12.1 million of WAI's corporate debt for the years ended December 31, 1996, 1995 and 1994, respectively, has been included in the Company's statements of operations at WAI's estimated blended historical rate of interest on long-term borrowings of 7.5%.

Net interest expense is composed of the following:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1996       1995       1994
                                                                                 ---------  ---------  ---------

                                                                                     (THOUSANDS OF DOLLARS)
Interest expense...............................................................  $  11,533  $  12,174  $  17,496
Interest income................................................................     (4,422)    (2,827)    (1,805)
                                                                                 ---------  ---------  ---------
Net interest expense...........................................................  $   7,111  $   9,347  $  15,691
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

The Company made interest payments to non-related parties of $2.6 million, $3.8 million, and $5.8 million in the years ended December 31, 1996, 1995 and 1994, respectively. Capitalized interest costs in each of the periods presented were not material.

                                  UNOVA, INC.

NOTE D: ACCOUNTS RECEIVABLE AND INVENTORIES

Following are the details of net accounts receivable:

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1995
                                                                                          -----------  -----------

                                                                                           (THOUSANDS OF DOLLARS)
Trade receivables.......................................................................  $   132,814  $   143,462
Receivables related to long-term contracts
  Amounts billed........................................................................       49,538       65,352
  Unbilled recoverable costs and accrued profit on progress
    completed and retentions............................................................      212,220       75,242
                                                                                          -----------  -----------
                                                                                          $   394,572  $   284,056
                                                                                          -----------  -----------
                                                                                          -----------  -----------

The unbilled recoverable costs and retentions at December 31, 1996 are expected to be entirely billed and collected in fiscal year 1997.

Summarized below are the components of inventory balances:

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                             1996        1995
                                                                                           ---------  -----------

                                                                                           (THOUSANDS OF DOLLARS)
Raw materials and work in process........................................................  $  65,016  $    79,845
Finished goods...........................................................................     18,697       21,803
Inventoried costs related to long-term contracts.........................................     35,062       33,549
Less progress billings...................................................................    (24,323)     (21,428)
                                                                                           ---------  -----------
Net inventories..........................................................................  $  94,452  $   113,769
                                                                                           ---------  -----------
                                                                                           ---------  -----------

NOTE E: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------

                                                                                          (THOUSANDS OF DOLLARS)
Property, plant and equipment, at cost
  Land................................................................................  $     23,283  $     23,617
  Buildings and improvements..........................................................       105,445       107,246
  Machinery and equipment.............................................................       165,257       165,172
Less accumulated depreciation.........................................................      (161,477)     (158,698)
                                                                                        ------------  ------------
Net investment in property, plant and equipment.......................................  $    132,508  $    137,337
                                                                                        ------------  ------------
                                                                                        ------------  ------------

The net book value of assets utilized under capital leases was not material at December 31, 1996 and 1995.

                                  UNOVA, INC.

NOTE E: PROPERTY, PLANT AND EQUIPMENT (CONTINUED)
The range of estimated useful lives for determining depreciation and amortization of the major classes of assets are:

Buildings....................................................    10-45 years
Building improvements........................................     2-20 years
Machinery and equipment......................................     2-15 years

As of December 31, 1996, minimum rental commitments under noncancellable operating leases were:

YEAR ENDING DECEMBER 31,
---------------------------------------------------------------------------  OPERATING LEASES
                                                                             -----------------
                                                                               (THOUSANDS OF
                                                                                 DOLLARS)
  1997.....................................................................     $     6,180
  1998.....................................................................           4,056
  1999.....................................................................           2,455
  2000.....................................................................           1,624
  2001.....................................................................           1,180
  Thereafter...............................................................           5,359
                                                                                   --------
                                                                                $    20,854
                                                                                   --------
                                                                                   --------

Rental expense for operating leases, including amounts for short-term leases with nominal, if any, future rental commitments, was $10.4 million, $9.8 million and $10.8 million, for the years ended December 31, 1996, 1995 and 1994, respectively. The minimum future rentals receivable under subleases and the contingent rental expenses were not significant.

NOTE F: EQUITY--INVESTMENT BY WESTERN ATLAS INC.

At the date of the Distribution, holders of WAI common stock will receive one share of Company common stock for each share held of WAI common stock. If the Distribution had occurred on June 30, 1997, approximately 53.9 million shares of Company common stock would have been issued.

                                  UNOVA, INC.

NOTE F: EQUITY--INVESTMENT BY WESTERN ATLAS INC. (CONTINUED)
Changes in equity are summarized below:

                                                                RETAINED EARNINGS
                                                                  AND CUMULATIVE    CUMULATIVE
                                                                TRANSACTIONS WITH    CURRENCY    NET INVESTMENT
                                                                  WESTERN ATLAS,    TRANSLATION    BY WESTERN
                                                                       INC.         ADJUSTMENT     ATLAS INC.
                                                                ------------------  -----------  ---------------
                                                                             (THOUSANDS OF DOLLARS)
Balance at December 31, 1993..................................     $    385,124      $  (4,216)    $   380,908

Net earnings..................................................           21,574                         21,574
Currency translation adjustment...............................                             577             577
Net transactions with Western Atlas Inc.......................           36,356                         36,356
                                                                     ----------     -----------  ---------------
Balance at December 31, 1994..................................          443,054         (3,639)        439,415

Net earnings..................................................           26,204                         26,204
Currency translation adjustment...............................                          (1,155)         (1,155)
Net transactions with Western Atlas Inc.......................           38,195                         38,195
                                                                     ----------     -----------  ---------------
Balance at December 31, 1995..................................          507,453         (4,794)        502,659

Net earnings..................................................           42,022                         42,022
Currency translation adjustment...............................                           4,080           4,080
Net transactions with Western Atlas Inc.......................           25,747                         25,747
                                                                     ----------     -----------  ---------------
Balance at December 31, 1996..................................     $    575,222      $    (714)    $   574,508
                                                                     ----------     -----------  ---------------
                                                                     ----------     -----------  ---------------

STOCK OPTION INFORMATION

Under the UNOVA, Inc. 1997 Stock Incentive Plan (the "Plan"), an aggregate of 5,500,000 shares of Company common stock will initially be available for the issuance of stock options, stock appreciation rights and restricted stock. The number of shares available under the Plan increases by one percent of the total number of shares of common stock outstanding as of the first day of each calendar year beginning after December 31, 1999. Under the Plan, stock options may not be granted at a price less than the fair market value of the Company's common stock on the date of grant. There have been no issuances made under the Plan to date, but it is expected that the initial issuances will occur soon after the date of the Distribution.

The Distribution Agreement provides that all employee and director options to purchase WAI common stock outstanding immediately prior to the Distribution will be adjusted by increasing the number of shares subject to the option and decreasing the exercise price per share so as to preserve the difference between the aggregate exercise price of the option and the aggregate market value of the shares subject to the option.

NOTE G: TAXES ON INCOME

See Note K for earnings by geographic area.

                                  UNOVA, INC.

NOTE G: TAXES ON INCOME (CONTINUED)
The components of taxes on income consist of the following provisions
(benefits):

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1996        1995        1994
                                                                              ----------  ----------  ----------

                                                                                    (THOUSANDS OF DOLLARS)
Currently Payable:
  U.S. taxes................................................................  $   31,619  $    8,926  $   28,450
  International taxes.......................................................       6,446       1,392       7,506
                                                                              ----------  ----------  ----------
                                                                                  38,065      10,318      35,956
                                                                              ----------  ----------  ----------
Deferred:
  U.S. taxes................................................................      (9,685)      8,220     (17,379)
  International taxes.......................................................        (366)       (701)     (3,210)
                                                                              ----------  ----------  ----------
                                                                                 (10,051)      7,519     (20,589)
                                                                              ----------  ----------  ----------
                                                                              $   28,014  $   17,837  $   15,367
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

Deferred taxes result from the effect of transactions which are recognized in different periods for financial and tax reporting purposes and relate primarily to employee benefits, depreciation and other valuation allowances.

The primary components of the Company's deferred tax assets and liabilities are as follows:

                                                                      DECEMBER 31, 1996     DECEMBER 31, 1995
                                                                     --------------------  --------------------
                                                                       ASSET    LIABILITY    ASSET    LIABILITY
                                                                     ---------  ---------  ---------  ---------

                                                                               (THOUSANDS OF DOLLARS)
Accrued liabilities................................................  $  32,197             $  21,025
Receivables and inventory..........................................      8,426                 7,326
Retiree medical benefits...........................................      4,501                 5,871
Pensions...........................................................             $  11,239             $   7,834
Accelerated depreciation...........................................                 6,892                 6,756
Other items........................................................      8,512      4,596      7,519      6,293
                                                                     ---------  ---------  ---------  ---------
                                                                     $  53,636  $  22,727  $  41,741  $  20,883
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------

The following is a reconciliation of income taxes at the U.S. statutory rate to the provision for income taxes:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1996       1995       1994
                                                                                 ---------  ---------  ---------

                                                                                     (THOUSANDS OF DOLLARS)
Tax at U.S. statutory rate.....................................................  $  24,513  $  15,414  $  12,929
State income taxes net of federal benefit......................................      1,382      1,285      1,513
Amortization of nondeductible goodwill.........................................      1,916      1,916      1,902
Foreign earnings taxed at other than U.S. statutory rate.......................         60        100
Other items....................................................................        143       (878)      (977)
                                                                                 ---------  ---------  ---------
                                                                                 $  28,014  $  17,837  $  15,367
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

The Company made tax payments of $26.1 million, $15.1 million and $25.8 million, in the years ended December 31, 1996, 1995 and 1994, respectively.

                                  UNOVA, INC.

NOTE H: PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Benefit plans covering employees of the Company are sponsored by WAI. These plans include retirement and pension plans which cover most of its employees. Most of the Company's U.S. employees are covered by a contributory defined benefit plan.

Under a contributory defined benefit plan generally available to U.S. employees of the Company, annual contributions are made to the extent such contributions are actuarially determined.

There are also defined contribution voluntary savings programs generally available for U.S. employees, which are intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. These plans are designed to enhance the retirement programs of participating employees. Under these plans, the Company matches up to 50% of a certain portion of participants' contributions.

The Company's non-U.S. subsidiaries also have WAI sponsored retirement and savings plans for employees. The pension liabilities and their related costs are computed in accordance with the laws of the individual nations and appropriate actuarial practices.

For employees of the Company, who are participants in any of WAI's various benefit plans, new benefit plans will be established effective as of the date of the Distribution. Assets will be transferred to such plans from corresponding WAI plans based upon actuarial determinations made in conformity with regulatory requirements.

U.S. PENSION PLANS

A summary of the components of net periodic pension cost for the U.S. defined benefit plans and defined contribution plans for the years ended December 31, 1996, 1995 and 1994, is as follows:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1996        1995        1994
                                                                              ----------  ----------  ----------

                                                                                    (THOUSANDS OF DOLLARS)
Defined benefit plans
  Service cost--benefits earned during the period...........................  $    6,507  $    4,565  $    3,867
  Interest cost on projected benefit obligation.............................      10,107       9,619       7,710
  Actual return on plan assets..............................................     (41,727)    (58,985)     (3,562)
  Net amortization and deferral.............................................      19,371      37,439     (16,643)
                                                                              ----------  ----------  ----------
  Net periodic pension income...............................................      (5,742)     (7,362)     (8,628)

Defined contribution plans..................................................       2,983       2,414       2,338
                                                                              ----------  ----------  ----------
Net periodic pension income.................................................  $   (2,759) $   (4,948) $   (6,290)
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

Actuarial assumptions for the Company's U.S. defined benefit plans included an expected long-term rate of return on plan assets of 9 1/4% for fiscal years 1996 and 1995. The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7 1/2% at December 31, 1996 and 1995. The rate of increase in future compensation levels was 5% at December 31, 1996 and 1995.

                                  UNOVA, INC.

NOTE H: PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (CONTINUED)
The following table sets forth the funded status of the Company's U.S. plans and amounts recognized in the Company's balance sheet at December 31, 1996 and 1995.

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------

                                                                                          (THOUSANDS OF DOLLARS)
Actuarial present value of benefit obligations
  Vested benefit obligation...........................................................  $   (125,121) $   (123,933)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Accumulated benefit obligation......................................................  $   (126,092) $   (124,648)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Projected benefit obligation........................................................  $   (139,026) $   (136,526)
Fair value of plan assets.............................................................       267,956       234,874
Unrecognized net transition asset.....................................................       (16,268)      (18,432)
Unrecognized net gain.................................................................       (87,550)      (58,239)
                                                                                        ------------  ------------
Prepaid pension cost..................................................................  $     25,112  $     21,677
                                                                                        ------------  ------------
                                                                                        ------------  ------------

The above table includes prepaid pension cost presented net of pension liabilities for plans in which accumulated benefits exceed plan assets. As of December 31, 1996 and 1995, these liabilities amounted to $13.5 million and $7.4 million, respectively.

Plan assets consist primarily of equity securities and U.S. Government securities. The excess of plan assets over the projected benefit obligation at August 1, 1986 (when the Company adopted SFAS No. 87) and subsequent unrecognized gains and losses are fully amortized over the average remaining service period of active employees expected to receive benefits under the plans, generally 15 years.

NON-U.S. PENSION PLANS

For the principal non-U.S. pension plans located in the United Kingdom, the weighted-average discount rate used was approximately 8% at December 31, 1996. The rate of increase in future compensation used was approximately 5%, and the rate of return on assets was 8 1/2% at December 31, 1996.

Pension costs for non-U.S. plans were not material for any of the periods presented herein. The actuarial present value of projected benefits at December 31, 1996 was $42.3 million compared with net assets available for benefits of $47.2 million.

OTHER POSTRETIREMENT BENEFITS

In addition to pension benefits, certain of the Company's U.S. employees are covered by postretirement health care and life insurance benefit plans provided by WAI. These benefit plans are unfunded.

The net periodic postretirement benefit costs were not material for any of the periods presented herein. The accumulated benefit obligation at December 31, 1996 was $18.5 million, of which $14.7 million was attributable to retirees and $3.8 million to other active plan participants. The accumulated benefit obligation at December 31, 1995 was $18.0 million, of which $14.7 million was attributable to retirees and $3.3 million was attributable to active plan participants.

Actuarial assumptions used to measure the accumulated benefit obligation include a discount rate of 7 1/2% at December 31, 1996 and 1995. The assumed health care cost trend rate for fiscal year 1996 was

                                  UNOVA, INC.

NOTE H: PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (CONTINUED)
12.7% and is projected to decrease over 20 years to 6%, where it is expected to remain thereafter. The effect of a one-percentage-point increase in the assumed health care cost trend rate on the service cost and interest cost components of the net periodic postretirement benefit cost is not material. A one-percentage-point increase in the assumed health care cost trend rate on the accumulated benefit obligation results in an increase of approximately $1.5 million.

NOTE I: LITIGATION, COMMITMENTS AND CONTINGENCIES

The Company is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. In the opinion of the Company's General Counsel, the ultimate resolution of currently pending proceedings will not have a material adverse effect on the Company's consolidated financial statements.

WAI has off-balance-sheet guarantees and letter of credit agreements relating to UNOVA customers with face values totaling $95 million at December 31, 1996 relating principally to the guarantee of future performance on contracts. Such guarantees and letters-of-credit will be assumed by the Company upon the Distribution.

NOTE J: RELATED PARTY TRANSACTIONS

Included in other assets are amounts due from related parties of $1.6 million and $2.1 million at December 31, 1996 and 1995, respectively.

Included in general and administrative costs are allocated charges from WAI of $22.2 million, $19.9 million and $27.6 million, for the years ended December 31, 1996, 1995 and 1994, respectively.

Included in interest expense are allocated charges from WAI of $8.3 million, $8.4 million and $12.1 million, for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE K: BUSINESS SEGMENT REPORTING

The Company reports its operations in two business segments: the Automated Data Systems segment and the Industrial Automation Systems segment. Material Handling Systems and VantageWare divisions were sold during the fourth quarter of 1996. Figures for these divisions were reported as part of the Industrial Automation Systems segment.

Activities are primarily product sales oriented. Export sales are not material.

Corporate and other amounts include corporate operating costs, net interest expense and currency transaction gains and losses (see Notes A and J). Assets classified as corporate and other amounts consist primarily of cash and cash equivalents and deferred taxes.

                                  UNOVA, INC.

NOTE K: BUSINESS SEGMENT REPORTING (CONTINUED)
OPERATIONS BY BUSINESS SEGMENT
(MILLIONS OF DOLLARS)

                                                                            AUTOMATED     INDUSTRIAL     CORPORATE
                                                           YEAR ENDED         DATA        AUTOMATION     AND OTHER
                                                          DECEMBER 31,       SYSTEMS        SYSTEMS       AMOUNTS      TOTAL
                                                         ---------------  -------------  -------------  -----------  ---------
Sales..................................................          1996       $     367      $     798                 $   1,165
                                                                 1995             321            622                       943
                                                                 1994             303            668                       971

Operating profit (loss)................................          1996              30             70     $     (23)         77
                                                                 1995              13             62           (22)         53
                                                                 1994              24             56           (27)         53

Capital expenditures...................................          1996               9             14                        23
                                                                 1995               8             16                        24
                                                                 1994               9             12             2          23

Depreciation and amortization expense..................          1996              11             15             1          27
                                                                 1995              12             13             1          26
                                                                 1994              12             16             1          29

Identifiable assets at year end........................          1996             271            636           167       1,074
                                                                 1995             279            533           107         919
                                                                 1994             280            558            23         861

OPERATIONS BY GEOGRAPHIC AREA
(MILLIONS OF DOLLARS)

                                                                                                                      CORPORATE
                                                              YEAR ENDED       UNITED                     OTHER       AND OTHER
                                                             DECEMBER 31,      STATES       EUROPE       NATIONS       AMOUNTS
                                                            ---------------  -----------  -----------  -----------  -------------
Sales.....................................................          1996      $     950    $     193    $      22
                                                                    1995            771          151           21
                                                                    1994            811          144           16

Operating profit (loss)...................................          1996             78           22                  $     (23)
                                                                    1995             70            4            1           (22)
                                                                    1994             71            5            4           (27)

Identifiable assets at year end...........................          1996            761          136           10           167
                                                                    1995            695          105           12           107
                                                                    1994            709          115           14            23


                                                              TOTAL
                                                            ---------
Sales.....................................................  $   1,165
                                                                  943
                                                                  971
Operating profit (loss)...................................         77
                                                                   53
                                                                   53
Identifiable assets at year end...........................      1,074
                                                                  919
                                                                  861

                                  UNOVA, INC.

                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                                  GROSS        NET
                                                                                       SALES     PROFIT     EARNINGS
                                                                                     ---------  ---------  -----------
                                                                                           (MILLIONS OF DOLLARS)
YEAR ENDED DECEMBER 31, 1996
First Quarter......................................................................  $   240.4  $    68.0   $     8.2
Second Quarter.....................................................................      264.1       73.4         8.7
Third Quarter......................................................................      310.0       81.0        11.0
Fourth Quarter.....................................................................      350.2       88.0        14.1

YEAR ENDED DECEMBER 31, 1995
First Quarter......................................................................  $   208.7  $    62.5   $     6.1
Second Quarter.....................................................................      240.3       66.1         5.6
Third Quarter......................................................................      246.4       64.5         6.5
Fourth Quarter.....................................................................      247.5       67.0         8.0

                                  UNOVA, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                      SIX MONTHS ENDED JUNE 30,
                                                                                      -------------------------
                                                                                          1997         1996
                                                                                      ------------  -----------

Sales and Service Revenues..........................................................  $    732,343  $   504,471
                                                                                      ------------  -----------

Costs and Expenses
  Cost of sales.....................................................................       512,516      356,532
  Selling, general and administrative...............................................       152,671      103,783
  In-process research and development charge........................................       203,300
  Depreciation and amortization.....................................................        17,035       12,889
  Interest--net.....................................................................         7,099        3,075
                                                                                      ------------  -----------
Total Costs and Expenses............................................................       892,621      476,279
                                                                                      ------------  -----------

(Loss) Earnings before Taxes on Income..............................................      (160,278)      28,192
Taxes on Income.....................................................................       (17,208)     (11,277)
                                                                                      ------------  -----------
Net (Loss) Earnings.................................................................  $   (177,486) $    16,915
                                                                                      ------------  -----------
                                                                                      ------------  -----------

Pro Forma Net (Loss) per Share......................................................  $      (3.29)
                                                                                      ------------
                                                                                      ------------

            See accompanying notes to combined financial statements.

                                  UNOVA, INC.

                            COMBINED BALANCE SHEETS

                             (THOUSANDS OF DOLLARS)

                                                                                       JUNE 30,      DECEMBER 31,
                                                                                         1997            1996
                                                                                     -------------  --------------
                                                                                      (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents........................................................  $      21,839   $    149,467
  Accounts receivable, net.........................................................        495,051        394,572
  Inventories less progress billings...............................................        142,120         94,452
  Deferred tax assets..............................................................         95,365         53,636
  Other current assets.............................................................         12,583          3,664
                                                                                     -------------  --------------
Total Current Assets...............................................................        766,958        695,791
Property, Plant and Equipment, Net.................................................        152,523        132,508
Goodwill and Other Intangibles, Net................................................        368,942        178,810
Other Assets.......................................................................         62,879         66,684
                                                                                     -------------  --------------
Total Assets.......................................................................  $   1,351,302   $  1,073,793
                                                                                     -------------  --------------
                                                                                     -------------  --------------

LIABILITIES AND EQUITY
Current Liabilities
  Accounts payable.................................................................  $     332,159   $    242,168
  Payrolls and related expenses....................................................         65,740         50,567
  Due to Western Atlas Inc.........................................................        228,244        109,574
  Notes payable and current portion of long-term obligations.......................         57,400         27,461
                                                                                     -------------  --------------
Total Current Liabilities..........................................................        683,543        429,770

Long-term Obligations..............................................................         17,267         14,507
Deferred Tax Liabilities...........................................................         16,770         22,727
Other Long-term Liabilities........................................................         43,512         32,281
Commitments and Contingencies......................................................
Equity--Investment by Western Atlas Inc. ..........................................        590,210        574,508
                                                                                     -------------  --------------
Total Liabilities and Equity.......................................................  $   1,351,302   $  1,073,793
                                                                                     -------------  --------------
                                                                                     -------------  --------------

            See accompanying notes to combined financial statements.

                                  UNOVA, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                                                      SIX MONTHS ENDED JUNE 30,
                                                                                      -------------------------
                                                                                          1997         1996
                                                                                      ------------  -----------
Cash and Cash Equivalents at Beginning of Period....................................  $    149,467  $   103,501
                                                                                      ------------  -----------
Cash Flows from Operating Activities:
  Net (loss) earnings...............................................................      (177,486)      16,915
  Adjustments to reconcile net (loss) earnings to net cash used in operating activities:
      Charge for in-process research and development costs..........................       203,300
      Depreciation and amortization.................................................        17,035       12,889
      Deferred taxes................................................................          (834)      (2,142)
      Change in accounts receivable.................................................       (15,297)     (42,215)
      Change in inventories.........................................................        (4,224)        (565)
      Change in other current assets................................................         4,767       (1,003)
      Change in accounts payable....................................................       (28,958)      (3,212)
      Change in payrolls and related expenses.......................................           360      (12,374)
      Other operating activities....................................................        (9,620)      (2,444)
                                                                                      ------------  -----------
Net cash used in operating activities...............................................       (10,957)     (34,151)
                                                                                      ------------  -----------
Cash Flows from Investing Activities:
  Acquisition of businesses, net of cash acquired...................................      (377,546)
  Capital expenditures..............................................................       (11,011)      (9,464)
  Other investing activities........................................................         5,061           32
                                                                                      ------------  -----------
Net cash used in investing activities...............................................      (383,496)      (9,432)
                                                                                      ------------  -----------
Cash Flows from Financing Activities:
  Net transactions with Western Atlas Inc...........................................       195,566      (17,944)
  Due to Western Atlas Inc..........................................................       118,670          305
  Repayment of borrowings...........................................................       (62,134)
  Short-term obligations, net.......................................................        14,723        1,289
  Other financing activities........................................................                       (176)
                                                                                      ------------  -----------
Net cash provided by (used in) financing activities.................................       266,825      (16,526)
                                                                                      ------------  -----------
Resulting in Decrease in Cash and Cash Equivalents..................................      (127,628)     (60,109)
                                                                                      ------------  -----------
Cash and Cash Equivalents at End of Period..........................................  $     21,839  $    43,392
                                                                                      ------------  -----------
                                                                                      ------------  -----------

            See accompanying notes to combined financial statements.

                                  UNOVA, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

1. The amounts included in these interim financial statements are unaudited; however in the opinion of management, all adjustments necessary for a fair statement of results for the stated periods have been included. These adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the audited financial statements and notes thereto included in this information statement. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of operating results for the entire year.

2. The Company acquired Norand Corporation ("Norand") on March 3, 1997, and United Barcode Industries ("UBI") on April 4, 1997. Norand designs, manufactures and markets mobile computing systems and wireless data communications networks using radio frequency technology. UBI is a European-based ADC company headquartered in Sweden, with fiscal 1996 sales of approximately $100 million. These companies are currently being integrated into the Automated Data Systems segment. Both transactions were funded using a combination of WAI's committed credit facilities, short-term uncommitted credit lines and excess cash, and are being accounted for under the purchase method of accounting. Accordingly, the acquisition costs (approximately $280 million and $107 million for Norand and UBI, respectively) have been allocated to the net assets acquired based upon their relative fair values. Such allocation resulted in $203 million assigned to in-process research and development activities; $156 million assigned to goodwill (to be amortized over 25 years using the straight-line method); and $29 million assigned to other intangibles (to be amortized over periods ranging from four to 18 years using the straight-line method). During the period ended June 30, 1997, the Company expensed the amounts assigned to in-process research and development projects that have not yet achieved technological feasibility in accordance with Financial Accounting Standards Board Interpretation No. 4. The Norand acquisition added increased knowledge and capabilities in wireless data communication using radio frequency ("RF") technology and mobile computing solutions for the logistics markets. In the communications area, Norand brings advanced axis point and docking station technology, communication software, product configuration and ergonomics. This acquisition also expands the Company's offering in the RF spread-spectrum technology. The mobile computing technology allows the Company to enter the route accounting, meter reading, and field service markets. Norand provides the Company with pen-based, hand-held computers with desktop PC performance that is important to these markets. The UBI acquistion provides two major product line technologies: bar code on-demand printers with labels and ribbons, and hand-held scanners. UBI's printer technology complements the Company's existing printer offerings with low-end, low cost printers and high-end, high speed printers. UBI also provides enhanced media-handling systems, such as linerless adhesive labels and software. The scanner technology includes scanners based on charge-coupled device ("CCD") technology, which is an alternative to laser scanners in many applications. UBI also brings software that improves laser scanning for one- and two-dimensional symbologies. In addition to the amount charged to in-process research and development, the Company expects to expend an additional $30 million over the next three years to develop these technologies into commercially viable products. These expenditures include engineering labor, material costs, overhead charges, and software development, as well as general and administrative expenses.

                                  UNOVA, INC.

                         SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

   The allocation of the acquisition cost of Norand and UBI is preliminary and subject to revision upon receipt of pending information, such as final assessment of certain legal and environmental exposures, and the completion of certain appraisals. Any such revisions are not expected to have a material impact on the Company's combined financial statements.

   The following unaudited pro forma financial information for the Company reflects the Norand acquisition as if it had occurred on January 1, 1996, after giving effect to certain pro forma adjustments, including amortization of goodwill and other intangibles, and interest associated with the increase in allocated WAI debt. The 1997 pro forma information excludes the $203 million charge for acquired in-process research and development activities. The unaudited pro forma information is not necessarily indicative of what results would have been if the combination had occurred on the above-mentioned date. Pro forma sales and services revenues, net earnings and earnings per share for the six months ended June 30, 1997 are $769.1 million, $21.2 million and $0.39, respectively. Pro forma sales and service revenues, net earnings and earnings per share for the year ended December 31, 1996 are $1,405.8 million, $27.9 million and $0.52, respectively.

   The Company acquired the remaining 51% of Honsberg, a German machine tool maker, in the second quarter of 1997. The original 49% of Honsberg was acquired during 1995.

   The fair values of Norand, UBI and Honsberg assets and liabilities at their respective acquisition dates are presented below for supplemental cash flow disclosure purposes:

                                                                        (THOUSANDS OF DOLLARS)
                                                                        ----------------------
Current assets........................................................       $    150,911
Net property, plant and equipment.....................................             22,820
Goodwill and other intangibles........................................            193,943
Other non-current assets..............................................             55,325
Total debt............................................................            (84,163)
Other current liabilities.............................................           (142,349)
Other non-current liabilities.........................................            (11,642)
In-process research and development...................................            203,300
                                                                               ----------
  Purchase price......................................................            388,145
Less: Cash acquired...................................................            (10,599)
                                                                               ----------
  Purchase price, net of cash acquired................................       $    377,546
                                                                               ----------
                                                                               ----------

                                  UNOVA, INC.

                         SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

3. Sales and service revenues and segment operating profit for the six months ended June 30, 1997 (excluding the $203 million charge for acquired in-process research and development described above) and 1996 were as follows:

                                                                                           SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                         --------------------
                                                                                           1997       1996
                                                                                         ---------  ---------

                                                                                             (MILLIONS OF
                                                                                               DOLLARS)
SALES AND SERVICE REVENUES
Automated Data Systems.................................................................  $     282  $     175
Industrial Automation Systems..........................................................        450        329
                                                                                         ---------  ---------
Total Sales and Service Revenues.......................................................  $     732  $     504
                                                                                         ---------  ---------
                                                                                         ---------  ---------

SEGMENT OPERATING PROFIT
Automated Data Systems.................................................................  $      12  $      13
Industrial Automation Systems..........................................................         49         29
                                                                                         ---------  ---------
Total Segment Operating Profit.........................................................  $      61  $      42
                                                                                         ---------  ---------
                                                                                         ---------  ---------

4. General and administrative costs include allocated charges from WAI of $9.1 million and $10.8 million for the six months ended June 30, 1997 and 1996, respectively. Interest expense includes allocated charges from WAI of $6.3 million and $4.1 million for the six months ended June 30, 1997 and 1996, respectively.

5.  The components of inventory balances are summarized below:

                                                                                   JUNE 30,      DECEMBER 31,
                                                                                     1997            1996
                                                                                --------------  --------------
                                                                                    (THOUSANDS OF DOLLARS)
Raw materials and work in process.............................................   $    109,096    $    100,078
Finished goods................................................................         48,706          18,697
Less progress billings........................................................        (15,682)        (24,323)
                                                                                --------------  --------------
Net inventories...............................................................   $    142,120    $     94,452
                                                                                --------------  --------------
                                                                                --------------  --------------

6.  Net interest expense is composed of the following:

                                                                                       SIX MONTHS ENDED
                                                                                           JUNE 30,
                                                                                ------------------------------
                                                                                     1997            1996
                                                                                --------------  --------------

                                                                                    (THOUSANDS OF DOLLARS)
Interest expense..............................................................   $      9,264    $      5,764
Interest income...............................................................         (2,165)         (2,689)
                                                                                --------------  --------------
Net interest expense..........................................................   $      7,099    $      3,075
                                                                                --------------  --------------
                                                                                --------------  --------------

                               NORAND CORPORATION

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS OF NORAND CORPORATION

We have audited the accompanying consolidated balance sheet of Norand Corporation (a Delaware corporation) and Subsidiaries as of August 31, 1996, and the related consolidated statement of operations, stockholders' equity and cash flows for the year ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Norand Corporation and Subsidiaries as of August 31, 1996, and the results of operations and cash flows for the year ended August 31, 1996, in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Chicago, Illinois
October 15, 1996 (except with respect to the matter discussed in Note 7, as to which the date is November 20, 1996)

                               NORAND CORPORATION

                           CONSOLIDATED BALANCE SHEET

                   (THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                                                  AUGUST 31, 1996
                                                                                                  ----------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................................................    $      3,604
  Accounts receivable, net of allowances for doubtful accounts
    and estimated sales returns of $9,278.......................................................          69,841
  Inventories...................................................................................          33,565
  Deferred tax assets...........................................................................           8,523
  Prepaid expenses and other current assets.....................................................           8,011
                                                                                                  ----------------
    Total current assets........................................................................         123,544
Noncurrent assets:
  Property, plant and equipment, net............................................................          25,601
  Deferred tax assets...........................................................................           9,318
  Patents and intellectual properties, net......................................................           6,157
  Goodwill, net.................................................................................           3,112
  Other noncurrent assets.......................................................................           4,333
                                                                                                  ----------------
    Total assets................................................................................    $    172,065
                                                                                                  ----------------
                                                                                                  ----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt...............................................................................    $     52,460
  Accounts payable..............................................................................          23,195
  Accrued payroll and employee benefits.........................................................           9,809
  Other accrued liabilities.....................................................................          33,449
  Deferred income...............................................................................          10,418
                                                                                                  ----------------
    Total current liabilities...................................................................         129,331
                                                                                                  ----------------
Stockholders' equity:
  Common stock, $.01 par value: Authorized 15,000,000 shares;
    issued and outstanding 7,664,535 shares.....................................................              77
  Additional paid-in capital....................................................................          75,237
  Accumulated deficit...........................................................................         (28,482)
  Equity adjustment from foreign currency translation...........................................          (4,098)
                                                                                                  ----------------
    Total stockholders' equity..................................................................          42,734
                                                                                                  ----------------
    Total liabilities and stockholders' equity..................................................    $    172,065
                                                                                                  ----------------
                                                                                                  ----------------

        See accompanying notes to the consolidated financial statements.

                               NORAND CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                   (THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                                                FISCAL YEAR ENDED
                                                                                                 AUGUST 31, 1996
                                                                                                ------------------
REVENUES:
  Product sales revenue.......................................................................     $    193,249
  Customer service revenue....................................................................           42,251
                                                                                                     ----------
    Total revenues............................................................................          235,500
Cost of products and services.................................................................          141,744
                                                                                                     ----------
    Gross profit..............................................................................           93,756

OPERATING EXPENSES:
  Product development and engineering expenses................................................           22,898
  Selling expenses............................................................................           58,347
  General and administrative expenses.........................................................           17,006
  Restructuring charge........................................................................            4,392
                                                                                                     ----------
    Total operating expenses..................................................................          102,643
                                                                                                     ----------
    Loss from operations......................................................................           (8,887)
Interest and other expenses...................................................................            6,256
Litigation settlement.........................................................................            5,100
                                                                                                     ----------
    Loss before income taxes..................................................................          (20,243)
Income tax benefit............................................................................           (6,073)
                                                                                                     ----------
    Net loss..................................................................................     $    (14,170)
                                                                                                     ----------
                                                                                                     ----------
Net loss per common share.....................................................................     $      (1.87)
                                                                                                     ----------
                                                                                                     ----------
Average number of common and common equivalent shares outstanding.............................        7,573,017

        See accompanying notes to the consolidated financial statements.

                               NORAND CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   (THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                                                         EQUITY
                                                                                                       ADJUSTMENT
                                                      COMMON STOCK        ADDITIONAL                  FROM FOREIGN
                                                ------------------------    PAID-IN     ACCUMULATED     CURRENCY
                                                  SHARES       AMOUNT       CAPITAL       DEFICIT      TRANSLATION
                                                -----------  -----------  -----------  -------------  -------------
Balances, August 31, 1995.....................    7,534,846   $      75    $  73,150    $   (14,312)    $  (3,642)
Exercises of stock options....................      129,689           2        2,087
Foreign currency translation..................                                                               (456)
Net loss......................................                                              (14,170)
                                                -----------         ---   -----------  -------------  -------------
Balances, August 31, 1996.....................    7,664,535   $      77    $  75,237    $   (28,482)    $  (4,098)
                                                -----------         ---   -----------  -------------  -------------
                                                -----------         ---   -----------  -------------  -------------

        See accompanying notes to the consolidated financial statements.

                               NORAND CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                                                                FISCAL YEAR ENDED
                                                                                                 AUGUST 31, 1996
                                                                                                ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................................................................     $    (14,170)
                                                                                                       --------
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation..............................................................................            7,792
    Amortization..............................................................................            4,282
    Amortization of deferred royalty income...................................................           (1,877)
    Deferred tax benefit......................................................................           (8,220)
    Provision for doubtful accounts and sales returns.........................................            7,216
    Changes in assets and liabilities:
      Accounts receivable.....................................................................           (8,171)
      Inventories.............................................................................            3,323
      Prepaid expenses and other assets.......................................................           (3,101)
      Deferred income.........................................................................            2,699
      Accounts payable and accrued liabilities................................................            8,018
      Accrued restructuring, net..............................................................            1,596
                                                                                                       --------
        Total adjustments.....................................................................           13,557
                                                                                                       --------
        Net cash used in operating activities.................................................             (613)
                                                                                                       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment..................................................          (10,183)
  Additions to software, patents, and intellectual properties.................................           (3,296)
                                                                                                       --------
        Net cash used in investing activities.................................................          (13,479)
                                                                                                       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit agreement...............................................           12,565
  Issuances of common stock...................................................................            2,089
  Payments of refinancing expenses............................................................             (680)
                                                                                                       --------
        Net cash provided by financing activities.............................................           13,974
                                                                                                       --------
Effect of exchange rate changes on cash.......................................................              (87)
                                                                                                       --------
Net decrease in cash and cash equivalents.....................................................             (205)
                                                                                                       --------
CASH AND CASH EQUIVALENTS:
  Beginning of period.........................................................................            3,809
                                                                                                       --------
  End of period...............................................................................     $      3,604
                                                                                                       --------
                                                                                                       --------
Supplemental disclosures of cash flow information:
  Interest paid on all debt obligations.......................................................     $      5,281
  Net income taxes refunded...................................................................     $     (1,591)

        See accompanying notes to the consolidated financial statements.

                               NORAND CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

Norand designs, manufactures and markets mobile computing systems and wireless data communications networks using radio frequency technology. Norand systems allow businesses worldwide to apply information technology to industrial and field automation settings. Typical applications include route accounting, field sales automation, and inventory database management in manufacturing, warehouse and retail settings. Norand provides hardware, application software, systems integration and support to thousands of customers in dozens of industries to improve accountability, productivity and management control.

2.  ITALIAN SUBSIDIARY IRREGULARITIES

On September 25, 1995, the Company announced that it had discovered irregularities during the course of the year-end audit at its Italian subsidiary. At that time the managing director of the Italian subsidiary was removed. The Company's investigation of the irregularities in its Italian subsidiary continued following the initial announcement. The investigation revealed a complex set of irregularities, which took place over a period of time. The irregularities were facilitated by third parties, certain of which were associated with the former managing director.

As a result of the investigation attributable to the Italian subsidiary, the Company recorded in its 1995 and 1994 financial statements pretax charges and costs related to sales returns, inventory losses, certain local taxes which may not be recoverable, professional costs for the investigation, and the settlement or anticipated settlement of numerous third party claims against the Italian subsidiary. In total, after restatement for irregular sales and costs, pretax charges and costs related to the irregularities included in the financial statements amounted to $8.3 million in 1995 and $1.5 million in 1994.

The Company believes that a thorough investigation has been completed in order to determine the aggregate losses due to the irregularities. The Company has continued to pursue potential further recoveries from third parties and insurance. Such potential recoveries have not been reflected in the accompanying financial statements. During 1996, the Company settled numerous previously identified third party claims for costs which approximated previous estimates. No new claims have been presented that would have a material adverse financial impact on the Company. Based upon the results of its investigation and the claim settlements, the Company does not believe that the aggregate charges and operating losses relating to these known facts and circumstances will materially exceed the amount of recorded losses and costs already recorded. However, there can be no assurances that additional third party claims will not be discovered in future periods which will result in further losses related to this matter. Such losses could be material to the consolidated results of operations in any future period. Management does not believe that any such losses will be material to the Company's consolidated financial position.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements have been prepared on a consolidated basis to include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts and transactions have been eliminated in consolidation.

INVENTORIES

Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out basis.

                               NORAND CORPORATION

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation of plant and equipment is provided over the estimated useful lives of the assets. Production machinery and equipment (including molds and dies) is depreciated using the units of production method. All other property, plant and equipment is depreciated using the straight-line method. The ranges of the estimated useful lives are as follows: buildings, ten to thirty years; machinery and equipment and office furniture and equipment, three to ten years; computer equipment and software purchased to support the Company's business processes, two to five years; and leasehold improvements, the shorter of the useful lives of the assets or the term of the leases. Costs of renewals and betterments are capitalized; repairs and maintenance are expensed as incurred.

SOFTWARE DEVELOPMENT COSTS

The Company capitalizes internal software development costs and qualifying purchased product software, both of which are developed or acquired for sale to the Company's customer. The Company capitalized internal software development costs of $1.5 million in 1996. As of August 31, 1996, capitalized software development costs, net of amortization were $3.7 million. The capitalization of these costs begins when a product's economic and technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis over a three year period. Capitalized software development costs are included in other noncurrent assets.

PATENTS AND INTELLECTUAL PROPERTIES

Patents include the direct costs of the patents and costs to maintain and protect the patents. Patents are being amortized over the remaining lives of the patents, a weighted average of approximately four years. Intellectual properties include the direct costs of acquisition and are amortized over the useful lives of the underlying technology, generally three to five years.

GOODWILL

Goodwill from the acquisition of Infolink Group Limited in August 1995, the acquisition of the Company in October 1988, and other acquisitions, represents the excess of cost over the fair value of net assets acquired and is being amortized over 15 and 40 years, respectively, using the straight-line method.

The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company bases its determination on the performance, on an undiscounted basis, of the underlying businesses. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The statement becomes effective in fiscal 1997. The Company does not believe that the adoption of this statement will be material to the Company's consolidated financial statements.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109. Deferred income taxes are recorded to reflect the tax consequences on future years of

                               NORAND CORPORATION

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) differences between the basis of assets and liabilities for income tax and for financial reporting purposes. In addition, the amount of any future tax benefits are reduced by a valuation allowance until it is more likely than not that such benefits will be realized.

Deferred income taxes have not been provided for any income tax liability which could be incurred upon the repatriation of undistributed earnings of the Company's consolidated foreign subsidiaries as the Company expects to indefinitely reinvest these earnings outside the U.S. However, if the Company were to repatriate the undistributed earnings of the consolidated foreign subsidiaries, the potential income tax liability would not be material.

INCOME PER COMMON SHARE

The computation of primary and fully diluted earnings per share is based on the weighted average number of common stock and common stock equivalent shares outstanding during the period. Common stock equivalents consist primarily of options outstanding under the Company's stock option plans and shares to be purchased under the employee stock purchase plan.

FOREIGN CURRENCY TRANSLATION

The financial statements of foreign operations are translated into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52. Accordingly, all assets and liabilities are translated at year-end exchange rates. The gains and losses that result from this process are shown in the accumulated translation adjustment account in the shareholders' equity section of the balance sheet. Operating transactions are translated at weighted average rates during the year. Transaction gains and losses are reflected in net loss. During 1996, the Company did not enter into foreign exchange forward contracts or foreign exchange option contracts to hedge the effect of foreign currency fluctuations on the financial statements.

REVENUE RECOGNITION

Revenues from product sales are generally recognized at the time of shipment of the product. Revenues from customer service sales are recognized ratably over the maintenance contract period or as the services are performed for repairs not under warranty or maintenance contracts. Included in deferred income at August 31, 1996, is deferred maintenance revenue of $10.2 million.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

The Company is subject to various potential risks and uncertainties which include, without limitation, continued pressures in the marketplace, the Company's ability to realize the benefits of the implemented restructuring, the future need for restructuring (see Note 11), the Company's ability to achieve increased revenues from new products and achieve lower operating expenses as a percent of revenues, the Company's ability to obtain debt financing, remain in compliance with debt covenants and maintain

                               NORAND CORPORATION

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) liquidity (see Note 7). Additionally, the Company is subject to potential risks and uncertainties related to foreign operations, the effect of technological changes on the carrying value of inventories and specialized manufacturing equipment, the estimated realization of deferred tax assets (see Note 8), the potential for additional third party claims against the Company's Italian subsidiary (see Note 2) and the possible adverse effects of certain pending litigation (see Note 13). A summary discussion of risks and uncertainties is included in Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Safe Harbor Statement."

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses included in the caption "Product development and engineering expenses" in the consolidated statement of operations in the fiscal year ended in 1996 are $18.5 million.

4.  INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market, and consist of the following:

                                                                           AUGUST 31, 1996
                                                                        ----------------------
                                                                        (THOUSANDS OF DOLLARS)
Parts and materials...................................................        $   16,383
Work in process.......................................................             8,246
Finished goods........................................................             5,382
Field service and sales supplies......................................             3,554
                                                                                --------
      Total...........................................................        $   33,565
                                                                                --------
                                                                                --------

                               NORAND CORPORATION

5.  NONCURRENT ASSETS

Noncurrent assets include the following:

                                                                           AUGUST 31, 1996
                                                                        ----------------------
                                                                        (THOUSANDS OF DOLLARS)
Property, plant and equipment:
  Land................................................................        $      225
  Buildings...........................................................             3,394
  Machinery and equipment.............................................            30,132
  Office furniture and equipment......................................            26,690
  Leasehold improvements..............................................               703
                                                                                --------
  Subtotal, at cost...................................................            61,144
  Less accumulated depreciation.......................................            35,543
                                                                                --------
    Total, net........................................................        $   25,601
                                                                                --------
                                                                                --------
Patents and intellectual properties...................................        $   10,786
Less accumulated depreciation and amortization........................             4,629
                                                                                --------
    Total, net........................................................        $    6,157
                                                                                --------
                                                                                --------
Goodwill..............................................................        $    3,588
Less accumulated amortization.........................................               476
                                                                                --------
    Total, net........................................................        $    3,112
                                                                                --------
                                                                                --------

6.  ACQUISITION

On August 8, 1995, the Company acquired all the outstanding stock of Infolink Group Limited (Infolink), a distributor in Australia, for 9,817 shares of the Company's common stock valued at $0.4 million. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets and liabilities acquired based on their estimated fair values. This treatment resulted in approximately $1.3 million of estimated goodwill. The goodwill is being amortized over fifteen years. The prior operations and financial position of Infolink were not material.

7.  SHORT-TERM DEBT

At August 31, 1995, the Company had $39.5 million of borrowings outstanding under a credit facility (the "Agreement") with a group of lending banks. The Agreement allowed for $60 million of maximum borrowings.

In October 1995, as a result of anticipated non-compliance with the Agreement, the Company and the lending group amended and recollateralized the Agreement resulting in an increase in the effective interest rate by 1.0 percent on LIBOR borrowings and 0.5 percent on prime rate borrowings.

As a result of the losses for the year ended August 31, 1995 and losses for the quarter ended December 2, 1995, the Company was not in compliance with certain covenants under the amended Agreement. Borrowings under the amended Agreement to fund operations and capital additions had increased to $57.4 million in early December, 1995. Due to covenant violations, in December 1995, available borrowings under the amended Agreement were frozen at $57.4 million.

                               NORAND CORPORATION

7.  SHORT-TERM DEBT (CONTINUED)
On January 25, 1996, the Company and the lending group amended and restated the Agreement (the "Restated Agreement") wherein the lending group agreed to waive any defaults under or violations of the Agreement occurring on or before January 25, 1996. The Restated Agreement provided for an amortizing term loan beginning at $52.0 million and amortizing by $1.0 million per month beginning September 15, 1996 to $48.0 million on December 15, 1996, and up to $11.5 million in borrowing base revolving loans. The Restated Agreement was limited to $63.5 million in aggregate borrowings. Obligations under the Restated Agreement were to mature on December 31, 1996. The Company's obligations under the Restated Agreement were secured by substantially all of the assets of the Company. The effective interest rate, effective January 25, 1996, under the Restated Agreement was the agent's alternate base rate (ABR) plus 1.75% for all borrowings up to $57.4 million and ABR +2.75% for borrowings above $57.4 million. The Restated Agreement contained financial covenants, measured at varying dates, including covenants relating to tangible net worth, capital additions and cash flows. The Company paid a commitment fee at closing amounting to 0.5% of the total facility.

At August 31, 1996, the Company had $52.0 million of borrowings outstanding under the Restated Agreement. In November 1996, as a result of noncompliance with certain covenants under the Restated Agreement due to losses incurred for the year ended August 31, 1996, the Company and its lenders amended the Restated Agreement (the "Amended and Restated Agreement") wherein the lending group has agreed to waive any defaults under or violations of the Restated Agreement occurring on or before August 31, 1996. The Amended and Restated Agreement provides for maximum borrowings of $60.5 million. Maximum allowable borrowings decline to $59.5 million on December 16, 1996 and then decline periodically over the period to $48.25 million on September 15, 1997. Obligations under the Amended and Restated Agreement will mature on September 30, 1997. Obligations under the Amended and Restated Agreement will continue to be secured by substantially all of the assets of the Company. No foreign currency borrowings are permitted under the Amended and Restated Agreement. The effective interest rate increases periodically September 15, 1996 to ABR plus 4% on December 31, 1996 for all borrowings. The Amended and Restated Agreement will continue to contain financial covenants relating to tangible net worth, capital additions, earnings and cash flows.

In addition to a fee amounting to $0.3 million which was paid on September 15, 1996 to maintain the aggregate borrowing capacity under the Restated Agreement, the Company will be required to pay additional fees to maintain aggregate borrowings under the Amended and Restated Agreement amounting to 0.1% of the total facility due at closing, 0.1% of the total facility due monthly from January 31, 1997 to April 30, 1997, and 0.25% of the total facility due June 30, 1997.

Concurrently with entering into the Amended and Restated Agreement, the Company issued to its lending group Series A Warrants exercisable for an aggregate of 250,000 shares of the Company's common stock (the "Series A Warrants") and Series B Warrants exercisable for an aggregate of 300,000 shares of the Company's common stock (the "Series B Warrants"), in each case at an exercise price of $21.15. The Series A Warrants and Series B Warrants are not exercisable until May 31, 1997 and August 31, 1997, respectively, and may be repurchased by the Company for an aggregate of one dollar ($1) for the Series A Warrants and an aggregate of one dollar ($1) for the Series B Warrants in the event that, with respect to each of the Class A Warrants and Class B Warrants, prior to such dates, all indebtedness under the Amended and Restated Agreement has been repaid in full. Additionally, with respect to the Series B Warrants, the Company may repurchase such Warrants before August 31, 1997, for an aggregate of one dollar ($1) if it has received at least $20 million in net cash proceeds from additional equity.

                               NORAND CORPORATION

7.  SHORT-TERM DEBT (CONTINUED)

The Company is currently seeking alternative sources of capital which will be more advantageous to the Company. Management believes that they will be able to replace the Amended and Restated Agreement with such sources during fiscal 1997.

As of August 31, 1996, the Company had borrowings outstanding at its Australian subsidiary which amounted to $0.5 million.

The carrying amount for the short-term borrowing recorded in the financial statements approximates fair value. The weighted average interest rate paid under the above agreements was 11.57% in fiscal 1996. The average month-end balance outstanding was $53.7 million in fiscal 1996. The maximum amount outstanding in fiscal 1996 was $63.0 million.

8.  INCOME TAXES

The components of loss before income taxes are:

                                                                           AUGUST 31, 1996
                                                                        ----------------------
                                                                        (THOUSANDS OF DOLLARS)
Domestic..............................................................       $    (19,748)
International.........................................................               (495)
                                                                                 --------
                                                                             $    (20,243)
                                                                                 --------
                                                                                 --------

The provision (benefit) for income taxes consisted of the following:

                                                                           AUGUST 31, 1996
                                                                        ----------------------
                                                                        (THOUSANDS OF DOLLARS)
Current:
  Federal.............................................................       $    --
  State...............................................................                 87
  Foreign.............................................................              2,060
                                                                                 --------
                                                                                    2,147
Deferred..............................................................             (8,220)
                                                                                 --------
  Total...............................................................       $     (6,073)
                                                                                 --------
                                                                                 --------

                               NORAND CORPORATION

8.  INCOME TAXES (CONTINUED)
The income tax benefit differs from a benefit computed at the U.S. statutory rate as follows:

                                                                           AUGUST 31, 1996
                                                                        ----------------------
                                                                        (THOUSANDS OF DOLLARS)
Statutory rate benefit................................................       $     (6,883)
State income taxes (net of federal benefit)...........................                 57
Foreign income taxes..................................................                688
Increase in valuation allowance.......................................              2,792
Research and development tax credit carryforwards.....................             (2,615)
Refund from NOL carryback.............................................             (2,323)
Additional reserves...................................................              1,213
Deemed dividend from subsidiary.......................................                820
Other.................................................................                178
                                                                                 --------
                                                                             $     (6,073)
                                                                                 --------
                                                                                 --------

The consolidated balance sheet includes the following:

                                                                           AUGUST 31, 1996
                                                                        ----------------------
                                                                        (THOUSANDS OF DOLLARS)
Current income tax payable:
  Federal.............................................................       $      2,716
  State and local.....................................................                 86
  Foreign.............................................................              5,201
                                                                                 --------
                                                                             $      8,003
                                                                                 --------
                                                                                 --------

                                                                           AUGUST 31, 1996
                                                                        ----------------------
                                                                        (THOUSANDS OF DOLLARS)
Net deferred tax assets (liabilities):
  Capitalized software................................................       $      2,874
  Noncompete covenant.................................................              2,121
  Domestic net operating loss.........................................              7,559
  Foreign net operating losses........................................              5,913
  Depreciation and amortization.......................................             (3,081)
  Inventory obsolescence reserve and capitalization...................              1,832
  Vacation accruals...................................................              1,154
  Research and development tax credit carryforwards...................              3,827
  AMT tax credit carryforwards........................................              1,365
  Deferred maintenance revenue........................................              1,126
  Other...............................................................              2,177
                                                                                 --------
Subtotal..............................................................             26,867
Valuation allowance...................................................             (9,026)
                                                                                 --------
Net deferred tax assets...............................................       $     17,841
                                                                                 --------
                                                                                 --------

In March 1996, the Company effectively wrote off its investment in its Italian subsidiary, for tax purposes, resulting in a net operating loss (NOL) which was carried back to prior years. The NOL carryback

                               NORAND CORPORATION

8.  INCOME TAXES (CONTINUED)
generated a $2.3 million refund. The Company has determined that based on its domestic profitability, that it is more likely than not (except for certain foreign NOLs which expire in the years 2000 and 2001 and remaining research and development tax credits) that recorded deferred tax assets will be realized in future periods. In 1996, the Company increased the deferred tax asset valuation allowance to offset the increase in certain foreign NOLs and research and development tax credits. The Company also provided additional reserves for income taxes related to fiscal years which remain subject to potential examination of respective taxing jurisdictions. Income taxes payable are included in other current liabilities.

9.  EMPLOYEE BENEFIT PLANS

Employees of the Company who meet certain eligibility requirements can participate in the Company's 401(k) Savings and Investment Plan. Under the Plan, the Company may, at its discretion, match the employee contributions. The Company recorded expenses related to its matching contributions for fiscal 1996 of $1.2 million.

In 1994, the Company established the Norand Employee Stock Purchase Plan (the
Plan) which enables eligible employees to purchase the Company's common stock at 85% of its fair market value. The fair market value of the common stock used to determine the purchase price is based on the lower of the closing price of the stock on the first or last business day of the Plan year which ends on December
31. Employee contributions, which are made through payroll deductions throughout the Plan year, are limited to 10 percent of total compensation. In March 1996, 77,984 shares were purchased under the Plan. The Company has an additional 440,282 shares reserved for future issuance under its Employee Stock Purchase Plan.

10.  LEASE COMMITMENTS

The Company is obligated as lessee under certain noncancelable operating leases for office space and its manufacturing facility, and is also obligated to pay insurance, maintenance and other operating costs associated with the leases. The leases have various renewable options and terms. Rent expense under these operating leases was $2.9 million in 1996.

Future minimum annual lease payments as of August 31, 1996, under agreements classified as operating leases with noncancelable terms in excess of one year are as follows:

                                                                        (THOUSANDS OF DOLLARS)
                                                                        ----------------------

1997..................................................................       $      2,503
1998..................................................................              1,752
1999..................................................................              1,083
2000..................................................................                670
2001 and thereafter...................................................                510
                                                                                 --------
  Total...............................................................       $      6,518
                                                                                 --------
                                                                                 --------

11.  RESTRUCTURING

During the second quarter of 1996, the Company recorded a charge of $5.2 million ($3.6 million after-tax) related to a company-wide restructuring of operations. The restructuring charge was reduced by $0.8

                               NORAND CORPORATION

11.  RESTRUCTURING (CONTINUED)
million in the fourth quarter as a result of favorable experience compared to previous cost estimates. The restructuring charge included $3.7 million for severance and other costs related to reductions in the Company's domestic and international workforce and $0.7 million for lease exit costs associated with the closing or consolidating of certain facilities. The Company believes that annual cost savings resulting from the restructuring charge will be in excess of these charges. However, no assurances can be given as to the actual extent of any savings or improvements that might be realized or that additional actions and additional charges against earnings might not occur in the future. As of August 31, 1996, approximately $1.6 million of the charge has not yet been expended. The Company expects to expend the remaining balance, comprised primarily of amounts due in installments under severance and lease agreements, in fiscal 1997.

12.  STOCK OPTIONS

The Company has three stock option plans for its officers, directors and other key employees. The options under the plans generally become exercisable in equal installments over a three-to five-year period commencing on the first anniversary date after the date of grant and quarterly thereafter. Options canceled due to terminations or expiration of exercise period are returned to the pool of options available to be granted. The exercise price is equal to the market price for the Company's common stock on the date of grant and ranges from $1.10 to $45.25.

The following is a summary of the activity in the Company's common stock option plans for the year ended August 31, 1996 and the outstanding balance of options issued:

                                                                                    AVERAGE
                                                                                   PRICE PER
                                                                       SHARES        SHARE
                                                                     -----------  -----------
August 31, 1995....................................................      723,457   $   25.41
  Granted..........................................................      556,215       16.63
  Exercised........................................................      (43,785)      16.34
  Canceled.........................................................     (171,447)      25.75
                                                                     -----------  -----------
August 31, 1996....................................................    1,064,440   $   21.19
                                                                     -----------  -----------
                                                                     -----------  -----------

At August 31, 1996, there were 297,319 shares exercisable and 1,552,278 shares reserved for issuance under the above option plans.

In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock Based Compensation." This statement becomes effective in fiscal 1997 and will require the Company to change its disclosures relating to stock options. The Company currently does not intend to change its accounting for stock options.

13.  LITIGATION

In October 1995, two class action complaints were filed against the Company and certain of its officers in United States District Court in Cedar Rapids, Iowa, seeking unspecified damages on behalf of a purported class of purchasers of Norand stock on the ground that the defendants violated the federal

                               NORAND CORPORATION

13.  LITIGATION (CONTINUED)
securities laws by allegedly making materially false and misleading statements concerning the Company's results of operations and future prospects during the period from March 20, 1995 until September 25, 1995. On November 24, 1995, a third lawsuit was filed in the same court raising substantially the same claims on behalf of a broader purported class of purchasers of Norand stock.

All three lawsuits were consolidated under the caption In re Norand Corporation Securities Litigation (Master File No. C 95-323). On December 23, 1995, a single amended and consolidated complaint was filed in the consolidated action, superseding all previous pleadings. The complaint was filed on behalf of a purported class consisting of purchasers of Norand stock from September 26, 1994 through November 17, 1995, and named as defendants the Company, five of its present or former senior officers, and Arthur Andersen LLP, the Company's independent public accountant. The consolidated complaint alleged, among other things, that the Norand defendants materially overstated the Company's revenues and earnings by improperly recording sales in its Italian subsidiary and misled the market by failing to disclose alleged problems with certain of its products that affected its revenues in the fourth quarter of fiscal 1995.

On August 28, 1996, the Company announced that it had signed an agreement to settle the consolidated complaint and secure releases for all of the defendants with the exception of Arthur Andersen. The Company believes its officers and directors acted properly regarding this matter and denies any wrongdoing. Nevertheless, the Company feels it is in the best interest of the Company and its shareholders to settle the matter and devote management time and energy to running the business.

The settlement, which calls for the payment of $4.5 million in cash and $4.5 million worth of Norand stock, is subject to approval by the District Court, following notice to the class and a hearing on the fairness of the settlement. That hearing is scheduled for December 19, 1996. The cash portion of the settlement is covered by insurance. The Company has the option to pay $4.5 million in cash instead of issuing the stock.

The settlement resulted in a fourth quarter charge of $4.8 million including additional legal costs related to the portion of the settlement not covered by insurance. The Company had previously accrued $0.3 million in the first quarter for related legal costs.

The Company is also subject to certain legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. In management's opinion, the ultimate resolution of these matters will not be material to the Company's consolidated financial position or results of operations.

14.  BUSINESS SEGMENT DATA

The Company's operations consist of a single business segment which designs, develops, manufactures, markets and services hand-held data communication computer systems. The Company does not believe it is dependent upon any one customer or group of customers. Transfers between geographic

                               NORAND CORPORATION

14.  BUSINESS SEGMENT DATA (CONTINUED)
areas were at cost plus a negotiated mark-up. Sales and selected financial information by geographic area for the fiscal year ended August 31, 1996 were as follows:

                                           UNITED STATES      INTERNATIONAL     ELIMINATIONS      CONSOLIDATED
                                          ----------------  -----------------  ---------------  ----------------
                                                                  (THOUSANDS OF DOLLARS)
Revenues................................    $    203,282       $    57,397       $   (25,179)     $    235,500
Loss from operations....................          (8,008)             (809)              (70)           (8,887)
Interest and other expenses.............                                                                (6,256)
Litigation settlement...................                                                                (5,100)
Loss before income taxes................                                                               (20,243)
Identifiable assets.....................         138,058            34,007                             172,065

A substantial portion of the Company's international operations is in Europe. Other geographic areas of operations include Canada, Mexico, Australia and Japan. International operating income does not include the expenses of corporate administration. International identifiable assets are principally trade receivables and inventories. United States revenue includes export sales of $8,217 in 1996, and also includes transfers between geographic areas which are eliminated.

15.  SELECTED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth unaudited quarterly financial information for the year ended August 31, 1996:

                                    FIRST QUARTER       SECOND QUARTER       THIRD QUARTER      FOURTH QUARTER
                                  -----------------  --------------------  -----------------  -------------------
                                                              (THOUSANDS OF DOLLARS)
Total revenues..................     $    49,806          $   56,032          $    60,216         $    69,446
Gross profit....................          18,840              20,943               25,901              28,072
Income (loss) from operations...          (5,507)             (9,351)               2,823               3,148
Net income (loss)...............          (4,843)             (7,721)                 789              (2,395)
Primary earnings per share......           (0.63)              (1.02)                0.10               (0.32)
Fully diluted earnings per
  share.........................           (0.63)              (1.02)                0.10               (0.32)

16.  VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

The analysis of the allowance for doubtful accounts and estimated sales returns is as follows:

                                                     ADDITIONS          ADDITIONS
                                   BALANCE AT       CHARGED TO         CHARGED TO                        BALANCE AT
                                  BEGINNING OF       COSTS AND            OTHER                            END OF
                                      YEAR           EXPENSES           ACCOUNTS          DEDUCTIONS        YEAR
                                 ---------------  ---------------  -------------------  --------------  -------------

                                                                (THOUSANDS OF DOLLARS)
Year ended August 31, 1996.....     $   6,423        $   7,216          $       0         $    4,361      $   9,278

Deductions include doubtful accounts charged off, net of recoveries, including recoverable cost of returned equipment.

                               NORAND CORPORATION

                           CONSOLIDATED BALANCE SHEET

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                                                                    MARCH 1, 1997
                                                                                                    --------------
ASSETS

Current assets:
  Cash and cash equivalents.......................................................................   $      1,682
  Accounts receivable, net........................................................................         48,180
  Inventories.....................................................................................         38,686
  Deferred tax assets.............................................................................         12,754
  Prepaid expenses and other current assets.......................................................         12,117
                                                                                                    --------------
      Total current assets........................................................................        113,419

Noncurrent assets:
  Property, plant and equipment, net..............................................................         25,196
  Deferred tax assets.............................................................................          9,318
  Patents and intellectual properties, net........................................................          5,685
  Goodwill, net...................................................................................          3,036
  Other noncurrent assets.........................................................................          4,399
                                                                                                    --------------
      Total assets................................................................................   $    161,053
                                                                                                    --------------
                                                                                                    --------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term debt.................................................................................   $     45,238
  Accounts payable................................................................................         19,344
  Accrued payroll and employee benefits...........................................................         11,599
  Other accrued liabilities.......................................................................         31,026
  Deferred income.................................................................................         11,146
                                                                                                    --------------
      Total current liabilities...................................................................        118,353
                                                                                                    --------------

Stockholders' equity:
  Common stock....................................................................................             82
  Additional paid-in capital......................................................................         82,923
  Accumulated deficit.............................................................................        (35,726)
  Equity adjustment from foreign currency translation.............................................         (4,579)
                                                                                                    --------------
      Total stockholders' equity..................................................................         42,700
                                                                                                    --------------
      Total liabilities and stockholders' equity..................................................   $    161,053
                                                                                                    --------------
                                                                                                    --------------

          See accompanying notes to consolidated financial statements.

                               NORAND CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                          SIX MONTHS ENDED
                                                                                   ------------------------------
                                                                                   MARCH 1, 1997   MARCH 2, 1996
                                                                                   --------------  --------------
REVENUES:
  Product sales revenue..........................................................   $     79,198    $     84,364
  Customer service revenue.......................................................         21,899          21,474
                                                                                   --------------  --------------
    Total revenues...............................................................        101,097         105,838
Cost of products and services....................................................         59,541          66,055
                                                                                   --------------  --------------
  Gross profit...................................................................         41,556          39,783

OPERATING EXPENSES:
  Product development and engineering expenses...................................         11,306          12,584
  Selling expenses...............................................................         28,287          27,346
  General and administrative expenses............................................          8,921          15,011
                                                                                   --------------  --------------
    Total operating expenses.....................................................         48,514          54,941
                                                                                   --------------  --------------
    Loss from operations.........................................................         (6,958)        (15,158)
Interest and other expenses......................................................          3,389           2,791
                                                                                   --------------  --------------
  Loss before income taxes.......................................................        (10,347)        (17,949)
Income tax benefit...............................................................         (3,104)         (5,385)
                                                                                   --------------  --------------
  Net loss.......................................................................   $     (7,243)   $    (12,564)
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Net loss per common share........................................................   $      (0.91)   $      (1.67)
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Average number of common and common
  equivalent shares outstanding..................................................      7,916,538       7,543,628

          See accompanying notes to consolidated financial statements.

                               NORAND CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                                                          SIX MONTHS ENDED
                                                                                   ------------------------------
                                                                                   MARCH 1, 1997   MARCH 2, 1996
                                                                                   --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................................    $   (7,243)    $    (12,564)
                                                                                        -------    --------------
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Depreciation.................................................................         3,532            3,286
    Amortization.................................................................         2,001            1,949
    Amortization of deferred royalty income......................................                         (1,210)
    Deferred tax benefit.........................................................        (4,231)          (5,385)
    Provision for doubtful accounts and sales returns............................         2,471            1,717
    Changes in assets and liabilities:
      Accounts receivable........................................................        17,918            4,876
      Inventories................................................................        (5,566)           3,623
      Prepaid expenses and other assets..........................................        (4,162)          (1,580)
      Deferred income............................................................           729            1,125
      Accounts payable and accrued liabilities...................................        (2,390)          (7,971)
      Accrued reorganization.....................................................          (362)           4,844
                                                                                        -------    --------------
        Total adjustments........................................................         9,940            5,274
                                                                                        -------    --------------
        Net cash provided by (used in) operating activities......................         2,697           (7,290)
                                                                                        -------    --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.....................................        (3,320)          (6,293)
  Additions to software, patents, and intellectual properties....................        (1,029)          (1,905)
                                                                                        -------    --------------
        Net cash used in investing activities....................................        (4,349)          (8,198)
                                                                                        -------    --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit agreement..................................        (7,215)          14,612
  Issuances of common stock......................................................         7,691            1,264
  Payments of refinancing expenses...............................................          (595)            (635)
                                                                                        -------    --------------
        Net cash (used in) provided by financing activities......................          (119)          15,241
                                                                                        -------    --------------
Effect of exchange rate changes on cash..........................................          (151)             (64)
                                                                                        -------    --------------
Net decrease in cash and cash equivalents........................................        (1,922)            (311)
                                                                                        -------    --------------
CASH AND CASH EQUIVALENTS:
    Beginning of period..........................................................         3,604            3,809
                                                                                        -------    --------------
    End of period................................................................    $    1,682     $      3,498
                                                                                        -------    --------------
                                                                                        -------    --------------
Supplemental disclosures of cash flow information:
    Interest paid on all debt obligations........................................    $    2,917     $      2,554
    Net income taxes paid........................................................        --         $        889

        See accompanying notes to the consolidated financial statements.

                               NORAND CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SIX MONTHS ENDED MARCH 1, 1997

                                  (UNAUDITED)

1. The amounts included in these consolidated financial statements are unaudited; however, in the opinion of management, all adjustments necessary for a fair statement of results for the stated period have been included. These adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the audited financial statements and notes thereto included in this information statement. The results of operations for the six months ended March 1, 1997 are not necessarily indicative of operating results for the entire year.

2. The components of the inventory balance are summarized below:

                                                                            MARCH 1, 1997
                                                                        ----------------------
                                                                        (THOUSANDS OF DOLLARS)
Parts and materials...................................................        $   17,958
Work in progress......................................................             2,727
Finished goods........................................................            14,163
Field service and sales supplies......................................             3,838
                                                                                --------
Total.................................................................        $   38,686
                                                                                --------
                                                                                --------

                                                                         ANNEX A

                                  UNOVA, INC.
                       DIRECTOR STOCK OPTION AND FEE PLAN

1. PURPOSE. The UNOVA, Inc. Director Stock Option and Fee Plan (the "Plan") is intended to provide an incentive to members of the board of directors of UNOVA, Inc., a Delaware corporation (the "Company"), who are neither officers nor employees of the Company, to remain in the service of the Company and increase their efforts for the success of the Company and to encourage such directors to own shares of the Company's stock, thereby aligning their interests more closely with the interests of the Company's shareholders. The Plan is also intended to assist the Company in attracting experienced and qualified candidates to become members of the Board. The Plan is being adopted in connection with the distribution (the "Distribution") of the shares of the common stock of the Company to the shareholders of Western Atlas Inc.

2.  DEFINITIONS.

        (a) "Board" means the Board of Directors of the Company.

        (b) "Cash Account" means the bookkeeping account established by the Company for the deferrals of Fees by Directors which will be credited with interest pursuant to Section 6(d) hereof.

        (c) "Code" means the Internal Revenue Code of 1986, as amended.

        (d) "Common Stock" means the common stock, par value $.01 per share, of the Company.

        (e) "Deferral Election" means an election pursuant to Section 6 hereof to defer receipt of Fees into a Share Account or Cash Account.

         (f) "Deferred Amounts" mean the amounts credited to a Director's Share Account or Cash Account pursuant to a Deferral Election or otherwise pursuant to Section 6(h).

        (g) "Director" means a member of the Board who is neither an officer nor an employee of the Company. A director of the Company shall not be deemed to be an employee of the Company solely by reason of the existence of a consulting contract between such director and the Company or any subsidiary thereof pursuant to which the director agrees to provide consulting services as an independent consultant to the Company or its subsidiaries on a regular or occasional basis for a stated consideration. The term "Director" as used in this Plan shall include any person who may hereafter become an advisory director of the Company, as that term is used in the Company's By-laws.

        (h) "Distribution" shall have the meaning set forth in Section 1 hereof.

         (i) "Distribution Date" means the date on which the Distribution is effected.

         (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (k) "Fair Market Value" means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Board in good faith.

         (l) "Fees" mean the annual retainer scheduled to be paid to a Director for the calendar year, additional annual fees scheduled to be paid for serving as chairman of a Board committee and fees scheduled to be paid for attendance at Board or committee meetings.

       (m) "Share Account" means the bookkeeping account established by the Company for the deferrals of Fees by Directors which will be credited with Share Units pursuant to Section 6(a) hereof.

        (n) "Share Election" means the election by a Director to receive shares of Common Stock in lieu of Fees as set forth in Section 5(a) hereof.

        (o) "Share Unit" means a share of Common Stock credited as a bookkeeping entry to a Director's Share Account. Each Share Unit shall represent the right to receive one share of Common Stock.

3. ADMINISTRATION OF THE PLAN. Subject to the express provisions of the Plan, the Board will have complete authority to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective option agreements (which need not be identical); and to make all other determinations necessary or advisable for the administration of the Plan. The Board's determination on the matters referred to in this Section 3 shall be conclusive.

4. STOCK RESERVED FOR THE PLAN. The number of shares of Common Stock authorized for issuance under the Plan is 500,000, subject to adjustment pursuant to
Section 10 hereof. Shares of Common Stock delivered hereunder may be either authorized but unissued shares or previously issued shares reacquired and held by the Company.

5.  TERMS AND CONDITIONS OF SHARE ELECTIONS.

    (a) SHARE ELECTION. Subject to Section 5(c) hereof, each Director may make an annual election (the "Share Election") to receive in the form of Common Stock (subject to a Deferral Election) any or all of his or her Fees earned in each calendar year; PROVIDED, that such Share Election must be made with respect to at least 50% of the Director's Fees, in multiples of 10%. The shares of Common Stock (and cash in lieu of fractional shares) issuable pursuant to a Share Election shall be transferred quarterly in accordance with Section 5(b) hereof. The Share Election must be in writing and delivered to the Secretary of the Company on or prior to January 1 of the calendar year in which the applicable Fees are to be earned; PROVIDED, HOWEVER, that any Director who commences service on the Board subsequent to January 1 of a calendar year may make a Share Election during the thirty-day period immediately following the commencement of his or her directorship. Notwithstanding the foregoing, Share Elections for 1997 shall be effective if made prior to the Distribution Date. A Share Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years unless modified or revoked by a subsequent Share Election in accordance with the provisions hereof.

    (b) TRANSFER OF SHARES. Shares of Common Stock issuable to a Director with respect to Share Elections shall be transferred to such Director on the first business day following the end of each calendar quarter. The total number of shares of Common Stock to be so transferred shall be determined by dividing (x) the dollar amount of the Director's Fees for the preceding calendar quarter (for 1997, the portion of the final calendar quarter following the Distribution Date) to which the Share Election applies, by (y) the average of the Fair Market Value of Common Stock on each trading date of such calendar quarter. In no event shall the Company be required to issue fractional shares. In the event that a fractional share of Common Stock would otherwise be required to be issued, an amount in lieu thereof shall be paid in cash based upon the Fair Market Value of such fractional share on the last business day of the preceding calendar quarter.

    (c) TERMINATION OF SERVICES. If a Director ceases to be a Board member before the end of a calendar quarter, the Director shall receive in cash the Fees such Director would otherwise have been entitled to receive for such quarter in the absence of this Plan.

6.  TERMS AND CONDITIONS OF DEFERRAL ELECTIONS.

    (a) IN GENERAL. Each Director may irrevocably elect annually to defer receiving all or a portion of (i) the shares of Common Stock that would otherwise be transferred upon a Share Election or (ii) such Director's Fees in respect of a calendar year (for 1997, the portion of the calendar year following the Distribution Date) that are not subject to a Share Election (a "Deferral Election"). A Director who has made a Deferral Election with respect to shares of Common Stock subject to a Share Election shall have the amount of shares of Common Stock that are the subject of the Deferral Election credited to a Share Account in the form of Share Units. A Director who has made a Deferral Election with respect to Fees that are not subject to a Share Election shall have the amount of Deferred Fees credited to a Cash Account.

    (b) TIMING OF DEFERRAL ELECTION. The Deferral Election shall be in writing and delivered to the Secretary of the Company prior to January 1 of the calendar year in which the applicable Fees are to be earned; PROVIDED, HOWEVER, that a Director who commences service on the Board subsequent to January 1 of a calendar year may make a Deferral Election during the thirty-day period immediately following the commencement of his or her directorship. Notwithstanding the foregoing, Deferral Elections for 1997 shall be effective if made prior to the Distribution Date. A Deferral Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years unless modified or revoked by a subsequent Deferral Election in accordance with the provisions hereof.

    (c) SHARE ACCOUNTS. Each Share Account shall be deemed to be invested in shares of Common Stock. Whenever regular cash dividends are paid by the Company on outstanding Common Stock, there shall be credited to the Director's Share Account additional Share Units equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units in such Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of the Common Stock on the payment date of the dividend.

    (d) CASH ACCOUNTS. Each Director's Cash Account shall be credited with interest on the last day of each calendar quarter calculated on the basis of the average daily balance in the Cash Account during the calendar quarter. The interest rate for any calendar quarter shall be the prime rate as reported by Morgan Guaranty Trust Company of New York as its prime rate on the first business day of the calendar quarter.

    (e) COMMENCEMENT OF PAYMENTS. Except as otherwise provided in Sections 6(g) hereof, a Director's Deferred Amounts shall become payable in the January following the year in which the Director terminates service as a Director. Payments from a Share Account shall be made by converting Share Units into Common Stock on a one-for-one basis, with payment of fractional shares to be made in cash based upon the Fair Market Value of such fractional share on the last business day of the preceding calendar quarter.

    (f) TIMING OF PAYMENTS. Each Director shall elect in his or her Deferral Election to receive payment of his or her Deferred Amounts either in a lump sum or in two to fifteen substantially equal annual installments. In the event of a Director's death, payment of the remaining portion of the Director's Deferred Amounts will be made to the Director's beneficiary (or, if no beneficiary has been designated, to the Director's estate or other legal representative) in a lump sum as soon as practicable following the Director's death.

    (g) HARDSHIP DISTRIBUTION. Notwithstanding any Deferral Election, in the event of severe financial hardship to a Director resulting from a sudden and unexpected illness, accident or disability of the Director or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, all as determined by the Board, a Director may withdraw any portion of the Share Units in his or her Share Account (in an equivalent number of shares of Common Stock) or cash in his or her Cash Account by providing written notice to the Secretary of the Company.

    (h) NO ACCOUNT TRANSFERS. Except as provided in this Section 6(h), a Director may not transfer or convert a Share Account to a Cash Account or vice versa. Any current Director participating in the Western Atlas Inc. Deferred Compensation Plan for Directors (the "Western Atlas Plan") as of the Distribution Date or receiving a lump sum payment under the Western Atlas retirement program for non-employee directors as a result of the Distribution (a "Retirement Payout"), shall automatically have his or her account balance in the Western Atlas Plan and Retirement Payout, as the case may be, converted into an account balance in the Cash Account under the Plan. Any such Director may convert all or a portion of his or her deferred fee account balance in the Western Atlas Plan and Retirement Payout, as the case may be, to a Share Account under the Plan, in lieu of a Cash Account, by giving written notice of an irrevocable election to do so to the Secretary of the Company no later than the Distribution Date. Such election shall be effective on the tenth business day following the Distribution Date (the "Transfer Date"), and such Director's Share Account shall be credited as of the Transfer Date with a number of Share Units equal to (a) the portion of the deferred fee account and/or Retirement Payout subject to the Share Account election divided by (b) the average of the Fair Market Value of Common Stock on the sixth through tenth trading days, inclusive, following the Distribution Date. To the extent such an election to transfer the deferred fee account balance in the Western Atlas Plan or the Retirement Payout into the

Share Account is not made, the remaining balance of the Director's deferred fee account in the Western Atlas Plan or Retirement Payout, to the extent applicable, shall be transferred into the Cash Account under the Plan effective as of the Distribution Date. Prior to the Distribution Date, any Director subject to this Section 6(h) shall make an election (as described in Section 6(f)) with respect to the timing of the payouts of the Deferred Amounts under this Section 6(h).

    (i) STATUS OF ACCOUNTS. The Share and Cash Accounts shall not be funded, and all Deferred Amounts shall be held in the general assets of the Company and be subject to the general creditors of the Company.

7.  STOCK OPTIONS.

    (a) INITIAL GRANT. Effective as of the Distribution Date, each Director shall be granted an option to purchase 25,000 shares of Common Stock (the "Initial Grant"). The option price per share for the Initial Grant shall equal the average of the Fair Market Value of Common Stock on the sixth through tenth trading days, inclusive, following the Distribution Date.

    (b) SUBSEQUENT GRANTS. Each person who first becomes a Director after the Distribution Date, shall be granted an option to purchase 25,000 shares of Common Stock as of the date such person is elected or is appointed as a Director; PROVIDED, that no such grant shall be made to any Director who either
(i) received a stock option grant under the Company's 1997 Stock Incentive Plan during the two-year period immediately preceding the date of such election or appointment to the Board or (ii) was an employee of the Company or a subsidiary of the Company at any time during the two-year period referred to in (i) above. Grants under this Section 7(b) shall be in addition to any annual grants of options under Section 7(c) hereof.

    (c) ANNUAL GRANTS. Commencing in 1999, an option to purchase 2,500 shares of Common Stock shall be granted to each Director automatically on the first business day following the Company's Annual Meeting of Shareholders for such year.

    (d) OPTION PRICE PER SHARE. Options granted under Sections 6(b) and 6(c) hereof shall be exercisable at a price per share equal to the Fair Market Value of the Common Stock on the date of the grant of the option.

    (e) PERIOD OF OPTION. Each option granted under the Plan shall become exercisable on the first anniversary of the date upon which it is granted; PROVIDED, HOWEVER, that all options granted pursuant to the Plan shall become exercisable in full upon the first to occur of (i) the retirement of the Director in accordance with the mandatory retirement policy for members of the Board, (ii) the total and permanent disability of the Director, or (iii) the death of the Director while a member of the Board. Each option granted pursuant to the Plan shall remain exercisable until the expiration of three years following the first to occur of the retirement or resignation of the optionee as a director of the Company (or the failure of the optionee to be re-elected a director of the Company), the total and permanent disability of the optionee, or the death of the optionee.

    (f) EXERCISE OF OPTIONS. Options may be exercised only by written notice to the Company at its corporate office accompanied by payment of the full consideration for the shares as to which they are exercised. The purchase price is to be paid in full to the Company upon the exercise of the option (i) by cash, including a personal check payable to the order of the Company, or (ii) by delivering Common Stock already owned by the optionee for a period of at least six months (valued at Fair Market Value as of the date of delivery), or (iii) any combination of cash and Common Stock so valued.

    (g) NONSTATUTORY OPTIONS. No option granted hereunder shall constitute an "incentive stock option" as that term is defined in the Code.

8. MODIFICATION, EXTENSION, AND RENEWAL OF OPTIONS. The Board shall have the power to modify, extend, or renew outstanding options and authorize the grant of new options in substitution therefor, provided that such power may not be exercised in a manner which would (i) alter or impair any rights or obligations of any option previously granted without the written consent of the optionee or
(ii) adversely affect the qualification of the Plan or any other stock-related plan of the Company under Rule 16b-3 under the Exchange Act, as amended.

9.  LIMITATION OF RIGHTS.

    (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an option or the making of a Share Election or Deferral Election, or any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Director for any period of time, or at any particular rate of compensation.

    (b) NO SHAREHOLDERS' RIGHTS. An optionee or a Director who has made a Share Election or Deferral Election (or his or her representative) shall have no rights as a shareholder with respect to the shares covered by his or her options or Share Election or to any Share Units with respect to a Deferral Election until the date of the actual issuance to him or her (or such representative) of shares of Common Stock (either through the Company's Direct Registration System or by certification) and, subject to Sections 6(c) and 10 hereof, no adjustment will be made for dividends or other rights for which the record date is prior to the date such shares are issued.

10. EFFECT OF CERTAIN CHANGES IN CAPITALIZATION. In the event of any change in corporate capitalization (such as a stock split), any corporate transaction (such as any merger, consolidation or separation (including a spin-off)), any other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Board shall equitably adjust the Share Account to reflect any such transaction, and shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding options, in the number and kind of shares subject to automatic option grants under Section 6 and/or such other equitable substitution or adjustments in the terms of options as it may determine to be appropriate in its sole discretion; PROVIDED, HOWEVER, that the number of shares subject to any option shall always be a whole number.

11.  CHANGE IN CONTROL.

    (a) For purposes of the Plan, a "Change in Control" shall mean the occurrence of any of the following events:

       (i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company
    Securities: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company,
    (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Company controlled by the Company, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 11(a); or

       (ii) individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that any individual who becomes a member of the Board subsequent to such effective date of the Plan, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, PROVIDED FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

       (iii) the approval by the shareholders of the Company of a reorgani-zation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or if consummation of such Business Combination is subject, at the time of such approval of shareholders, to the consent of any government or governmental agency, obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the corporation or such company resulting from such Business Combination) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the Company resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

       (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    (b) Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control:

       (i) all Share Units credited to a Share Account shall be converted into Common Stock and together with all Deferred Amounts credited to a Cash Account shall be transferred as soon as practicable to each Director;

       (ii) Fees earned in respect of the calendar quarter in which the Change in Control occurs, shall be paid in cash as soon as practicable; and

       (iii) all options shall immediately vest and become exercisable in full.

12. TERM OF PLAN. This Plan shall become effective as of the date of approval of the Plan by the sole stockholder of the Company. The Plan shall terminate on December 15, 2007, unless earlier terminated by the Board. Notwithstanding the Plan's termination, amounts shall be delivered pursuant to any Deferral Election made prior to the Plan's termination in accordance with such election. Options may be granted under the Plan at any time prior to the termination of the Plan. Deferral Elections and Share Elections may not be made for any Fees which would be paid following the date of the termination of the Plan.

13. AMENDMENT; TERMINATION. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; PROVIDED, HOWEVER, that no amendment which is required by any regulation, law or stock exchange rule to be approved by shareholders shall be effective unless it is approved by the shareholders of the Company entitled to vote thereon. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Director, under any option or under any election theretofore in effect under the Plan, or with respect to Deferred Amounts, without such Director's consent.

14. NONTRANSFERABILITY. No option, or right or interest of any Director in Deferred Amounts, shall be transferable by a Director other than (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended), or (iii) in the case of an option, as otherwise expressly permitted under the applicable option agreement including, if so permitted, pursuant to a gift to such optionee's family, whether directly or indirectly or by means of a trust or partnership or otherwise. All options or rights with respect to Deferred Amounts shall be exercisable, during the Director's lifetime, only by the Director or by the guardian or legal representative of the Director or an alternate payee pursuant to a qualified domestic relations order or, in the case of an option, by any person to whom such option is transferred pursuant to the preceding sentence. Under the Plan, it is understood that the term "optionee" includes the guardian and legal representative of the Director named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise described above.

15. BENEFICIARIES. The Board shall establish such procedures as it deems appropriate for a Director to designate a beneficiary to whom any amounts payable in the event of a Director's death are to be paid or by whom any options held by a Director may be exercised following his or her death. Directors shall make a beneficiary election with respect to Deferred Amounts at the same time that a Deferral Election is made.

16. COMPLIANCE WITH LAW, ETC. Notwithstanding any other provision of the Plan or agreements made pursuant hereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

       (i) The listing, or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange or NASDAQ as may at the time be the principal market for Common Stock;

       (ii) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

       (iii) The obtaining of any other consent, approval, or permit from any state or federal governmental agency, which the Board shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

17. NOTICE. Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

18. GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware, without reference to principles of conflict of laws, and shall be construed accordingly.

19. HEADINGS. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

                                                                         ANNEX B

                                  UNOVA, INC.
                           1997 STOCK INCENTIVE PLAN

SECTION 1.  PURPOSE; DEFINITIONS

The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers and employees and to provide the Company and its subsidiaries with a stock plan providing incentives directly linked to the profitability of the Company's businesses and increases in shareholder value.

For purposes of the Plan, the following terms are defined as set forth below:

        a. "AFFILIATE" means a corporation or other entity controlled by the Company and designated by the Committee from time to time as such.

        b. "AWARD" means a Stock Appreciation Right, Stock Option, or Restricted Stock.

        c. "BOARD" means the Board of Directors of the Company.

        d. "CHANGE IN CONTROL" and "Change in Control Price" have the meanings set forth in Sections 8(b) and (c), respectively.

        e. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

        f. "COMMISSION" means the Securities and Exchange Commission or any successor agency.

        g. "COMMITTEE" means the Committee referred to in Section 2.

        h. "COMPANY" means UNOVA, Inc., a Delaware corporation.

        i. "COVERED EMPLOYEE" means a participant designated prior to the grant of shares of Restricted Stock by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which Restricted Stock is expected to be taxable to such participant.

        j. "DISABILITY" means permanent and total disability as determined for purposes of the Company's Long Term Disability Plan for the staff of the Company's corporate headquarters.

        k. "EARLY RETIREMENT" means retirement from active employment with the Company, a subsidiary or an Affiliate pursuant to the early retirement provisions of the applicable pension plan of such employer.

        l. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

        m. "FAIR MARKET VALUE" means, as of any given date, the mean between the highest and lowest reported sales prices of the Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Stock is listed or on NASDAQ. If there is no regular public trading market for such Stock, the Fair Market Value of the Stock shall be determined by the Committee in good faith.

        n. "INCENTIVE STOCK OPTION" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

        o. "NON-EMPLOYEE DIRECTOR" means a member of the Board who qualifies as a Non-Employee Director as defined in Rule 16b-3(b)(3), as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission.

        p. "NON-QUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

        q. "NORMAL RETIREMENT" means retirement from active employment with the Company, a subsidiary or an Affiliate at or after age 65.

        r. "QUALIFIED PERFORMANCE-BASED AWARD" means an Award of Restricted Stock designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

        s. "PERFORMANCE GOALS" means the performance goals established by the Committee in connection with the grant of an Award. In the case of Qualified Performance-Based Awards, (i) such Performance Goals shall be based on the attainment of specified levels of one or more of the following measures: return on capital utilized ("ROCU"), return on tangible equity ("ROTE"), return on equity ("ROE"), return on assets ("ROA"), return on capital ("ROC"), cash flow ("CF"), revenue growth ("RG") or return on revenue ("ROR") of the Company or of any business unit thereof within which the participant is primarily employed, or that are based on the attainment of specified levels of Basic Earnings per Share ("BEPS") or Diluted Earnings per Share ("DEPS") of the Company or that are based, in whole or in part, on a level or levels of increase in the Fair Market Value of the Stock, and that are intended to qualify under Section 162(m)(4)(c) of the Code, and
    (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. For purposes of the Plan, ROCU, ROTE, ROE, ROA, ROC, CF, RG, ROR, BEPS and DEPS shall have the meanings set forth in Exhibit A hereto.

        t. "PLAN" means the UNOVA, Inc. 1997 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

        u. "RESTRICTED STOCK" means an Award granted under Section 7.

        v. "RETIREMENT" means Normal or Early Retirement.

        w. "RULE 16B-3" means Rule 16b-3, as promulgated by the Commission under
    Section 16(b) of the Exchange Act, as amended from time to time.

        x. "SECTION 162(M) EXEMPTION" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in
    Section 162(m)(4)(C) of the Code.

        y. "STOCK" means the common stock, par value $.01 per share, of the Company.

        z. "STOCK APPRECIATION RIGHT" means a right granted under Section 6.

        aa. "STOCK OPTION" means an option granted under Section 5.


        bb. "TERMINATION OF EMPLOYMENT" means the termination of the participant's employment with the Company and any subsidiary or Affiliate. A participant employed by a subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the subsidiary or Affiliate ceases to be such a subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of the Company or another subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its subsidiaries and Affiliates shall not be considered Terminations of Employment. If so determined by the Committee, a participant shall be deemed not to have incurred a Termination of Employment if the participant enters into a contract with the Company or a subsidiary providing for the rendering by the participant of consulting services to the Company or such subsidiary on terms approved by the Committee; however, Termination of Employment of the participant shall occur when such contract ceases to be in effect.


In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.  ADMINISTRATION

The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two Non-Employee Directors, each of whom shall be an "outside director" for purposes of Section 162(m)(4) of the Code and shall be appointed by and serve at the pleasure of the Board.

The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to officers and employees of the Company and its subsidiaries and Affiliates.

Among other things, the Committee shall have the authority, subject to the terms of the Plan:

        (a) To select the officers and employees to whom Awards may from time to time be granted;

        (b) To determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock or any combination thereof are to be granted hereunder;

        (c) To determine the number of shares of Stock to be covered by each Award granted hereunder;

        (d) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Stock relating thereto, based on such factors as the Committee shall determine;

        (e) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;

        (f) To determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred; and

        (g) To determine under what circumstances an Award may be settled in cash or Stock under Sections 5(j), 5(k) and 6(b)(ii), except as otherwise therein provided.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

Any determination made by the Committee pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act.

To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3.  STOCK SUBJECT TO PLAN

Subject to adjustment as provided herein, the total number of shares of Stock available for grant under the Plan shall be five million five hundred thousand (5,500,000) plus (i) a number of shares of Stock equal to one percent of the total number of shares of Stock outstanding as of the first day of each calendar year beginning after December 31, 1998 for which the Plan is in effect--provided that any shares available for grant in a particular calendar year which are not, in fact, granted in such year shall be added to the shares available for grant in any subsequent calendar year. However, no more than five million (5,000,000) shares of Stock shall be cumulatively available for grant of Incentive Stock Options over the life of the Plan, and no more than 30 percent of the shares of Stock available for grant under the Plan as of the first day of any calendar year during which the Plan is in effect shall be utilized in that fiscal year for the grant of Awards in the form of Restricted Stock. No participant may be granted Awards covering more than one million (1,000,000) shares of Stock in any calendar year during which the Plan is in existence. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

If any shares of Restricted Stock are forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates without being exercised, or if any Stock Appreciation Right is exercised for cash, shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

In the event of any change in corporate capitalization, such as a stock split or any corporate transaction (such as any merger, consolidation or separation (including a spin-off)), any other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the individual limits on Awards under the Plan, in the number, kind and exercise price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to outstanding Awards in the form of Restricted Stock granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; PROVIDED, HOWEVER, that the number of shares subject to any Award shall always be a whole number. Such adjusted exercise price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4.  ELIGIBILITY

Officers and employees of the Company, its subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries and Affiliates are eligible to be granted Awards under the Plan. No grant shall be made under this Plan to a director who is not an officer or a salaried employee of the Company, its subsidiaries or Affiliates.

SECTION 5.  STOCK OPTIONS

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); PROVIDED, HOWEVER, that grants hereunder are subject to the annual limit on grants to individual participants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur on the date the Committee selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Company shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to the participant. Such agreement or agreements shall become effective upon execution by the Company and the participant.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a) OPTION PRICE. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Stock subject to the Stock Option on the date of grant.

(b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(c) EXERCISABILITY. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. The exercisability of a Stock Option may be conditional upon the attainment of Performance Goals, which need not be the same for all optionees. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

(d) METHOD OF EXERCISE; ISSUANCE OF STOCK. Subject to the provisions of this
Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Stock subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made in the form of unrestricted Stock already owned by the optionee for a period of at least six months prior to the date of exercise (based on the Fair Market Value of the Stock on the date the Stock Option is exercised).

In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No shares of Stock shall be issued until full payment therefor has been made. Except as otherwise provided in Section 5(l) below, an optionee shall have all of the rights of a shareholder of the Company holding the class or series of Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 11(a). Upon exercise of a Stock Option, a participant shall be entitled (unless the participant has given a broker the irrevocable instructions referred to in the preceding paragraph) to receive a certificate representing the Stock issuable upon exercise of the Stock Option or such other evidence of ownership as the Company may then generally provide to its shareholders of record.

(e) NONTRANSFERABILITY OF STOCK OPTIONS. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Non-Qualified Stock Option, as otherwise expressly permitted under the applicable option agreement including, if so permitted, pursuant to a gift to such optionee's family, whether directly or indirectly or by means of a trust or partnership or otherwise. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to the preceding sentence, it being understood that the term "holder" and "optionee" include such guardian, legal representative and other transferee.

(f) TERMINATION BY DEATH. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(g) TERMINATION BY REASON OF DISABILITY. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of three years (or such shorter period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(h) TERMINATION BY REASON OF RETIREMENT. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine until the expiration of the stated term of such Stock Option, PROVIDED, HOWEVER, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(i) OTHER TERMINATION. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of

Employment or the balance of the term of such Stock Option; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(j) CASHING OUT OF STOCK OPTION. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Stock over the option price times the number of shares of Stock for which the Option is being exercised on the effective date of such cash-out.

(k) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Stock on the date of such election shall exceed the exercise price per share of Stock under the Stock Option (the "Spread") multiplied by the number of shares of Stock granted under the Stock Option as to which the right granted under this Section 5(k) shall have been exercised. Notwithstanding the foregoing, if any right granted pursuant to this Section 5(k) would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

(l) DEFERRAL OF OPTION SHARES. The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the Shares subject to such Option and/or to receive cash at such later time or times in lieu of such deferred Shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding Section 5(d) above, an optionee who elects such deferral shall not have any rights as a stockholder with respect to such deferred Shares unless and until Shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

SECTION 6.  STOCK APPRECIATION RIGHTS

(a) GRANT AND EXERCISE. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

A Stock Appreciation Right may be exercised by an optionee in accordance with
Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

(b) TERMS AND CONDITIONS. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

        (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6.

        (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Stock or both, in value equal to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

        (iii) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

        (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in
    Section 3 on the number of shares of Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

SECTION 7.  RESTRICTED STOCK

(a) ADMINISTRATION. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers and employees to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant (subject to the annual limit on grants to individual participants set forth in Section 3), the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

(b) AWARDS AND CERTIFICATES. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate or other evidence of ownership issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

       "The transferability of the shares of stock represented hereby [referred to herein] are subject to the terms and conditions (including forfeiture) of the UNOVA, Inc. 1997 Stock Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of UNOVA, Inc., 360 North Crescent Drive, Beverly Hills, California 90210."

The Committee may require that any certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such Award.

(c) TERMS AND CONDITIONS. Shares of Restricted Stock shall be subject to the following terms and conditions:

        (i) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; PROVIDED, HOWEVER, that in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals shall have been satisfied.

        (ii) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 7(c)(vi), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant's continued service is required (the "Restriction Period"), and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock; PROVIDED that the foregoing shall not prevent a participant from pledging Restricted Stock as security for a loan, the sole purpose of which is to provide funds to pay the option price for Stock Options.

        (iii) Except as provided in this paragraph (iii) and Sections 7(c)(i) and 7(c)(ii) and the Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Restricted Stock Agreement and subject to
    Section 11(e) of the Plan, (A) cash dividends on the class or series of Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Stock shall be paid in the form of Restricted Stock of the same class as the Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends.

        (iv) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 7(c)(i), 7(c)(ii), 7(c)(v) and 8(a)(ii), upon a participant's Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the participant.

        (v) Except to the extent otherwise provided in Section 8(a)(ii), in the event that a participant retires or such participant's employment is involuntarily terminated, the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock with respect to which a participant is a Covered Employee, satisfaction of the applicable Performance Goals unless the participant's employment is terminated by reason of death or Disability) with respect to any or all of such participant's shares of Restricted Stock.

        (vi) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates or other evidence of ownership for such shares shall be delivered to the participant upon surrender of the legended certificates or other evidence of ownership.

        (vii) Each Award shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement.

        (viii)  Notwithstanding the foregoing, but subject to the provisions of
    Section 8 hereof, no Award in the form of Restricted Stock, the vesting of which is conditioned only upon the continued service of the participant, shall vest earlier than the first, second and third anniversaries of the date of grant thereof, on each of which dates a maximum of one-third of the shares of Stock subject to the

    Award may vest, and no award in the form of Restricted Stock, the vesting of which is conditioned upon the attainment of a specified Performance Goal or Goals, shall vest earlier than the first anniversary of the date of grant thereof.

SECTION 8.  CHANGE IN CONTROL PROVISIONS

(a) IMPACT OF EVENT. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

        (i) Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.

        (ii) The restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

(b) DEFINITION OF CHANGE IN CONTROL. For purposes of the Plan, a "Change in Control" shall mean the happening of any of the following events:

        (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
    (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 8(b); or

        (ii) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that any individual who becomes a member of the Board subsequent to such effective date of the Plan, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, PROVIDED FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

        (iii) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60 percent of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business

    Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

        (iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) CHANGE IN CONTROL PRICE. For purposes of the Plan, "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Business Combination, the highest price of a share of Stock paid in such tender or exchange offer or Business Combination; PROVIDED, HOWEVER, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 9.  TERM, AMENDMENT AND TERMINATION

The Plan will terminate 10 years after the effective date of the Plan. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, or Restricted Stock Award theretofore granted without the optionee's or recipient's consent, except such an amendment made to cause the Plan to qualify for any exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement.

The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Award to qualify for any exemption provided by Rule 16b-3 ; provided, however, that such power of the Committee shall not extend to the reduction of the exercise price of a previously granted Stock Option, except as provided in Section 3 hereof, nor may the Committee substitute new Stock Options for previously granted Stock Options having higher option prices.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 10.  UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; PROVIDED, HOWEVER, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 11.  GENERAL PROVISIONS

(a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates or evidence of ownership for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Stock under the Plan prior to fulfillment of all of the following conditions:

        (1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Stock;

        (2) Any registration or other qualification of such shares of Stock under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

        (3) Obtaining any other consent, approval or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Nothing contained in the Plan shall prevent the Company or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) No later than the date as of which an amount first becomes includable in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock.

(e) Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(f) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

(g) In the case of a grant of an Award to any employee of a subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Stock, if any, covered by the Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares of Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

(h) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

SECTION 12.  EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the date it is approved by the sole stockholder of the Company.

                                                                       EXHIBIT A

                                  DEFINITIONS

RETURN ON CAPITAL UTILIZED (ROCU)

    Business Operating Profit (BOP) divided by average Capital Utilized (computed on a monthly basis).

CAPITAL UTILIZED

    Total equity, plus Notes Payable, plus Current Portion of Long-Term Debt plus Long-Term Debt, plus Advances from Corporate (less if net Advances are to Corporate), less Investments in Consolidated Subsidiaries.

BUSINESS OPERATING PROFIT (BOP)

    Total Sales less Total Cost of Sales less Marketing expense less General and Administrative Expenses plus Other Income or minus Other Expense.

RETURN ON TANGIBLE EQUITY (ROTE)

    Net Income divided by beginning tangible equity.

CONSOLIDATED PRE-TAX INCOME

    Net income of the Company and its Consolidated Subsidiaries before taxes and before giving effect to extraordinary items.

CASH FLOW (CF)

    The sum of net income plus depreciation and amortization.

REVENUE

    Revenue as reported on the Company's annual financial statements.

REVENUE GROWTH (RG)

    The increase in revenue for the current fiscal year, expressed as a percent, above a specified base line period.

RETURN ON ASSETS (ROA)

    BOP divided by average assets (computed on a monthly basis).

CAPITAL

    The sum of all interest-bearing debt, including debt with imputed interest, and total equity.

RETURN ON CAPITAL (ROC)

    Income before interest and taxes divided by average annual capital (computed on a monthly basis).

RETURN ON EQUITY (ROE)

    Net income divided by beginning equity.

RETURN ON REVENUE (ROR)

    BOP divided by total Net Revenue expressed as a percent.

NET REVENUE

    Total net sales and service revenue after adjustments for all discounts, returns, and allowances.

BASIC EARNINGS PER SHARE (BEPS)

    Income available to common stockholders of the Company divided by the weighted-average number of common shares of the Company outstanding during the applicable period. Shares issued during the applicable period and shares reacquired during the applicable period shall be weighted for the portion of the period that they were outstanding.

DILUTED EARNINGS PER SHARE (DEPS)

    DEPS is computed in the same manner as BEPS; however, the weighted-average number of common shares of the Company outstanding during the applicable period is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares resulting from stock options or other common stock equivalents had been issued.

                                                                         ANNEX C

                          CERTIFICATE OF INCORPORATION
                                       OF
                                  UNOVA, INC.

                                   ARTICLE I

The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                                  UNOVA, Inc.

                                   ARTICLE II

The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

                                  ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 300,000,000, consisting of 50,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock"), and 250,000,000 shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock").

A. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. In addition to a series of Preferred Stock designated as "Series A Junior Participating Preferred Stock", the terms of which are set forth herein, the Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

    (i) The designation of the series, which may be by distinguishing number, letter or title.

    (ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

    (iii) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

    (iv)  The dates at which dividends, if any, shall be payable.

    (v) The redemption rights and price or prices, if any, for shares of the series.

    (vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

    (vii) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

    (viii) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

    (ix) Restrictions on the issuance of shares of the same series or of any other class or series.

    (x)  The voting rights, if any, of the holders of shares of the series.

B. SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. The qualifications, limitations or restrictions of the Series A Junior Participating Preferred Stock shall be as follows:

    Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 3,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

    Section 2.  DIVIDENDS AND DISTRIBUTIONS.

    (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
    (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause
    (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

    (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

    Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

    (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

    (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

    Section 4.  CERTAIN RESTRICTIONS.

    (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

       (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

       (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

       (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

       (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

    (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this
    Section 4, purchase or otherwise acquire such shares at such time and in such manner.

    Section 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

    Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made
    (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

    Section 9. RANK. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series and classes of the Corporation's Preferred Stock.

    Section 10. AMENDMENT. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

C. COMMON STOCK. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                   ARTICLE V

The name and the mailing address of the incorporator is as follows:

         NAME                  MAILING ADDRESS
----------------------  -----------------------------
    Leonie S. Pan       360 North Crescent Drive
                        Beverly Hills, CA 90210

                                   ARTICLE VI

The Corporation is to have perpetual existence.

                                  ARTICLE VII

The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

    (a) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

    (b) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

    (c) Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

    (d) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

    (e)  Provisions which permit the Corporation to redeem such rights.

    (f)  The appointment of a rights agent with respect to such rights.

                                  ARTICLE VIII

In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

    (a) to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that the By-Laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto;

    provided further that in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of the By-Laws; and

    (b) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as so provided in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

The Corporation may in its By-Laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (a) of this
Article VIII. For the purposes of this Certificate of Incorporation, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                                   ARTICLE IX

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with this Article IX.

                                   ARTICLE X

Section 1. NUMBER, ELECTION AND TERMS OF DIRECTORS. Subject to the rights of any series of Preferred Stock as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the By-Laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-Laws.

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2001. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a majority vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Section 2. REMOVAL OF DIRECTORS; VACANCIES. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the then outstanding Voting Stock, voting together as a single class.

Section 3. AMENDMENT. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article X.

                                   ARTICLE XI

A. (1) In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, and except as otherwise expressly provided in Section B of this Article XI:

       (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

       (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10 million or more; or

       (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10 million or more; or

       (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

       (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is Beneficially Owned (as hereinafter defined) by any Interested Stockholder or any Affiliate of any Interested Stockholder;

    shall require the affirmative vote of the holders of at least 80 percent of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.

    (2) The term "Business Combination" as used in this Article XI shall mean any transaction which is referred to in any one or more of subparagraphs (i) through (v) of paragraph (1) of this Section A.

B. The provisions of Section A of this Article XI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation and any Preferred Stock Designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (1) is met or, in the case of any other Business Combination, the conditions specified in either of the following paragraph (1) or paragraph (2) are met:

    (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

    (2)  All of the following conditions shall have been met:

       (i) The consideration to be received by holders of shares of a particular class (or series) of outstanding capital stock (including Common Stock and other than Excluded Preferred Stock (as hereinafter defined)) shall be in cash or in the same form as the Interested Stockholder or any of its Affiliates has previously paid for shares of such class (or series) of capital stock. If the Interested Stockholder or any of its Affiliates have paid for shares of any class (or series) of capital stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class (or series) of capital stock shall be either cash or the form used to acquire the largest number of shares of such class (or series) of capital stock previously acquired by the Interested Stockholder or any of its Affiliates.

       (ii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event):

           (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by them within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in any transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher, plus interest compounded annually from the first date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") through the Consummation Date at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York (or such other major bank headquartered in New York, New York as may be selected by the Continuing Directors) from time to time in effect in New York, New York, less the aggregate amount of any cash dividends paid or declared (if ultimately paid), and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; and

           (b) the Fair Market Value per share of Common Stock on the Announcement Date or the Determination Date, whichever is higher.

       (iii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series), other than Common Stock or Excluded Preferred Stock, of outstanding capital stock shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph (2)(iii) shall be required to be met with respect to every such class (or series) of outstanding capital stock whether or not the Interested Stockholder or any of its Affiliates has previously acquired any shares of a particular class (or series) of capital stock:

           (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class (or series) of capital stock acquired by them within the two-year period immediately prior to the Announcement Date or in any transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York (or such other major bank headquartered in New York, New York as may be selected by the Continuing Directors) from time to time in effect in New York, New York less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class (or series) of capital stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class (or series) of capital stock;

           (b) the Fair Market Value per share of such class (or series) of capital stock on the Announcement Date or on the Determination Date, whichever is higher; and

           (c) the highest preferential amount per share, if any, to which the holders of shares of such class (or series) of capital stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

       (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:
       (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as is necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, except as approved by a majority of the Continuing Directors; and (c) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; provided, however, that no approval by Continuing Directors shall satisfy the requirements of this subparagraph
       (iv) unless at the time of such approval there are at least three Continuing Directors.

       (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Stockholder's or Affiliate's capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

       (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

       (vii) Such Interested Stockholder shall have supplied the Corporation with such information as shall have been requested pursuant to Section E of this Article XI within the time period set forth therein.

C. For the purposes of this Article XI:

    (1) A "person" means any individual, limited partnership, general partnership, corporation or other firm or entity.

    (2) "Interested Stockholder" means any person (other than the Corporation or any Subsidiary) who or which:

       (i) is the beneficial owner (as hereinafter defined), directly or indirectly, of ten percent or more of the voting power of the outstanding Voting Stock; or

       (ii) is an Affiliate or an Associate (as hereinafter defined) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding Voting Stock; or

       (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

    Notwithstanding the foregoing, neither Unitrin, Inc., a Delaware corporation, nor any of its subsidiaries shall be an Interested Stockholder as long as such entities in the aggregate Beneficially Own less than 12,658,000 shares of Common Stock.

    (3) A person shall be a "beneficial owner" of or shall "Beneficially Own", any Voting Stock:

       (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on August 13, 1997; or

       (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of having a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

       (iii) which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on August 13, 1997, by any other person with whom such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (3)) or disposing of any shares of Voting Stock;

    PROVIDED, HOWEVER, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof to beneficially own any shares of Voting Stock held under any such plan.

    (4) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (2) of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section C but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 13, 1997.

    (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

    (7) "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors then on the Board.

    (8) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not listed on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in accordance with Section D of this Article XI; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in accordance with Section D of this Article XI.

    (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (2)(ii) and (2)(iii) of Section B of this Article XI shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding capital stock retained by the holders of such shares.

    (10) "Whole Board" means the total number of directors which the Corporation would have if there were no vacancies.

    (11) "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Preferred Stock Designation creating such series expressly provides that the provisions of this Article XI shall not apply.

    (12) "Voting Stock" means capital stock of the Corporation entitled to vote generally in the election of directors.

D. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article XI, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (2) of Section B have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (8) of Section C of this Article XI, and (vi) whether the assets which are the subject of any Business Combination referred to in paragraph (1)(ii) of Section A have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph (1)(iii) of Section A has, an aggregate Fair Market Value of $10 million or more.

E. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors a majority or the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Stockholder (or holds of record shares of Voting Stock Beneficially Owned by any Interested Stockholder) supply the Corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder, (ii) the number of and class or series of shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and
(iii) any other factual matter relating to the applicability or effect of this
Article XI, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

F. Nothing contained in this Article XI shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

G. Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with this Article XI.

                                  ARTICLE XII

Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-Laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may indemnify other persons as provided in the By-Laws, and the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article XII. Any amendment or repeal of this Article XII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                  ARTICLE XIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to either the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article XIII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

                                  ARTICLE XIV

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIV; PROVIDED, HOWEVER, that any amendment or repeal of Article XII or Article XIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal; and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

Executed on August 13, 1997

                                          By:    /s/ Leonie S. Pan
                                          --------------------------------------
                                                 Leonie S. Pan
                                                 Incorporator

                                                                         ANNEX D

                                    BY-LAWS
                                       OF
                                  UNOVA, INC.

                                   ARTICLE I
                              OFFICES AND RECORDS

SECTION 1.1.  DELAWARE OFFICE.

The principal office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware.

SECTION 1.2.  OTHER OFFICES.

The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

SECTION 1.3.  BOOKS AND RECORDS.

The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

                                   ARTICLE II
                                  STOCKHOLDERS

SECTION 2.1.  ANNUAL MEETING.

The annual meeting of the stockholders of the Corporation shall be held on such date commencing in the year 1999 and at such place and time as may be fixed by resolution of the Board of Directors.

SECTION 2.2.  SPECIAL MEETING.

Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation ("Preferred Stock") with respect to such series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board").

SECTION 2.3.  PLACE OF MEETING.

The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board of Directors or the Chairman of the Board. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

SECTION 2.4.  NOTICE OF MEETING.

Written or printed notice, stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his, her, or its address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.4 of these By-Laws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

SECTION 2.5.  QUORUM AND ADJOURNMENT.

Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 2.6.  PROXIES.

At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such other manner prescribed by the General Corporation Law of the State of Delaware) by the stockholder, or by his duly authorized attorney in fact.

SECTION 2.7.  NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.

A. ANNUAL MEETINGS OF STOCKHOLDERS.

        (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this By-Law.

        (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph A.(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

        (3) Notwithstanding anything in the second sentence of paragraph A.(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

B. SPECIAL MEETINGS OF STOCKHOLDERS.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph A.(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

C. GENERAL.

        (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

        (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

        (3) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

SECTION 2.8.  PROCEDURE FOR ELECTION OF DIRECTORS; REQUIRED VOTE.

Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors. Except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

SECTION 2.9.  INSPECTORS OF ELECTIONS; OPENING AND CLOSING THE POLLS.

The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector(s) shall have the duties prescribed by law.

The Chairman or the Secretary of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

SECTION 2.10.  NO STOCKHOLDER ACTION BY WRITTEN CONSENT.

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                                  ARTICLE III
                               BOARD OF DIRECTORS

SECTION 3.1.  GENERAL POWERS.

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

SECTION 3.2.  NUMBER, TENURE, AND QUALIFICATIONS.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 1999 annual meeting of stockholders, the term of office of the second class to expire at the 2000 annual meeting of stockholders and the term of office of the third class to expire at the 2001 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1999 annual meeting,
(i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

SECTION 3.3.  REGULAR MEETINGS.

A regular meeting of the Board of Directors shall be held immediately after the annual meeting of stockholders without other notice than this By-Law. Regular meetings of the directors may be held without notice at such place and times as shall be determined from time to time by the Board of Directors.

SECTION 3.4.  SPECIAL MEETINGS.

Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President, or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

SECTION 3.5.  NOTICE.

Notice of any special meeting of directors shall be given to each director at his or her business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, electronic mail, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, overnight mail, or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph corporation or the notice is delivered to the overnight mail or courier service corporation at least twenty-four (24) hours before such meeting. If by facsimile transmission or electronic mail, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least twelve (12) hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-Laws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.4 of these By-Laws.

SECTION 3.6.  ACTION BY CONSENT OF BOARD OF DIRECTORS.

Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

SECTION 3.7.  CONFERENCE TELEPHONE MEETINGS.

Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 3.8.  QUORUM.

Subject to Section 3.9, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

SECTION 3.9.  VACANCIES.

Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until any such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

SECTION 3.10.  EXECUTIVE AND OTHER COMMITTEES.

The Board of Directors may, by resolution adopted by a majority of the Whole Board, designate an Executive Committee to exercise, subject to applicable provisions of law, all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including without limitation the power to declare dividends, to authorize the issuance of the Corporation's capital stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware, and may, by resolution similarly adopted, designate one or more other committees. The Executive Committee and each such other committee shall consist of two or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, other than the Executive Committee (the powers of which are expressly provided for herein), may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these By-Laws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

SECTION 3.11.  REMOVAL.

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class.

SECTION 3.12.  RECORDS.

The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

SECTION 3.13.  ADVISORY DIRECTORS.

The Board of Directors may elect one or more advisory directors who shall have such powers and shall perform such duties as the directors shall assign to them. Advisory directors shall, upon election, serve until the next annual meeting of stockholders. Advisory directors shall receive notices of all meetings of the Board of Directors in the same manner and at the same time as the directors. They shall attend said meetings referred to in said notices in an advisory capacity, but will not cast a vote or be counted to determine a quorum. Any advisory directors may be removed either with or without cause, by a majority of the directors at the time in office, at any regular or special meeting of the Board of Directors.

Nothing herein contained shall be construed to preclude any advisory director from serving the Corporation in any other capacity as an officer, agent, or otherwise.

                                   ARTICLE IV
                                    OFFICERS

SECTION 4.1.  OFFICERS.

The officers of the Corporation shall consist of a Chairman of the Board, a Chief Executive Officer, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a President, a Vice Chairman of the Board, one or more Chief Operating Officers, one or more Vice Presidents (one or more of whom may be designated Executive or Senior Vice President), one or more Assistant Secretaries, and one or more Assistant Treasurers. Except as may otherwise be provided in the resolution of the Board of Directors choosing him or her, no officer other than the Chairman or Vice Chairman of the Board, if any, need be a director. Except as may be limited by law, any number of offices may be held by the same person, as the directors may determine.

Unless otherwise provided for in the resolution choosing him or her, each officer shall be chosen for a term that shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor shall have been chosen and qualified.

All officers of the Corporation shall have such authority and perform such duties as shall be prescribed in the By-Laws or in the resolutions of the Board of Directors designating and choosing such officers and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith. Any officer may be removed, with or without cause, by the Board of Directors. Any vacancy in any office may be filled by the Board of Directors.

SECTION 4.2.  OTHER OFFICERS AND AGENTS.

The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The Chief Executive Officer may appoint key executives to the position of staff vice president. Such staff vice presidents shall not be corporate officers and shall exercise such powers and perform such duties as are assigned to them by the Chief Executive Officer or the President, if any, or by any other officer of the Corporation designated for such purpose by the Chief Executive Officer or President, if any.

                                   ARTICLE V
                                 CAPITAL STOCK

SECTION 5.1.  SHARES.

The shares of the capital stock of the Corporation shall be represented by certificates or shall be uncertificated. Each registered holder of shares of capital stock, upon request to the Corporation, shall be provided with a stock certificate, representing the number of shares owned by such holder. Absent specific request for such a certificate by the registered owner or transferee thereof, all shares shall be uncertificated upon the original issuance thereof by the Corporation or upon the surrender for transfer of the certificate representing such shares to the Corporation or its transfer agent.

SECTION 5.2.  CERTIFICATES FOR SHARES OF STOCK.

The certificates for shares of stock of the Corporation shall be in such form, not inconsistent with the Certificate of Incorporation, as shall be approved by the Board of Directors. All certificates shall be signed, countersigned, and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit any of all of the signatures on such certificates to be in facsimile.

In case any officer, transfer agent, or registrar who shall have signed or whose facsimile signature has been placed upon any such certificate or certificates shall cease to be such officer, transfer agent, or registrar of the Corporation, whether because of death, resignation, or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates had not ceased to be such officer, transfer agent, or registrar of the Corporation.

All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered on the books of the corporation.

Except as hereinafter provided, all certificates surrendered to the Corporation for transfer shall be canceled and no new certificates or uncertificated shares shall be issued until former certificates for the same number of shares have been surrendered and canceled.

SECTION 5.3.  LOST, STOLEN, OR DESTROYED CERTIFICATES.

No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed, or stolen, except on production of such evidence of such loss, destruction, or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms, and secured by such surety, as the Board of Directors or the Secretary of the Corporation may in its, his, or her discretion require.

SECTION 5.4.  TRANSFER OF SHARES.

Upon surrender to the Corporation or to the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, the Corporation shall issue or cause to be issued uncertificated shares or, if requested by the appropriate person, a new certificate to the person entitled thereto, cancel the surrendered certificate, and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.

SECTION 5.5.  REGULATIONS.

The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer, and registration of uncertificated shares or certificates for shares of stock of the Corporation.

SECTION 5.6.  STATEMENTS RELATING TO UNCERTIFICATED SECURITIES.


Within two business days after an issuance, transfer, pledge, or release from a pledge of uncertificated shares has been registered, the Corporation shall send to the registered owner thereof and, if shares are or were subject to a registered pledge, to the registered pledgee, a written notice, signed in such manner as the Board of Directors may prescribe, stating (a) that the Corporation shall furnish to such person(s) upon request and without charge a full statement of the designation, relative rights, preferences and limitations of the shares of each class of the Corporation's stock authorized to be issued and the designation, relative rights, preferences and limitations of each series of preferred stock so far as the same has been fixed and the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of other series; (b) the number of shares and a description of the issue of which such shares are a part including the class of shares, and the designation of the series, if any, which have been issued, transferred, pledged or released from a pledge, as the case may be; (c) the name, address, and taxpayer identification number, if any, of the person or persons to which such shares have been issued or transferred, and, in the case of registration of a pledge or a release from a pledge, of the registered owner and the registered pledgee whose interest is being granted or released, (d) any liens or restrictions of the Corporation, and any adverse claims (i) which are embodied in a restraining order, injunction, or other legal process served upon the Corporation at a time and in a manner which afforded it a reasonable opportunity to act on it in accordance with applicable law, (ii) of which the Corporation has received written notification from the registered owner or the registered pledgee at a time and in a manner which afforded it a reasonable opportunity to act on it in accordance with applicable law, (iii) to which the registration of transfer to the present registered owner was subject and so noted in a statement sent to such person under this paragraph including restrictions on transfer not imposed by the Corporation, and (iv) of which the Corporation is charged with notice from a controlling instrument which the Corporation has elected to require as assurance that a necessary endorsement or instruction is genuine and effective, to which the shares are subject or a statement that there are no such liens, restrictions, or adverse claims; and (e) the date the issuance, transfer, pledge, or release from a pledge, as the case may be, was registered. The Corporation shall maintain a printed copy of the most recent statement sent to a person with respect to uncertificated shares pursuant to this paragraph.

Within two business days after a transfer of uncertificated shares has been registered, the Corporation shall send to the former registered owner and the former registered pledgee, if any, a written notice stating (a) the number of shares and a description of the issue of which such shares are a part, including the class of shares, and the designation of the series, if any, which have been transferred; (b) the name, address and taxpayer identification number, if any; of the former registered owner and of the former registered pledgee, if any; and
(c) the date the transfer was registered.

The Corporation shall send to each registered holder and registered pledgee of uncertificated shares, no less frequently than annually, and at any time upon the written request of any such person, a dated written notice stating (a) if such notice is to the registered owner, the number of shares and a description of the issue of which such shares are a part, including the class of shares, and the designation of the series, if any, registered in the name of such registered owner on the date of the statement; (b) the name, address, and taxpayer identification number, if any, of the registered owner; (c) the name, address and taxpayer identification number, if any, of any registered pledgee and the number of shares subject to the pledge; and (d) any liens or restrictions of the Corporation and any adverse claims (i) which are embodied in a restraining order, injunction, or other legal process served upon the Corporation at a time and in a manner which afforded it a reasonable opportunity to act on it in accordance with applicable law, (ii) of which the Corporation has received written notification from the registered owner or the registered pledgee at a time and in a manner which afforded it a reasonable opportunity to act on it in accordance with applicable law, (iii) to which the registration of transfer to the present registered owner was subject and so noted in a statement sent to such person under this paragraph, including restrictions on transfer not imposed by the Corporation, and (iv) of which the Corporation is charged with notice from a controlling instrument which the Corporation has elected to require as assurance that a necessary endorsement or instruction is genuine and effective, to which the shares are subject or a statement that there are no such liens, restrictions or adverse claims.


Each notice sent pursuant to this Section 5.6 shall bear a legend reading substantially as follows: "This statement is merely a record of the rights of the addressee as of the time of its issuance. Delivery of the statement, of itself, confers no rights upon the recipient. This statement is neither a negotiable instrument nor a security."


                                   ARTICLE VI
                      INDEMNIFICATION; ADVANCE OF EXPENSES

SECTION 6.1.  RIGHT TO INDEMNIFICATION.

A. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding") by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators; PROVIDED, HOWEVER, that except as provided in Section 6.2.B. of this Article VI, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

B. Each person referred to in Section 6.1.A. of this Article VI shall be paid by the Corporation the expenses incurred in connection with any proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; PROVIDED, HOWEVER, that if the General Corporation Law of the State of Delaware requires, the advancement of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) prior to the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VI or otherwise.

C. The right to indemnification conferred in this Article VI and the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition conferred in this Article VI each shall be a contract right.

SECTION 6.2.  PROCEDURE TO OBTAIN INDEMNIFICATION.

A. To obtain indemnification under this Article VI, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 6.2.A., a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined) or (2) if no request is made by the claimant for a determination by Independent Counsel, (a) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined) or (b) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (c) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within six years prior to the date of the commencement of the action, suit, or proceeding for which indemnification is claimed a "Change of Control" as defined in the Corporation's 1997 Stock Incentive Plan, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

B. If a claim under Section 6.1 of this Article VI is not paid in full by the Corporation within 30 days after a written claim pursuant to Section 6.2.A. of this Article VI has been received by the Corporation or, in the case of a claim pursuant to Section 6.1.B., within the 20-day period provided therein, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount of the claims, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel, or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel, or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. If a determination shall have been made pursuant to Section 6.2.A. of this
Article VI that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 6.2.B. of this Article VI.

D. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 6.2.B. of this Article VI that the procedures and presumptions of this Article VI are not valid, binding, and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article VI.

SECTION 6.3.  NO DIMINUTION OF RIGHTS.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or Disinterested Directors, or otherwise. No repeal or modification of this Article VI shall in any way diminish or adversely affect the rights of any director, officer, employee, or agent of the Corporation hereunder in respect of any occurrence of matter arising prior to any such repeal or modification.

SECTION 6.4.  INSURANCE.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or any person serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 6.5 of this Article VI, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee, or agent.

SECTION 6.5.  DISCRETIONARY INDEMNIFICATION.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation and the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 6.6.  ENFORCEABILITY.

If any provision or provisions of this Article VI shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any section of this Article VI containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any section of this Article VI containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

SECTION 6.7.  CERTAIN DEFINITIONS.

For purposes of this Article VI:

(a) "Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(b) "Independent Counsel" means a law firm that is nationally recognized for its experience in matters of Delaware corporation law and shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this Article VI.

SECTION 6.8.  NOTICES.

Any notice, request, or other communication required or permitted to be given to the Corporation under this Article VI shall be in writing and either delivered in person or sent by telecopy, telex, telegram, electronic mail, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation.

                                  ARTICLE VII
                            MISCELLANEOUS PROVISIONS

SECTION 7.1.  FISCAL YEAR.

The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

SECTION 7.2.  DIVIDENDS.

The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

SECTION 7.3.  SEAL.

The corporate seal shall have inscribed thereon the words "Corporate Seal," the year of incorporation and around the margin thereof the words "UNOVA, Inc.--Delaware."

SECTION 7.4.  WAIVER OF NOTICE.

Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

SECTION 7.5.  AUDITS.

The accounts, books, and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

SECTION 7.6.  RESIGNATIONS.

Any director of any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the President, if any, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President, if any, or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

SECTION 7.7.  PROXIES.

Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the President, if any, or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.

                                  ARTICLE VIII
                                   AMENDMENTS

SECTION 8.1.  AMENDMENTS.

These By-Laws may be altered, amended, or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or these By-Laws, the affirmative vote of the holders of at least 80 percent of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal any provision of these By-Laws.

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                                     [LOGO]

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                DESCRIPTION                                                PAGE
---------  --------------------------------------------------------------------------------------------------  ---------
 2         Form of Distribution and Indemnity Agreement......................................................

 3A        Certificate of Incorporation of UNOVA, Inc. (attached to Information
           Statement as Annex C)

 3B        By-laws of UNOVA, Inc. (attached to Information Statement as
           Annex D)

 3C        Rights Agreement dated as of September 24, 1997 between UNOVA, Inc. and The Chase Manhattan Bank, as Rights Agent...................................................................................

10A Form of 1997 Stock Incentive Plan (attached to Information Statement as Annex B)

10B*       Form of Tax Sharing Agreement.....................................................................

10C        Form of Distribution and Indemnity Agreement (filed as Exhibit 2)

10D        Form of Benefits Agreement........................................................................

10E*       Form of Intellectual Property Agreement...........................................................

10F*       Form of Change of Control Employment Agreement with certain executive officers of UNOVA, Inc. ................................................................

10G        Form of Director Stock Option and Fee Plan (attached to Information
           Statement as Annex A)

10H*       UNOVA, Inc. Supplemental Executive Retirement Plan................................................

10I*       UNOVA, Inc. Restoration Plan......................................................................

10J*       Employment Agreement between Intermec Corporation and Michael
           Ohanian, dated May 18, 1995, as amended...........................................................

10K*       Employment Agreement between UNOVA, Inc. and Clayton A. Williams dated August, 1997...............

10L*       Supplemental Executive Retirement Agreement between UNOVA, Inc. and Alton J. Brann................

10M*       Credit Agreement dated as of September 24, 1997 among UNOVA, Inc., the banks listed therein and
           Morgan Guaranty Trust Company of New York, as Agent...............................................

21*        Subsidiaries of UNOVA, Inc. ......................................................................


------------------------

*   Previously filed.